As filed with the Securities and Exchange Commission on June 8, 2022

Registration No. 333-264619

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOGORO INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.

SongShan District, Taipei City 105

Taiwan

+886 3 273 0900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor,

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark B. Baudler

Steven V. Bernard

Rachel Nagashima

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

(415) 947-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of Securities Act.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

EXPLANATORY NOTE

Pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of September 16, 2021, by and among Gogoro Inc. (“Gogoro” or the “Company”), Poema Global Holdings Corp. (“Poema Global”), Starship Merger Sub I Limited, a wholly-owned subsidiary of Gogoro (“Merger Sub”), and Starship Merger Sub II Limited, a wholly-owned subsidiary of Gogoro (“Merger Sub II”). Pursuant to the Merger Agreement, (a) Merger Sub merged with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of Gogoro (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro (collectively, the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly-owned subsidiary of Gogoro, with the shareholders of Poema Global becoming shareholders of Gogoro. The Business Combination closed on April 4, 2022 (the “Closing Date”).

Subject to the terms and conditions of the Merger Agreement, immediately prior to the closing of the Business Combination (the “Closing”) and prior to the consummation of any of the transactions contemplated by the Subscription Agreements (as defined below), Gogoro effected a share subdivision of each of its outstanding ordinary shares, par value $0.0001 per share (“Ordinary Shares”) into such number of Ordinary Shares as calculated in accordance with the terms of the Merger Agreement to cause the value of the Ordinary Shares to equal $10.00 per share after giving effect to such share subdivision.

In connection with the Closing, (i) each outstanding unit of Poema Global was separated into one Poema Global Class A ordinary share and one half of one warrant to purchase Poema Global Class A ordinary shares, (ii) each holder of Poema Global Class A ordinary shares and Poema Global Class B ordinary shares received Ordinary Shares on a one-for-one basis, and (iii) each outstanding warrant to purchase Poema Class A ordinary shares were exchanged for a warrant to purchase Ordinary Shares. No fractional warrants were issued in connection with the Closing.

In connection with the Business Combination, a number of investors (the “PIPE Investors”) purchased from the Company an aggregate of 29,482,000 newly-issued shares of Ordinary Shares (the “PIPE Investment”), for a purchase price of $10.00 per share and an aggregate purchase price of $294,820,000 (the “PIPE Shares”), each pursuant to a separate subscription agreement (each, a “Subscription Agreement”), entered into on September 16, 2021, January 18, 2022 and March 21, 2022. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the PIPE Investors with respect to their PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing. In addition, on April 4, 2022, the Company entered into Registration Rights Agreements with directors, officers and certain shareholders of the Company prior to the Closing Date (“Legacy Gogoro”), providing for certain registration rights to those parties.

The information contained in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission with respect to such securities has been declared effective. This prospectus is not an offer to sell these securities and no offers to buy these securities are being solicited in any jurisdiction where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2022

PRELIMINARY PROSPECTUS

UP TO 199,825,500 ORDINARY SHARES

OF

GOGORO INC.

This prospectus relates to the offer and sale by us of (i) 17,250,000 ordinary shares, par value $0.0001 per share (“Ordinary “Shares”) of Gogoro Inc. (the “Company) issuable upon the exercise of 17,250,000 redeemable warrants to purchase Ordinary Shares, which were originally issued in the initial public offering of Poema Global at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share of Poema Global and one-half of one warrant of Poema Global and are exercisable at a price of $11.50 per share (the “Public Warrants”), and (ii) 9,400,00 Ordinary Shares issuable upon the exercise of 9,400,000 private placement warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) held by certain affiliates of Poema Global Partners LLC (the “Sponsor”), which were purchased at a price of $1.00 per warrant in a private placement to the Sponsor and are exercisable at a price of $11.50 per share.

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 29,482,000 Ordinary Shares (the “PIPE Shares”) purchased by certain investors (the “PIPE Investors”) on April 4, 2022 (the “Closing Date”) pursuant to separate subscription agreements dated September 16, 2021, January 18, 2022 and March 21, 2022 (the “PIPE Subscription Agreement”) at a price of $10.00 per Ordinary Share, (ii) 125,668,500 Ordinary Shares beneficially owned by certain shareholders of the Company prior to the Closing Date (“Legacy Gogoro,” and such Ordinary Shares, the “Legacy Gogoro Shares”) (inclusive of up to 7,075,741 Ordinary Shares issuable to such shareholders pursuant to the earnout provisions of the Merger Agreement (as described herein) which were either purchased by investors (the “Private Investors”) in connection with arms-length private financings at prices of $1.00 to $3.50 per share or approximately $1.14 to approximately $4.00 per share (after accounting for the Subdivision Factor) or granted pursuant to pre-Business Combination incentive equity grants in the form of restricted stock units or options which were exercised by the recipients of such grants (the “Equity Grant Recipients”) at $0.0001 per share or $0.0001 per share (after accounting for the Subdivision Factor), (iii) 8,625,000 Ordinary Shares issued to certain affiliates of the Sponsor (the “Sponsor Shares,” and together with the Legacy Gogoro Shares, the “Affiliated Shares”) (which were purchased by the Sponsor for $25,000 or approximately $0.003 per share) and (iv) 9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrant. The Ordinary Shares offered by the Selling Securityholders are identified in this prospectus as the Registered Shares (the “Registered Shares”). The Selling Securityholders may, or may not, elect to sell Registered Shares as and to the extent that they may individually determine. See the section entitled “Plan of Distribution.”

We will not receive any proceeds from any sale of Registered Shares by Selling Securityholders under this prospectus. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. The exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on the Nasdaq on June 6, 2022 was $5.56 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Prior to the extraordinary general meeting of Poema Global in connection with the Business Combination, holders of 29,506,265 Poema Global’s Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.006 per share, for an aggregate redemption amount of $295,230,432.36, representing approximately 86% of the total Poema Global Class A Shares then outstanding. The Selling Securityholders can sell, under this prospectus, up to 173,175,500 Ordinary Shares constituting (on a post-exercise basis) approximately 63.9% of our issued and outstanding Ordinary Shares as of April 4, 2022 (assuming the exercise of all of our outstanding Warrants). Additionally, if all the Warrants are exercised, the Selling Securityholders would own an additional 26,650,000 Ordinary Shares, representing an additional 9.8% of the total outstanding Ordinary Shares. Sales of a substantial number of Ordinary Shares in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the lower price that they purchased their Ordinary Shares compared to other public investors and be incentivized to sell its securities when others are not. Based on the closing price of our Ordinary Shares on June 6, 2022, (a) the Sponsor may experience potential profit of up to $5.56 per share; (b) the Private Investors may experience potential profit (loss) of between $1.56 to $4.42 per share; and (c) the Equity Grant Recipients may experience a potential profit of $5.56 per share. The PIPE investors may experience potential profit if the price of the Company’s Ordinary Shares exceeds $10.00 per Ordinary Share and the holders of Warrants may experience potential profit if the price of the Company’s Ordinary Shares exceeds $12.50 per Ordinary Share.

Of the 173,175,500 Ordinary Shares that may be offered or sold by the Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up restrictions with respect to 134,717,116 of those shares, pursuant to our agreements further described in item 7B. of our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, which Item 7B. is herein incorporated by reference.

Our Ordinary Shares and Public Warrants are currently traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “GGR” and “GGROW,” respectively. Our Ordinary Shares and Public Warrants began trading on the Nasdaq on April 5, 2022.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Ordinary Shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 11 of this prospectus.

The date of this prospectus is                 , 2022.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We are not offering any Ordinary Shares for sale under this prospectus and will not receive any proceeds from the sale of Registered Shares by such Selling Securityholders under this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making an offer to sell Ordinary Shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Ordinary Shares.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

For investors outside the United States: Neither we nor the Selling Securityholders have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Ordinary Shares and the distribution of this prospectus outside the United States.

We are a company incorporated under the laws of the Cayman Islands, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Gogoro,” the “Company,” “we,” “us” and “our” refer to Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries. All references in this prospectus to “Poema Global” refer to Poema Global Holdings Corp.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us, and other industry publications, surveys and forecasts. We have not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Operating and Financial Review and Prospects” in this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Board”	means the board of directors of Gogoro.

“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.

“Earnout Shares”	means, pursuant to the Merger Agreement, up to 12,000,000 Ordinary Shares issuable by Gogoro upon the satisfaction of certain conditions. See “Summary—Recent Developments—Business Combination with Poema Global and Related Transactions—Earnout Shares” for additional details.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“First Effective Time”	means the effective time of the First Merger.

“First Merger”	means the merger of Merger Sub with and into Poema Global, following which the separate corporate existence of Merger Sub shall cease and Poema Global shall continue as the Surviving Entity and as a wholly-owned subsidiary of Gogoro.

“GAAP”	means accounting principles generally accepted in the United States of America.

“Gogoro”	means Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries.

“GoStation”	means Gogoro Battery Swapping Stations.

“ICE”	means internal combustion engine.

“Merger Agreement”	means the Agreement and Plan of Merger, dated as of September 16, 2021, by and among Poema Global, Gogoro, Merger Sub and Merger Sub II.

“Merger Sub”	means Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro.

“Merger Sub II”	means Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro.

“OEM”	means original equipment manufacturer.

“Operating Subsidiaries”	means, collectively, the operating subsidiaries of Gogoro Inc., a Cayman Islands exempted holding company, which include Gogoro Taiwan Limited, Gogoro Taiwan Sales and Services Limited, Gogoro Network, Taiwan Branch, Gogoro Network Pte. Ltd., and GoShare Taiwan Limited.

“Ordinary Share”	means the ordinary share of Gogoro, par value $0.0001 per share, that are traded on Nasdaq under the ticker symbol “GGR.”

“PBGN”	means Powered by Gogoro Network.

“PCAOB”	means the Public Company Accounting Oversight Board.

“PIPE Investment”	means the commitment by the PIPE Investors to purchase the PIPE Shares.

“PIPE Investors”	means certain accredited investors that entered into the Subscription Agreements.

“PIPE Shares”	means an aggregate of 29,482,000 Ordinary Shares to be purchased by the PIPE Investors pursuant to the Subscription Agreements at a price per share of $10.00.

“Poema Global”	means Poema Global Holdings Corp., a blank check Cayman Islands exempted company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.

“Poema Global Class A Share”	means a Class A ordinary share of Poema Global, par value $0.0001 per share, which were sold as part of the Units in the Poema Global IPO for $10.00 per Unit.

“Poema Global Class B Share”	means a Class B ordinary share of Poema Global, par value $0.0001 per share, which were initially issued to the Sponsor in a private placement prior to the Poema Global IPO for approximately $0.003 per share. Subsequently, these shares were transferred to affiliates of the Sponsor.

“Poema Global IPO”	means the initial public offering of Poema Global, which was consummated on January 8, 2021.

“Private Placement Warrants”	means the warrants sold to Sponsor for $1.00 per warrant in the private placement consummated concurrently with the Poema Global IPO, each entitling its holder to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“Public Warrants”	means the redeemable warrants, each entitling its holder to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, that are traded on the Nasdaq under the ticker symbol “GGROW.” The Public Warrants were originally sold in the initial public offering of Poema Global as part of the units at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share of Poema Global and one-half of one warrant of Poema Global.

“Second Effective Time”	means the effective time of the Second Merger.

“Second Merger”	means the merger of Poema Global with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of Gogoro.

“Second Plan of Merger”	means the plan of merger for the Second Merger.

“Securities Act”	means the Securities Act of 1933, as amended.

v

“Sponsor”	means Poema Global Partners LLC.

“Sponsor Earn-in Shares”	means 6,393,750 of the Ordinary Shares held by the Sponsor immediately after the First Effective Time that shall become unvested and subject to forfeiture immediately after the First Effective Time.

“Share Subdivision”	means a share subdivision of each Ordinary Share into such number of Ordinary Shares calculated in accordance with the terms of the Merger Agreement, such that each Ordinary Share will have a value of $10.00 per share after giving effect to such share subdivision. Unless otherwise indicated, this prospectus does not reflect the Share Subdivision.

“Subdivision Factor”	means a number resulting from dividing (i) $2,011,251,500 (being the value of Gogoro as adjusted by its cash and indebtedness as of June 30, 2021) by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.

“Subscription Agreements”	means the subscription agreements entered into by the PIPE Investors on September 16, 2021, January 18, 2022 and March 21, 2022.

“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents.

“Units”	means the units issued in the Poema Global IPO, each consists of one Poema Global Class A Share and one-half of one warrant to purchase one Poema Global Class A Share.

“Warrants”	means the Public Warrants and the Private Placement Warrants.

SUMMARY

This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus before making an investment in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Operating and Financial Review and Prospects” included elsewhere in this prospectus. For additional information, see “Where You Can Find More Information” in this prospectus

Overview

We are an innovation company with a mission to accelerate the shift to sustainable urban life by eliminating the barriers to electric fuel adoption to bring smart and swappable electric power within reach of every urban rider in the world. Nowadays, we are enabling end customers on our network to refuel their ePTWs in seconds at our over 2,200 battery swapping locations in Taiwan. In Taiwan, our network has delivered over 277 million battery swaps as of March 31, 2022 and manages over 350,000 swaps a day as of March 31, 2022. Our systems have been refined and proven with over 5.0 billion kilometers ridden by over 467,000 subscribers as of March 31, 2022.

Our battery swapping technology compromises an interoperable platform that seamlessly integrates a comprehensive ecosystem of hardware, software, and services, which consists of Gogoro Smart Batteries, GoStations, Gogoro Network Software & Battery Management Systems, Smartscooter and related components and kits.

When we began the development of our first-of-their-kind Smart Batteries and Smartscooters in Taiwan, there were no suitable manufacturing technologies or supplier solutions available. So we built our first Smart Factory, invented our own vertically integrated systems, and helped accelerate the technology shift within our supply chain. We have invested in our proprietary production methods and developed best practices combining advancements from premium automotive, consumer electronics, material science, and software. The innovation we have developed in the process has provided us a strong competitive advantage by allowing us to deliver technically advanced ePTWs while keeping our costs low.

Gogoro Network battery swapping service for ongoing access to battery swapping at a set monthly or per-swap fee based on the energy consumed. Our business model has demonstrated ~100% attach rates for Gogoro Network subscription revenue for every annual cohort of ePTWs sold since inception in our home market of Taiwan. We believe the stickiness of Swap & Go subscription revenue accumulated over the life of every battery in the system represents compelling differentiation of our business model.

During the past decade in Taiwan, we have built our owned battery swapping network to establish the Gogoro battery swapping ecosystem and catalyze the marketplace. In just over six years, the ePTWs have grown to 10% of all PTWs” since we launched our first ePTW in 2015, where virtually 100% of all PTWs in Taiwan were ICE PTWs at that time. As of December 31, 2021, approximately 97% of electric two-wheelers sales have been delivered from Gogoro and our PBGN OEM partners. As we continue to expand and add additional OEM partners beyond Taiwan, we’ll rely significantly on our strong and strategic OEM partnership with their global footprint, manufacturing agility, supply chain, and logistics capabilities, which will allow us to support our regional partners with greater speed and cost efficiency while further extending our brand’s reach. We believe that our proven battery swapping platform, enabling technologies and strong OEM partnerships will drive rapid and sustained growth opportunities into global markets in the future.

Since Gogoro’s inception in 2011, we have been engaged in developing and marketing our ePTW, battery swapping network, subscriptions, and other offerings, raising capital, and recruiting personnel. We have incurred net operating losses and net cash outflows from operations in every year since our inception. As of December 31, 2021, we had an accumulated deficit of $116.6 million. We have funded our operations primarily with proceeds from revenues generated from the sales of electric scooters and battery-swapping services, borrowings under our loan facilities, and private placements of our preferred and ordinary shares.

We are a Cayman Islands exempted holding company with operations conducted through subsidiaries. Our operations in mainland China are limited to the following:

(i)	Our Taiwanese subsidiary sells products in mainland China;

(ii)

in November 2020, Gogoro Network Pte. Ltd. which is incorporated in Singapore, entered into a Capital Increase Agreement with Yadea and DCJ, which is governed by PRC law. Among other things, the Capital Increase Agreement provides that Gogoro will sell battery packs and battery swapping stations to a joint venture (which Gogoro has not invested any funds in) and we will receive a licensing fee for use of our SaaS platform. We do not hold any equity interest in Yadea or DCJ or any other entity incorporated in the PRC;

(iii)

Our Taiwan subsidiaries have entered into a service agreement with the joint venture mentioned in (ii) above under which our Taiwan subsidiaries provide consulting services to the joint venture in exchange for a consulting fee; and

(iv)	Gogoro Network Pte. Ltd. receives a licensing fee associated with its SaaS platform from the joint venture mentioned in (ii) above.

In addition, we currently have two subsidiaries in the PRC that are inactive. Although we sell its products in mainland China, we believe that it is currently not required to obtain any permission or approval from the China Securities Regulatory Commission (“CSRC”), the Cyberspace Administration of China (“CAC”) or any other PRC governmental authority to operate its business or to list its securities on a U.S. securities exchange or issue securities to foreign investors other than standard company registration with the competent State Administration for Market Regulation and other business items that require governmental approval, such as construction permit and Internet Content Provider (“ICP”) approval and Gogoro has not been denied approval for any of its subsidiaries operations from any government entities.

Additionally, we are not currently aware of any requirement to obtain approvals to offer securities to foreign investors by authorities of other countries. However, there is no guarantee that this will continue to be the case in the future in relation to the listing or continued listing of our securities on a U.S. securities exchange, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded.

Recent Developments

Business Combination with Poema Global and Related Transactions

On April 4, 2022 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) with Poema Global, pursuant to that certain Agreement and Plan of Merger, dated as of September 16, 2021 (as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of March 21, 2022, the “Merger Agreement”), Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub”) and Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub II”). On the Closing Date, pursuant to the Merger Agreement, (i) Merger Sub merged with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of Gogoro, and (ii) Poema Global merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro.

Additionally, on the Closing Date, certain investors (“PIPE Investors”) completed the subscription of 29,482,000 Ordinary Shares at $10.00 per share for an aggregate subscription price of $294,820,000, pursuant to a series of subscription agreements (the “Subscription Agreements”) previously entered into among the PIPE Investors, Poema Global and Gogoro.

Prior to the Closing Date, the interim amended and restated memorandum and articles of association of Gogoro was adopted and became effective. On the Closing Date, immediately prior to the effective time of the First Merger (the “First Effective Time”) and prior to the consummation of any of the transactions contemplated by the Subscription Agreements, (i) Gogoro repurchased each series C preferred share of Gogoro (“Gogoro Series C Preferred Shares”), that was issued and outstanding immediately prior to the First Effective Time, for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares. Immediately upon receipt of such cash consideration, each holder of a Gogoro Series C Preferred Share applied such amount to the subscription for one Ordinary Share; (ii) the amended and restated memorandum and articles of association of Gogoro was adopted and became effective; and (iii) each Ordinary Share that was issued and outstanding immediately prior to the First Effective Time was subdivided into 0.8752888353 Ordinary Shares, such that each Ordinary Share shall have a value of $10.00 per share after giving effect to such share subdivision (the “Share Subdivision”). Actions set forth in paragraphs (i) through (iii) above are collectively referred to as the “Recapitalization.” Immediately following the Share Subdivision but prior to the consummation of any of the transactions contemplated by the Subscription Agreements or any transactions described in the following two paragraphs, there were 201,125,149 Ordinary Shares issued and outstanding.

In connection with the closing of the Business Combination, each Class B ordinary share of Poema Global, par value $0.0001 per share (“Poema Global Class B Shares”) was automatically converted into one Class A ordinary share of Poema Global, par value $0.0001 per share (“Poema Global Class A Shares”, such automatic conversion, the “Poema Global Class B Conversion”). Each issued and outstanding unit (“Unit”), consisting of one Poema Global Class A Share and one-half of one warrant of Poema Global sold to the public (the “Public Warrant”), was automatically separated the holder thereof was deemed to hold one Poema Global Class A Share and one-half of one Public Warrant (the “Unit Separation”). No fractional Public Warrants was issued in connection with such separation such that if a holder of such Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation was rounded down to the nearest whole number of Public Warrants and no cash was paid in lieu of such fractional Public Warrants. After giving effect to the Poema Global Class B Conversion and the Unit Separation, each issued and outstanding Poema Global Class A Share (including in connection with the Poema Global Class B Conversion and the Unit Separation) was no longer outstanding and was automatically converted into the right of the holder thereof to receive one Ordinary Share (after giving effect to the Recapitalization). Each Public Warrant (including in connection with the Unit Separation) and each issued and outstanding warrant of Poema Global sold to Poema Global Partners LLC, a Cayman Islands limited liability company (the “Poema Global Sponsor”), in a private placement in connection with Poema Global’s initial public offering (the “Private Placement Warrants”) was automatically and irrevocably be assumed by Gogoro and converted into a Warrant.

On the Closing Date, Gogoro issued (i) 13,618,735 Ordinary Shares to holders of Class A ordinary shares of Poema Global, including 8,625,000 Ordinary Shares issued to holders of Class B ordinary shares of Poema Global, including the Poema Global Sponsor, 6,393,750 of such shares shall become unvested shares and subject to surrender and forfeiture at Closing (the “Sponsor Earn-In Shares”), until milestones based on the achievement of certain price targets of Ordinary Shares following the Closing Date are met; (iii) 26,650,000 Warrants to holders of Public Warrants and Private Placement Warrants; (iv) 201,125,149 Ordinary Shares to existing shareholders of Gogoro; and (v) 29,482,000 Ordinary Shares to the PIPE Investors.

Earnout Shares

Pursuant to the terms of the Merger Agreement, we may issue up to 12,000,000 Ordinary Shares to persons who are Gogoro shareholders immediately prior to the First Effective Time, but after the Recapitalization. We refer to these shares as the “Earnout Shares” and the Gogoro shareholders who are eligible to receive such shares as the “Earnout Participants”). We refer to the period from and after the Closing Date until the sixth anniversary of the Closing Date as the “Earnout Period.” Subject to the terms and conditions contemplated by the Merger Agreement, one-third of the Earnout Shares are issuable if over any twenty trading days within any thirty trading day period during the Earnout Period the volume-weighted average price of the Ordinary Shares is greater than or equal to $15.00, $17.50 and $20.00, respectively, each of which we refer to as an “Earnout Event.” Any fractional shares will be rounded down to the nearest whole number and payment for such fraction will be made in cash in lieu of any such fractional share based on a value equal to the applicable target price. Each Earnout Participant will receive Earnout Shares, if any, in accordance with its “Pro Rata Portion,” which is equal to a number of Ordinary Shares equal to the quotient obtained by dividing (i) the aggregate number of Ordinary Shares held by such Earnout Participant following the Recapitalization and immediately prior to the First Effective Time by (ii) the aggregate number of Ordinary Shares held by all Earnout Participants following the Recapitalization and immediately prior to the First Effective Time.

Corporate Information

Gogoro was incorporated as an exempted company in accordance with the laws and regulations of the Cayman Islands on April 27, 2011. The mailing address of Gogoro’s principal executive office is 11F, Building C, No. 225, Section 2, Chang’an E. Rd., SongShan District, Taipei City 105, Taiwan, and its telephone number is +886 3 273 0900.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of the closing of the Business Combination.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “Operating and Financial Review and Prospects” in this prospectus; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Foreign Private Issuer

Gogoro is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Gogoro is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq Stock Market LLC (“Nasdaq”) applicable to U.S. domestic companies. For example, Gogoro is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. While Gogoro does not currently intend to follow home country practice in lieu of the above requirements, Gogoro could decide in the future to follow home country practice and its Board of Directors could make such a decision to depart from such requirements by ordinary resolution. As a result, Gogoro’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, Gogoro is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

THE REGISTERED SHARES

Nasdaq Symbol for our Ordinary Shares	“GGR”

Issuance of Ordinary Shares

Ordinary Shares outstanding prior to exercise of all Warrants	244,225,884 shares

Ordinary Shares to be issued upon exercise of all Warrants	26,650,000 shares

Exercise Price of the Warrants	$11.50 per share, subject to adjustment as described herein

Use of Proceeds	We will receive up to an aggregate of approximately $306,475,000 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on the Nasdaq on June 6, 2022 was $5.56 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Resale of Ordinary Shares

Registered Shares being registered on behalf of the Selling Securityholders (representing PIPE Shares, Affiliate Shares and Ordinary Shares issuable pursuant to the exercise of the Private Placement Warrants)

173,175,500 shares.

Offering price	The Ordinary Shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution”.

Use of proceeds	We will not receive any proceeds from the sale by the Selling Securityholders of Registered Shares under this prospectus.

Dividend Policy	We have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Unless otherwise stated in this prospectus, the number of our Ordinary Shares set forth herein is as of April 4, 2022 and is based on 244,225,884 Ordinary Shares issued and outstanding. Such shares that are issued and outstanding on such date includes 6,393,750 Sponsor Earn-in Shares, but excludes:

•	12,000,000 Earnout Shares;

•	26,650,000 Warrants to purchase Ordinary Shares;

•	40,467,241 Ordinary Shares available for issuance under the 2022 Equity Incentive Plan;

•	17,250,00 Ordinary Shares issuable upon the exercise of the Public Warrants to purchase Ordinary Shares outstanding as of April 4, 2022, with an exercise price of $11.50 per share; and

•	9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants to purchase Ordinary Shares outstanding as of April 4, 2022, with an exercise price of $11.50 per share.

Regulatory Matters

PRC Approvals

Currently, Gogoro is not required to obtain pre-approval or fulfill any filing and reporting obligations from or to Chinese authorities, including the CSRC or the CAC, to issue securities to foreign investors. However, as there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, there can be no assurance that Gogoro’s PRC subsidiaries will not be subject to such requirements, approvals or permissions in the future.

Although Gogoro’s PRC subsidiaries are currently inactive, in order to operate Gogoro’s business activities in mainland China, each of Gogoro’s PRC subsidiaries is required to obtain a business license from the State Administration for Market Regulation (the “SAMR”). Each of Gogoro’s PRC subsidiaries has obtained a valid business license from the SAMR, and no application for any such license has been denied. Further, to operate Gogoro’s business activities in mainland China, Gogoro’s relevant PRC subsidiaries are also required to obtain other permits from the PRC government, including certificates and other qualifications for customs, inspection and quarantine declarations. Gogoro’s PRC subsidiaries have obtained the foregoing permits applicable to them and no application for such permits has been denied.

Proposed PRC Cybersecurity Measures

As of the date of this prospectus, since Gogoro’s PRC subsidiaries are inactive, Gogoro has not been informed by any relevant Chinese government authorities that Gogoro’s PRC subsidiaries are identified as or considered a “network platform operator” or “data processing operator,” nor has Gogoro received any inquiry, notice, warning, sanction in such respect or any regulatory objections to the Business Combination. However, on December 28, 2021, the CAC published the amendment to the Cybersecurity Review Measures (“Measures”), which is to replace the current Cybersecurity Review Measures after it becomes effective on February 15, 2022. On November 14, 2021, the CAC released a draft of the Administrative Regulations on Network Data Security (“Draft Regulations”) for public consultation. The Measures stipulate that, among other items, if an issuer is classified as a “network platform operator” and such issuer possesses personal information of more than one million users and intends to be listed on a securities exchange in a foreign country, it must complete a cybersecurity review. Alternatively, relevant governmental authorities in the PRC may initiate a cybersecurity review if such governmental authorities determine an operator’s cyber products or services, data processing or potential listing in a foreign country affect or may affect national security. The Draft Regulations also stipulate that, among other items, for any listing to be done on a security exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. The Draft Regulations were released for public comment only, and the draft provisions and anticipated adoption or effective date are subject to changes and thus its interpretation and implementation remain substantially uncertain. Gogoro cannot predict the impact of the Draft Regulations, if any, on the operations of Gogoro at this stage.

“Data processing operators” is defined under the Draft Regulations as “any individual or organization that autonomously determines the purpose and manner of the processing of network data” and “network platform operators” is not defined under the Measures. While the exact scope of “network platform operators” and “data processing operators” remains unclear, the Chinese government authorities may have wide discretion in the interpretation and enforcement of these laws. Currently, the Measures and the Draft Regulations have not materially affected Gogoro’s PRC business and operations and Gogoro does not believe its business activities affect or may be interpreted to affect PRC’s national security. In anticipation of the strengthened implementation of cybersecurity laws and regulations, there can be no assurance that Gogoro’s PRC subsidiaries will not be deemed as a network platform operator or data processing operator under the Chinese cybersecurity laws and regulations in the future, or that the Measures or the Draft Regulations will not be further amended or other laws or regulations will not be promulgated to subject Gogoro to the cybersecurity review or other compliance requirements. In such case, Gogoro may face challenges in addressing such enhanced regulatory requirements. For additional information, see “Risk Factors — Risks related to Gogoro’s Business — Gogoro’s failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against Gogoro, and adversely impact Gogoro’s operating results,” and “Risk Factors — Risks Related to Conducting Operations in the PRC — Compliance with the PRC new Data Security Law, Cybersecurity Review Measures, Administrative Regulations on Network Data Security (draft for public consultation), Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect Gogoro’s business.”

Summary Risk Factors

The below summary risks provide an overview of the material risks we are exposed to in the normal course of our business activities. The below summary risks do not contain all of the information that may be important to you, and you should read the summary risks below together with the more detailed discussion of risks set forth following this section under the heading “Risk Factors,” as well as elsewhere in this prospectus. The summary risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem less significant may also affect our business operations or financial results. Consistent with the foregoing, we are exposed to a variety of risks, including those associated with the following:

•	We are an early-stage company with a history of operating losses and expect to incur significant expenses and continuing losses at least for the near and medium term.

•

Our expectations for future operating and financial results are subject to significant uncertainty and are based on assumptions, analyzes and internal estimates developed by management, any or all of which may not prove to be correct or accurate. If these assumptions, analyzes or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially and adversely from our anticipated results.

•	If we fail to execute our growth strategy or manage growth effectively, our business, financial condition and results of operations would be adversely affected.

•	Our financial results may vary significantly from period to period due to fluctuations in its operating costs or expenses and other foreseeable or unforeseeable factors.

•	We may experience delays in launching and ramping the production of our products and features, or we may be unable to control our manufacturing costs.

•	Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solutions.

•	If we fail to expand effectively into new markets, including India, mainland China, Indonesia and Israel, our revenues and business may be negatively affected.

•

We may attempt to enter into strategic collaborations or alliances, including forming joint ventures, in locations such as India, the PRC, Indonesia and Israel and if we are unsuccessful in such acquisitions or strategic collaborations or alliances, we may fail to realize expected benefits from such transactions or such transactions could harm our existing business.

•	Our success depends on its ability to develop and maintain relationships with our partners, including our OEM partners.

•

Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties.

•	We may need to raise additional funds and these funds may not be available when needed or may be available only on unfavorable terms.

•	We face strong competition for our products and services from a growing list of established and new competitors.

•	Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for our products and services.

•	Our growth and success are highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs and PTWs.

•

The EV and PTW markets are characterized by rapid technological change, which requires us to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of our products and our financial results.

•	Our business may be adversely affected if we are unable to protect our technology and intellectual property from unauthorized use by third parties.

•

Although the audit report incorporated by reference in this prospectus is issued by auditors who are currently inspected fully by the PCAOB, there is no guarantee that future audit reports will be issued by auditors that are completely inspected by the PCAOB.

•	Our business may be adversely affected by the changes of governmental policy and subsidy program in Taiwan electric scooters market.

•	Our Taiwan subsidiaries bear product liabilities for damages caused by our products under Taiwan regulations on consumer protection.

•	A downturn in mainland China or global economy, and economic and political policies of the PRC could materially and adversely affect our business operations in mainland China.

•

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

•	Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to us and our security holders.

•

Our business, financial condition and results of operations, and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the PRC government intervenes in or influences our operations.

•

Our operations may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection and we may have to spend additional resources and incur additional time delays to complete any such business combination or be prevented from pursuing certain investment opportunities.

•	Sales of a substantial number of Gogoro Ordinary Shares and Public Warrants in the public market could cause the market price of Gogoro Ordinary Shares and Public Warrants to fall.

•

The sale of all of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Ordinary Shares issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market price of our securities to decline significantly.

•

Warrants to purchase Ordinary Shares will become exercisable upon the effectiveness of this registration statement, which could increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

RISK FACTORS

We operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond our control. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before purchasing our Ordinary Shares. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us.

Risks Related to Our Business

We are an early-stage company with a history of operating losses and expect to incur significant expenses and continuing losses at least for the near and medium term.

We have a history of operating losses and negative operating cash flows. We incurred a net loss of $21.7 million for the quarter ended March 31, 2022 and $67.3 million, $49.3 million and $13.1 million for the year ended December 31, 2021, 2020 and 2019, respectively, and, as of December 31, 2021, our accumulated deficits was approximately $116.6 million. We believe we will continue to incur operating and net losses each quarter in the foreseeable future. Even if we achieve profitability, there can be no assurance that we will be able to maintain profitability in the future. Our potential profitability is particularly dependent upon the continued adoption of electric vehicles (“EVs”) and PTWs by consumers and other electric transportation modalities, continued support from regulatory programs and in each case, the use of our chargers, any of which may not occur at the levels we currently anticipate or at all. We may need to raise additional financing through loans, securities offerings, or additional investments in order to fund our ongoing operations. There is no assurance that we will be able to obtain such additional financing or that we will be able to obtain such additional financing on favorable terms. Our forecasts and projections are based upon assumptions, analyses and internal estimates developed by management. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially and adversely from those forecasted or projected.

Our expectations for future operating and financial results are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially and adversely from our anticipated results.

Our expectations for our future operating and financial results depend on the successful implementation of our proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond our control, for example, the competitive environment, our executive team, rapid technological change, economic and other conditions in the markets in which we operate or seek to enter, governmental regulation and, uncertainties inherent in product development and testing, our future financing needs and our ability to grow and to manage growth effectively, and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Information” in this prospectus. In particular, our forecasts and projections include forecasts and estimates relating to the expected size and growth of the markets in which we operate or seek to enter. Our forecasts and projections also assume that we are able to perform our obligations under our commercial contracts. For the reasons described above, it is likely that our actual results of operations will be different from our expectations and we may be required to make adjustments in our business operations that may have a material adverse effect on our financial condition and results of operations.

If we fail to execute growth strategy or manage growth effectively, our business, financial condition and results of operations would be adversely affected.

The expected continued growth and expansion of our business and execution of our growth strategy may place a significant strain on management, business operations, financial condition and infrastructure and corporate culture. With continued growth, our information technology systems and our internal control over financial reporting and procedures may not be adequate to support our operations and may allow data security incidents that may interrupt business operations and allow third parties to obtain unauthorized access to business information or misappropriate funds. We may also face risks to the extent such third parties infiltrate the information technology infrastructure of our contractors.

To manage growth in operations and personnel and execute our growth strategy, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. In addition, we may face difficulties as we expand our operations into new markets in which we have limited or no prior experience. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business performance and operating results. Our strategy is based on a combination of growth and maintenance of strong performance on our existing asset base, and any inability to scale, maintain customer experience or manage operations at our battery swapping stations may impact our growth trajectory.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs or expenses and other foreseeable or unforeseeable factors.

We expect our period-to-period financial results to vary based on our operating costs, which we anticipate will fluctuate as a result of inflation and since the pace at which we design, develop and manufacture products and expand our manufacturing facilities may not be consistent or linear between periods. Additionally, our revenues from period to period may fluctuate as we introduce existing products to new markets for the first time and as we develop and introduce new products. For example, as a result of COVID-19, our revenues decreased by 16% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 because Taiwan experienced a COVID-19 related lock-down in the second quarter of 2021. In addition, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, COVID-19 negatively impacted our battery-swapping energy services since riders reduced the commute and travel distance. Riding mileage on average dropped by 17% in June of 2021, compared to January to May of 2021 before the infection spiked. Sales volume of electric scooters has recovered gradually as a result of the COVID-19 pandemic easing in the second half of 2021. Average riding mileage increased 27% in December 2021, compared to June through August 2021 when the infection rate spiked in Taiwan. As a result, our revenues slightly increased by 1% for the year ended December 31, 2021 compared to the year ended December 31, 2020. We expect that the battery-swapping energy services will recover as the COVID-19 restrictions ease and the long-term impact on the subscription-based battery-swapping energy services should be minor. For the year ended December 31, 2021 compared to the year ended December 31, 2020, there were also decreases in sales and marketing expenses due to the postponement of marketing activities because of COVID-19.

We may experience delays in launching and ramping the production of our products and features, or we may be unable to control our manufacturing costs.

We have previously experienced and may in the future experience launch and production ramp delays for new products and features. In addition, we may introduce in the future new or unique manufacturing processes and design features for our products. There is no guarantee that we will be able to successfully and timely introduce and scale such processes or features.

In particular, our future business depends in large part on increasing the production of mass-market PTWs. We have relatively limited experience to date in manufacturing PTWs at high volumes and even less experience building and ramping production lines across multiple factories in different geographies. In order to be successful, we will need to implement, maintain and ramp efficient and cost-effective manufacturing capabilities, processes and supply chains and achieve necessary design tolerances, quality and output rates. We have planned to expand our production capacity in mainland China and India through collaborations with local business partners. Bottlenecks and other unexpected challenges such as those we experienced in the past may arise during our production ramps, and we must address them promptly while continuing to improve manufacturing processes and reducing costs. If we are not successful in achieving these goals, we could face delays in establishing and/or sustaining our PTW ramps or be unable to meet our related cost and profitability targets.

Any delay or other complication in ramping the production of our current products or the development, manufacture, launch and production ramp of our future products, features and services, or in doing so cost-effectively and with high quality, may harm our brand, business, prospects, financial condition and results of operations.

Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solutions.

Our ability to grow our customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities. We rely on our business development, sales and marketing teams to obtain new original equipment manufacturer (“OEM”) and grow our retail business, and on the technology, site development, and project management personnel to build out and serve new battery swapping stations. We plan to continue to expand in these functional areas but we may not be able to recruit and hire a sufficient number of competent personnel with requisite skills, technical expertise and experience, which may adversely affect our ability to expand our sales capabilities. The hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and we may be unable to hire or retain sufficient numbers of qualified individuals. Our ability to achieve significant revenue growth in the future will depend, in large part, on our success in recruiting, training, incentivizing and retaining a sufficient number of qualified personnel attaining desired productivity levels within a reasonable time. Our business will be harmed if investment in personnel related to business development and related company activities does not generate a significant increase in revenue.

We rely on a limited number of vendors, suppliers and manufacturers. A loss of any of these partners could negatively affect our business, or they may fail to deliver components according to schedules, prices, quality and volumes that are acceptable to us, or we may be unable to manage these components effectively.

We rely on a limited number of vendors and suppliers for design, testing and manufacturing of charging equipment which at this stage of the industry is unique to each supplier and thus singularly sourced with respect to components as well as aftermarket maintenance and warranty services. This reliance on a limited number of manufacturers increases our risks, since it does not currently have proven reliable alternatives or replacement vendors or manufacturers beyond these key parties. In the event of production interruptions or supply chain disruptions including but not limited to availability of certain key components such as semiconductors, we may not be able to take advantage of increased production from other sources or develop alternate or secondary vendors without incurring material additional costs and substantial delays. Thus, our business could be adversely affected if one or more of our vendors or suppliers is impacted by any interruption at a particular location.

As the demand for public fast charging increases, the charging equipment vendors may not be able to dedicate sufficient supply chain, production, or sales channel capacity to keep up with the required pace of charging infrastructure expansion. In addition, as the EV market grows, the industry may be exposed to deteriorating design requirements, undetected faults or the erosion of testing standards by charging equipment and component suppliers, which may adversely impact the performance, reliability and lifecycle cost of the chargers in our battery swapping stations.

If we or our suppliers experience a significant increase in demand, or if we need to replace an existing supplier, we may not be able to supplement service or replace them on acceptable terms, which may undermine our ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a vendor or manufacturer that has the capability and resources to supply and/or service charging equipment or build battery swapping stations in sufficient volume. Identifying and approving suitable vendors, suppliers and manufacturers could be an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant vendor, supplier or manufacturer would have an adverse effect on our business, financial condition and results of operations. In addition, our suppliers may face supply chain risks and constraints of their own, which may impact the availability and pricing of our products as well as our gross margins. For example, we have experienced and continue to experience shortages as well as increased costs for semiconductors.

If we fail to expand effectively into new markets, including India, mainland China, Indonesia and Israel, our revenues and business may be negatively affected.

The EV charging market and energy storage technology market are characterized by rapid technological change, which requires us to continue to develop new products and product innovations or shift our strategy, which is focused on EV battery swapping and charging and energy optimization on our customers’ sites and pursue new product and service offerings. We are, and intend in the future to continue, investing significant resources in developing new product and service offerings to address the changing needs in these markets. For example, in 2021, we have partnered with Yadea Technology Group Co. Ltd. (“Yadea”) and Dachangjiang Group Co., Ltd. (“DCJ”) to expand in the PRC, Hero in India, GoTo in Indonesia and Metro Motor and Paz Group in Israel. Our ability to continue to maintain our competitive position and grow our market share will depend on the successful development of our position in these markets. However, we have experienced challenges relating to our expansion into new markets including China for various reasons including as a result of COVID-19 lockdowns. New partnerships and initiatives are inherently risky, as each involves unproven business strategies and new product offerings with which we have limited or no prior development or operating experience. Our success in new markets depends on a variety of factors, including but not limited to the success of our partnerships, our ability to develop new products, new product features and services that address the customer requirements for these markets, to attract a customer base in markets in which we have less experience, to compete with new and existing competitors in these adjacent markets, and to gain market acceptance of our new products. Developing our products is expensive, and the investment in product development may involve a long or unmaterialized payback cycle. Difficulties in any of our new product development efforts or our efforts to enter adjacent markets could adversely affect our business, financial condition and results of operations.

In addition, as a result of our new product offerings, we could experience increased warranty claims, reputational damage or other adverse effects, which could be material. We also cannot provide assurance that we will be able to develop, obtain regulatory approval for, commercially market and/or achieve acceptance of our new product offerings.

Our research and development expenses were approximately $9.3 million and $6.8 million for the quarter ended March 31, 2022 and 2021 and $30.6 million and $28.7 million for the years ended December 31, 2021 and 2020, respectively, and are likely to grow in the future. However, our investment of resources to develop new product offerings may either be insufficient or may result in expenses that are excessive as compared to revenue produced from these new product offerings. Even if we are able to keep pace with changes in technology and develop new products and services, our research and development expenses could increase, our gross margins could be adversely affected and our prior products could become obsolete more quickly than expected.

Failure to accurately predict demand or growth with respect to our new product offerings could materially and adversely affect our business, financial condition, results of operations, and prospects, and there is always risk that these new product offerings will be unprofitable, will increase our costs or will decrease operating margins or take longer than anticipated to achieve target margins. We cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase our competitors’ products or services.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our products and services could lose market share, our revenue could decline, we may experience higher operating losses, and our business and prospects could be adversely affected. Further, our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from our existing business. If we do not realize the expected benefits of our investments, our business, financial condition, results of operations, and prospects, could be materially and adversely affected.

We may attempt to enter into strategic collaborations or alliances, including forming partnerships or joint ventures, in locations such as India, the PRC, Indonesia and Israel and if we are unsuccessful in such strategic collaborations or alliances, we may fail to realize expected benefits from such transactions or such transactions could harm our existing business.

Our success will depend, in part, on our ability to expand our product offerings and grow our business by ourselves or through local partners in locations such as India, the PRC, Indonesia and Israel in response to changing technologies, customer demands and competitive pressures. For example, we have partnered with Yadea Technology Group Co. Ltd. (“Yadea”) and Dachangjiang Group Co., Ltd. (“DCJ”) to expand in the PRC, Hero MotoCorp (“Hero”) in India, Go To in Indonesia and Metro Motor and Paz Group in Israel. Our success is highly reliant on local partners’ successful performance and such local partners may not perform as they expect due to various reasons or factors including the product price or business model and any failure of performance may impact significantly on our success. For example, we have experienced challenges relating to certain of our partnerships which has affected Gogoro’s ability to be successful and generate revenue. In some circumstances, we may determine to do so through collaborating with complementary businesses, including forming joint ventures, rather than through internal development. The identification of suitable alliance and joint venture partner candidates can be difficult, time consuming, and costly, and we may not be able to successfully complete identified alliances or joint ventures. Other companies may compete with us for these strategic opportunities. In addition, even if we successfully complete an alliance or joint venture, we may not be able to timely and effectively commence operations of any joint venture or other alliance because the process of integration could be expensive, time consuming and may strain our resources. Furthermore, we may be required to contribute significant amounts of capital or incur losses in the initial stages of an alliance or joint venture, particularly as selling and marketing activities increase ahead of expected long-term revenue. For example, capital contributions to a joint venture may be necessary in the future if we expands our operations in order to achieve our long-term strategy in those locations and such capital contributions could result in Gogoro having to update the future accounting treatment for its joint ventures. In addition, the process for customers of the alliance or joint venture to comply with local or foreign regulatory requirements that may be required to purchase our products may cause delays in the alliance partner or joint venture’s ability to conduct business. Furthermore, the products and technologies that we jointly develop, or with respect to which we collaborate, may not be successful or may require significantly greater resources and investments than we originally anticipated. Implementing new lines of business or offering new products and services within existing lines of business can affect the sales and profitability of existing lines of business or products and services, including as a result of sales channel conflicts. In addition, we may not be in a position to exercise sole decision-making authority regarding any strategic collaboration, alliance or joint venture, which could result in impasses on decisions or decisions made by our partners, and our partners in such collaborations, alliances or joint ventures may have economic or business interests that are, or may become, inconsistent with our interests.

Collaborations, alliances and joint ventures can be difficult to manage and may involve significant expense and divert the focus and attention of our management and other key personnel away from our existing businesses. With respect to joint ventures, we may not be able to attract qualified employees, acquire customers or develop reliable supply, distribution or other partnerships. As a result of certain collaborations, alliances and joint ventures, we could face potential damage to existing customer relationships or lack of customer acceptance or inability to attract new customers. These risks could be magnified to the extent that any new collaboration, alliance or joint venture would result in a significant increase in operations in developing markets such as India, the PRC, Indonesia and Israel. Future alliances could also result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, or expenses or other charges such as in-process research and development, any of which could harm our business and affect our financial results or cause a reduction in the price of Gogoro Ordinary Shares. Further, alliance partners and joint ventures may also operate in foreign jurisdictions with laws and regulations with which we have limited familiarity, which could adversely impact our ability to comply with such laws and regulations and may lead to increased litigation risk. Such laws may also offer us inadequate or less intellectual property protection relative to U.S. laws, which may impact our ability, as well as the ability of the alliance partner and joint venture, to safeguard our respective intellectual property from infringement and misappropriation. As a result of these and other factors, we may not realize the expected benefits of any collaboration, joint venture or strategic alliance or such benefits may not be realized at expected levels or within the expected time period. The failure to successfully consummate such strategic transactions and effectively integrate and execute following such consummation may have an adverse impact on our growth, profitability, financial position and results of operations.

Our success depends on the ability to develop and maintain relationships with our partners, including our OEM partners.

The success of our business depends on our ability to develop and maintain relationships with our partners, including our OEM partners, such as Foxconn, Yadea and DCJ in the PRC, Hero in India, GoTo and Go To in Indonesia and Metro Motor and Paz Group in Israel. These relationships help us access new customers and build brand awareness through co-marketing. In some cases, our OEM partners have agreed to fund capital expenditures related to the build out of our battery swapping station network. If we fail to maintain or develop relationships with OEMs, or if OEMs opt to partner with competitors rather than us, our revenues may decline and our business may suffer.

There can be no certainty that we will be able to identify and contract with suitable additional OEM partners. To the extent we do identify such partners, we will need to negotiate the terms of a commercial agreement with such partners. There can be no assurance that we will be able to negotiate commercially-attractive terms with additional OEM partners, if at all. We may also be limited in negotiating future commercial agreements by the provisions of our existing contracts such as “most-favored nations” clauses.

Our failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of personal information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Regulatory authorities in virtually every jurisdiction in which we operate, including the PRC and other markets, have implemented and are considering a number of legislative and regulatory proposals concerning personal data protection.

Regulatory authorities in the PRC have implemented and are considering a number of legislative and regulatory proposals concerning data protection. For example, the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective in June 2017, created the PRC’s first national-level data protection regime for “network operators,” which may include all organizations in the PRC that provide services over the Internet or other information network.

Under the Cyber Security Law, the transmission of certain personal information and important data outside of the PRC is only permitted upon the completion of a security assessment conducted by or as determined by the Chinese government. Certain draft regulations, including the Measures for Security Assessment for Cross-border Transfer of Personal Information and Important Data (Draft for Comment), published in 2017, the Measures for Security Assessment for Cross-border Transfer of Personal Information (Draft for Comment), published in 2019, and the Data Export Security Assessment Measures (Draft for Comment), published in 2021, have been proposed by the Chinese government that specify the procedures and stipulate more detailed compliance requirements relating to such assessment, and in certain circumstances, government approval, prior to the transmission of such information and data outside of the PRC.

In addition, the Standing Committee of the National People’s Congress of the PRC promulgated the Data Security Law of the PRC (the “Data Security Law”) on June 10, 2021, which became effective on September 1, 2021. The Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data processing activities, and introduces a data classification and hierarchical protection system. The classification of data is based on its importance in economic and social development, as well as the degree of harm expected to be caused to national security, public interests, or legitimate rights and interests of individuals or organizations if such data is tampered with, destroyed, leaked, or illegally acquired or used. The security assessment mechanism was also included in the Personal Information Protection Law of the PRC (the “Personal Information Protection Law”), which was promulgated in August 2021 and has become effective on November 1, 2021, for the Chinese government to supervise certain cross-border transfers of personal information.

Although currently our PRC subsidiaries are inactive, if these subsidiaries were to become active in the future, under the Cyber Security Law and Data Security Law, our PRC subsidiaries will be required to establish and maintain a comprehensive data and network security management system that will enable us to monitor and respond appropriately to data security and network security risks. Our PRC subsidiaries will need to classify and take appropriate measures to address risks created by our data processing activities and use of networks. Our PRC subsidiaries will be obligated to notify affected individuals and appropriate Chinese regulators of and respond to any data security and network security incidents. Furthermore, under the Data Security Law, data categorized as “important data,” which will be determined by governmental authorities in the form of catalogs, is to be processed and handled with a higher level of protection. The notion of important data is not clearly defined by the Cyber Security Law or the Data Security Law. In order to comply with the statutory requirements, our PRC subsidiaries will need to determine whether they possess important data, monitor the important data catalogs that are expected to be published by local governments and departments, perform risk assessments and ensure they are complying with reporting obligations to applicable regulators. Our PRC subsidiaries may also be required to disclose to regulators business-sensitive or network security-sensitive details regarding their processing of important data, and may need to pass the government security review or obtain government approval in order to share important data with offshore recipients, which can include foreign licensors, or share data stored in mainland China with judicial and law enforcement authorities outside of mainland China. If judicial and law enforcement authorities outside mainland China require us to provide data stored in mainland China, and we are unable to pass any required government security review or obtain any required government approval to do so, we may not be able to meet the foreign authorities’ requirements. The potential conflicts in legal obligations could have adverse impact on our operations in and outside of mainland China.

Furthermore, on November 14, 2021, the CAC released a draft of the Administrative Regulations on Network Data Security (“Draft Regulations”) for public consultation. On December 28, 2021, the CAC, the PRC’s top cyberspace regulator, issued an amendment to the Cybersecurity Review Measures (“Cybersecurity Review Measures”) which have been in effect since June 1, 2020. Under the amendment (i.e., the Measures), the scope of entities required to undergo cybersecurity review to assess national security risks that arise from data processing activities would be expanded to include all critical information infrastructure operators who purchase network products and services and all network platform operators carrying out data processing activities that affect or may affect national security. In addition, the Measures stipulate that all network platform operators that maintain or store the personal information of more than one million users and undertake a public listing of securities in a foreign country be required to pass cybersecurity review, which would focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used or exported out of mainland China, or critical information infrastructure being affected, controlled or maliciously used by foreign governments after such a listing.

The Draft Regulations also stipulate that, among other items, for any listing to be done on a security exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. The Draft Regulations were released for public comment only, and the draft provisions and anticipated adoption or effective date are subject to changes and thus its interpretation and implementation remain substantially uncertain. We cannot predict the impact of the Draft Regulations, if any, on our operations at this stage.

The national security legal regime imposes stricter data localization requirements on personal information and requires our PRC subsidiaries to undergo cybersecurity or other security review, obtain government approval or certification, or put in place certain contractual protections before transferring personal information out of mainland China. As a result, personal information and important data that we or our customers, suppliers, and other third parties collect, generate or process in mainland China may be subject to such data localization requirements and heightened regulatory oversight and controls. To comply with these requirements, maintaining local data centers in mainland China, conducting security assessments or obtaining the requisite approvals from the Chinese government for the transmission outside of mainland China of such controlled information and data could significantly increase our operating costs or cause delays or disruptions in our business operations in and outside mainland China. We expect that the evolving regulatory interpretation and enforcement of the national security legal regime will lead to increased operational and compliance costs and will require us to continually monitor and, where necessary, make changes to our operations, policies, and procedures. If our operations, or the operations of our SaaS platforms, licensees or partners, are found to be in violation of these requirements, we may suffer loss, be unable to transfer data out of mainland China, be unable to comply with our contractual requirements, suffer reputational harm or be subject to penalties, including administrative, civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. If any of these were to occur, it could adversely affect our ability to operate our business and our financial results in the PRC.

We expect that these data protection and transfer laws and regulations will receive greater attention and focus from regulators going forward, and we will continue to face uncertainty as to whether our efforts to comply with evolving obligations under data protection, privacy and security laws in the PRC and other countries where we plan or conduct business will be sufficient.

Any failure or perceived failure by our PRC subsidiaries to comply with applicable laws and regulations could result in reputational damage or proceedings or actions against us by governmental entities, individuals or others. These proceedings or actions could subject us to significant civil or criminal penalties and negative publicity, result in the delayed or halted transfer or confiscation of certain personal information, result in the suspension of our PRC operations, require us to change our business practices, increase our costs and materially harm our business, prospects, financial condition and results of operations. In addition, our current and future relationships with customers, suppliers and other third parties could be negatively affected by any proceedings or actions against us or current or future data protection obligations imposed on them under applicable law. In addition, a data breach affecting personal information, or a failure to comply with applicable requirements could result in significant management resources, legal and financial exposure and reputational damage that could potentially have a material adverse effect on our business and results of operations in the PRC.

Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties.

We do not typically install battery swapping stations at customer sites. These installations are typically performed by our partners or electrical contractors with an existing relationship with the customer and/ or knowledge of the site. The installation of battery swapping stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder battery swapping site installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact our recognition of revenue in certain cases and/or impact customer relationships, either of which could impact our business and profitability.

Furthermore, we may in the future elect to install battery swapping stations at customer sites or manage contractors, likely as part of offering customers a turnkey solution. Working with contractors may require us to obtain licenses or require us or our customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to us or cause customers to become dissatisfied with the solutions we offer.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells and metals, could harm our business.

We and our suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and results of operations. We and our suppliers use various materials in our respective businesses and products, including for example lithium-ion battery cells and steel, and the prices for these materials fluctuate and may, together with other key components, increase significantly as a result of increased inflation and an increased electrification and demand for materials required to manufacture and assemble battery cells and EVs. The available supply of these materials may be unstable, depending on market conditions and global demand, including as a result of increased production of EVs by our competitors, and could adversely affect our business, financial condition and results of operations. For instance, we are exposed to multiple risks relating to lithium-ion battery cells. These risks include:

•	an increase in the cost, or decrease in the available supply, of materials used in the battery cells;

•	disruption in the supply of battery cells due to quality issues or recalls by battery cell manufacturers; and

•	fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the New Taiwan Dollar.

Our business is dependent on the continued supply of battery cells for the battery packs used in our PTWs. Any disruption in the supply of battery cells from our suppliers could disrupt maintenance of our battery swapping stations and production of PTWs. Furthermore, fluctuations or shortages in petroleum and other economic conditions, including increasing inflation have caused us to experience significant increases in freight charges and material costs. Additionally, we and other vehicle manufacturers who need integrated circuits for vehicles are experiencing various levels of semiconductor impact due to the current shortage of semiconductors, which could last until 2023. A combination of factors, including increased demand for consumer electronics, automotive shutdowns due to the COVID-19 pandemic, the rapid recovery of demand for vehicles, and long lead times for wafer production, are contributing to the shortage of semiconductors. We have experienced a shortage in semiconductors and a shortage of semiconductors or other key components could cause a significant disruption to our production schedule. If we are unable to pre-purchase supply for semiconductors or other key components that may experience shortages, or if we cannot find other methods to mitigate the impact of any such shortage, then any such short shortage could have a substantial adverse effect on our financial condition or results of operations generally in the same manner, it could cause the same for other vehicle and PTW manufacturers.

Substantial increases in the prices for our materials or prices charged to us, such as those charged by suppliers of battery cells, semiconductors or other key components, have increased our operating costs, and has reduced and could continue to reduce our margins if the increased costs cannot be recouped through increased PTW sales. Given the competitive nature of the markets in which we operate in, it is unlikely that increases in expenses can be passed on to customers. Any attempts to increase PTW prices in response to increased material costs could result in cancellations of orders and reservations and therefore materially and adversely affect our brand, image, business, prospects, financial condition and results of operations. Thus, substantial increases in the prices for our materials or components would materially and adversely affect our business, increase our operating costs and negatively impact our prospects.

If we fail to offer high-quality support to the battery swapping stations and station suppliers, or fail to maintain strong user experience, our business and reputation will suffer.

Once a customer has installed the battery swapping stations and subscribed to our services, station owners and drivers will rely on us to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important so station owners can provide charging services and drivers can receive reliable charging for their EVs and PTWs. The importance of high-quality customer support will increase as we seek to expand our business and pursue new customers and geographies. Any failure to quickly resolve issues and provide effective support, or a market perception that we do not maintain effective and responsive support, could adversely affect our brand and reputation, our ability to retain customers or sell additional products and services to existing customers, and our business, financial condition, and results of operations.

If we are unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business would be harmed.

The loss of the services of any of our key employees or any significant portion of our workforce could disrupt our operations or delay the development, introduction and ramp of our products and services. None of our key employees is bound by an employment agreement for any specific term and we may not be able to successfully attract and retain senior leadership necessary to grow our business. Our future success also depends upon our ability to attract, hire and retain a large number of engineering, manufacturing, marketing, sales and delivery, service, installation, technology and support personnel, especially to support our planned high-volume product sales, market and geographical expansion and technological innovations. Recruiting efforts, particularly for senior employees, may be time-consuming, which may delay the execution of our plans. If we are not successful in managing these risks, our business, financial condition and results of operations may be harmed.

Employees may leave us or choose other employers over us due to various factors, such as a very competitive labor market for talented individuals with automotive or technology experience, or any negative publicity related to us. In regions where we have or will have operations, particularly significant engineering and manufacturing centers, there is strong competition for individuals with skill sets needed for our business, including specialized knowledge of EVs, software engineering, manufacturing engineering and electrical and building construction expertise. We also compete with both mature and prosperous companies that have large financial resources and start-ups and emerging companies that promise short-term growth opportunities.

We expect to incur research and development costs and devote significant resources to developing new products, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. For example, we recently announced a recently announced a number of pilot programs in Taiwan which are intended to extend the life of our battery packs beyond use in ePTWs. We have begun the deployment of smart parking meters in New Taipei City, enabling New Taipei to embrace smart city technologies for their paid parking locations that are off the power grid and wirelessly connected. If we are unable to anticipate technological changes in the industry by introducing new or enhanced products and services in a timely and cost-effective manner, if we fail to introduce products and services that meet market demand, or we do not successfully expand into adjacent markets, we may lose our competitive position, our products may become obsolete, and our business, financial condition or results of operations could be adversely affected.

Our success in these new markets depends on a variety of factors, including but not limited to our ability to develop new products, new product features and services that address the customer requirements for these markets, attract a customer base in markets in which we have less experience, compete with new and existing competitors in these adjacent markets, and gain market acceptance of our new products.

Developing our products is expensive, and the investment in product development may involve a long payback cycle. Our results of operations will be impacted by the timing and size of these investments. These investments may take several years to generate positive returns, if ever.

Additionally, future market share gains may take longer than planned and cause us to incur significant costs. Difficulties in any of our new product development efforts or our efforts to enter adjacent markets could adversely affect our operating results and financial condition.

We may not be able to accurately plan our production based on our sales contracts, which may result in carrying excess raw material inventory.

Our sales contracts typically provide for a forecast of 12 months on the quantity of products that our customers may purchase from us. We typically have a 12-week lead time to manufacture products to meet our customers’ requirements once our customers place orders with us. To meet this delivery deadline, we generally make decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on estimates made in light of this forecast, our past dealings with such customers, market conditions and other relevant factors. Our customers’ final purchase orders may not be consistent with our estimates. If the final purchase orders substantially differ from our estimates, we may have excess raw material inventory or material shortages. Excess inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. Expediting additional material to make up for any shortages within a short time frame could result in unprofitable sales or cause us to adjust delivery dates. In either case, our results of operation would fluctuate from period-to-period.

We may experience issues with battery cells or other components, which may harm the production and profitability of our energy storage products.

Our plan to grow the volume and profitability of our vehicles and energy storage products depends on significant battery cell production. In addition, we produce several vehicle components, such as battery modules and packs incorporating the cells. In the past, some of the manufacturing lines for certain product components took longer than anticipated to ramp to their full capacity, and additional bottlenecks may arise in the future as we continue to increase the production rate and introduce new lines. If we are unable to or otherwise do not maintain and grow our respective operations, or if we are unable to do so cost-effectively or hire and retain highly-skilled personnel there, our ability to manufacture our products profitably would be limited, which may harm our business, financial condition and results of operations.

Finally, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Negative public perceptions regarding the suitability of lithium-ion cells or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our battery cells, could seriously harm our business and reputation. Any incident involving our battery cells could result in lawsuits, recalls or redesign efforts, all of which would be time consuming and expensive and could harm our brand image. The high volumes of battery cells and battery modules and packs manufactured at our facilities are stored and recycled at our various facilities. Any mishandling of battery cells may cause disruption to the operation of such facilities. While we have implemented safety procedures related to the handling of the cells, there can be no assurance that a safety issue or fire related to the cells would not disrupt our operations. Any such disruptions or issues may harm our brand and business.

We may be subject to declining average selling prices, which may harm our revenue and gross profits.

EVs, light EVs and energy storage are subject to declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, our customers may expect us, as a supplier, to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins.

We continue to refine and optimize our manufacturing process to provide our top-notch products at competitive prices. Our revenue and profitability will suffer if we are unable to offset any declines in our average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing the material costs of our products on a timely basis.

Our products and services may be impacted by service disruptions, outages, errors and performance problems. These disruptions, outages, and other performance problems may result in material and adverse impacts to our business and operations.

We have previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our products or services are unavailable or otherwise fail to function appropriately when customers attempt to access them or they do not operate or perform in a responsive and effective manner, customers may seek other products and services.

We expect to continue to make significant investments to maintain and improve our software and other aspects of our product and service offerings. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations may be harmed.

If our software is unavailable for a significant period of time as a result of such a transition, especially during peak periods, we could suffer damage to our reputation or brand, or loss of revenues any of which could adversely affect our business, financial condition and results of operations.

Our technology could have undetected defects, errors or bugs in hardware, firmware or software, which could reduce market adoption, damage our reputation with current or prospective customers, and/or expose us to product liability and other claims that could materially and adversely affect our business.

We may be subject to claims that batteries from our battery swapping stations have malfunctioned and persons were injured or purported to be injured due to latent defects. Any insurance that we carry may not be sufficient or may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. Any of these events could adversely affect our brand, reputation, financial condition or results of operations.

Our software platform is complex and includes a number of licensed third-party commercial and open-source software libraries. Our software may contain latent defects or errors that may be difficult to detect and remediate. We are continuing to evolve the features and functionality of our platform through updates and enhancements, and as we do, we may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if our products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result. Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect our business and results of operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or partners;

•	interruptions or delays in sales;

•	equipment replacements;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

•	negative publicity and reputational harm;

•	sales credits or refunds;

•	exposure of confidential or proprietary information;

•	diversion of development and customer service resources;

•	breach of warranty claims;

•	legal claims under applicable laws, rules and regulations; and

•	the expense and risk of litigation.

We also face the risk that any contractual protections we seek to include in our agreements with customers are rejected, not implemented uniformly or may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. In addition, any insurance coverage or indemnification obligations of suppliers for our benefit may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on our business, financial condition and results of operations. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Our insurance coverage strategy may not be adequate to protect our from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. As a general matter, we do not maintain as much insurance coverage as many other companies do, and in some cases, we do not maintain any at all. Additionally, the policies that we do have may include significant deductibles or self-insured retentions, policy limitations and exclusions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may harm our financial condition and results of operations.

We may choose to or be compelled to undertake product recalls or take other similar actions.

As a manufacturing company, we must manage the risk of product recalls with respect to our products. In addition to recalls that might be initiated by us for various causes, testing of or investigations into our products by government regulators or industry groups may compel us to initiate product recalls or may result in negative public perceptions about the safety of our products, even if we disagree with the defect determination or have data that shows the actual safety risk to be non-existent. We have initiated product recalls three times since our first vehicle launch in 2015, which occurred in 2017, 2018, and 2020, respectively. In the future, we may voluntarily or involuntarily initiate recalls if any of our products are determined by us or a regulator to contain a safety defect or be noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by us or our suppliers, has previously resulted in and could in the future result in significant expense, supply chain complications and service burdens, and may harm our brand, business, prospects, financial condition and results of operations.

Any legal proceedings or claims against us could be costly and time-consuming to defend and could harm reputation regardless of the outcome.

We are and/or may in the future become, subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, data privacy, product liability, employment, class action, whistleblower and other litigation claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect our financial condition and results of operations. For example, on December 26, 2019, Stone Energy Technology Corporation (“Stone Energy”) filed a lawsuit for patent infringement against Gogoro Taiwan Limited, Gogoro Network, Gogoro Network (Cayman) Taiwan Branch and Gogoro Taiwan Sales and Services Limited in the Intellectual Property Court of Taiwan, in which the patent numbers I308406 and I423140 are asserted, with claimed amount of NTD 350,000,000. On May 28, 2021, the Intellectual Property Court dismissed all claims of Stone Energy. Stone Energy has appealed with a trimmed claim amount. As of the date hereof, this appeal is pending before the Intellectual Property and Commercial Court. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

Growing our customer base depends upon the effective operation of our mobile applications with mobile operating systems, networks and standards that we do not control.

We are dependent on the interoperability of our mobile applications with popular mobile operating systems that we do not control, such as Google’s Android and Apple’s iOS, and any changes in such systems that degrade our products’ functionality or give preferential treatment to competitive products could adversely affect the usage of our applications on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards.

Our business will depend on customers renewing their services subscriptions. If customers do not continue to use our subscription offerings, our business, financial condition and results of operations will be adversely affected.

In addition to selling PTWs, we also depend on customers continuing to subscribe to our EV charging services through our battery swapping stations and extended warranty coverages. Therefore, it is important that customers renew their subscriptions when the contract term expires and add additional services to their subscriptions. Customers may decide not to renew their subscriptions with a similar contract period, at the same prices or terms or with the same or a greater number of users, stations or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the batteries from the battery swapping stations, prices, features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their subscriptions, if they renew on less favorable terms or if they fail to add products or services, our business, financial condition and results of operations will be adversely affected.

We may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

We rely on data collected through battery swapping stations or our mobile application. We use this data in connection with the research, development and analysis of our technologies, creating and delivering value-add customer services, and in assessing future battery swapping locations as well as swapping station capacities. Our inability to obtain necessary rights to use and otherwise process this data or freely transfer this data out of, for example, India or the PRC, could result in delays or otherwise negatively impact our research and development and expansion efforts and limit our ability to derive revenues from value-add customer services. For instance, laws and regulations relating to privacy, data protection, and cybersecurity may limit our ability to make intelligent, data driven business decisions conduct micro-targeting marketing strategy or provide micro-targeting based offering to PTW drivers.

Our battery swapping stations are often located in areas that are publicly accessible and may be exposed to vandalism or misuse by customers or other individuals, which would increase our replacement and maintenance costs.

Our battery swapping stations may also be exposed to vandalism or misuse by customers and other individuals, increasing wear and tear of the equipment. Such increased wear and tear could shorten the usable lifespan of the batteries and require us to increase our spending on replacement and maintenance costs.

Should we pursue acquisitions in the future, we would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our own business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If we complete future acquisitions, we may not ultimately strengthen our competitive position or achieve our goals and business strategy; we may be subject to claims or liabilities assumed from an acquired company, product, or technology; acquisitions we complete could be viewed negatively by our customers, investors, and securities analysts; and we may incur costs and expenses necessary to address an acquired company’s failure to comply with laws and governmental rules and regulations. Additionally, we may be subject to litigation or other claims in connection with the acquired company, including claims from terminated employees, former shareholders or other third parties, which may differ from or be more significant than the risks our business faces. If we are unsuccessful at integrating future acquisitions in a timely manner, or the technologies and operations associated with such acquisitions, the revenue and operating results of the combined company could be adversely affected. Any integration process may require significant time and resources, which may disrupt our ongoing business and divert management’s attention, and we may not be able to manage the integration process successfully or in a timely manner. We may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition, including accounting charges and any potential impairment of goodwill and intangible assets recognized in connection with such acquisitions. We may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect our financial condition or the market price of Gogoro Ordinary Shares. Furthermore, the sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to our shareholders. The occurrence of any of these risks could harm our business, financial condition, and results of operations.

Changes in subscriptions or pricing models may not be reflected in near-term operating results.

We generally recognize subscription revenue from customers ratably over the terms of their contracts. As a result, most of the subscription revenue reported in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter will likely have only a small impact on revenue for that quarter. However, such a decline will negatively affect revenue in future quarters. In addition, the severity and duration of events may not be predictable and their effects could extend beyond a single quarter. Accordingly, the effect of significant downturns in sales and market acceptance of subscription services, and potential changes in pricing policies or rate of renewals, may not be fully apparent until future periods.

We may need to raise additional funds and these funds may not be available when needed or may be available only on unfavorable terms.

We may need to raise additional capital in the future to further scale our business and expand to additional markets. Our development timeline progresses as planned and corresponding expenditures are consistent with current expectations, both of which are subject to various risks and uncertainties, including those described herein. We may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. For example, if all of the Selling Securityholders were to sell their Ordinary Shares registered for resale in this prospectus, it could have a significant negative impact on the trading price of our Ordinary Shares which may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our shareholders would experience additional dilution.

Seasonality may cause fluctuations in our revenue and results of operations.

As a seller of ePTWs, we are impacted by seasonality, primarily by weather. During winter or colder months, sales of vehicles tend to slow while during warmer months, sales increase. This phenomenon is further compounded by the number of events that are hosted during warmer month—summer holiday sales, back to school sales, etc.

Such seasonality causes our revenue to vary from quarter to quarter which can make forecasting more difficult and may adversely affect our ability to predict financial results accurately. In addition, our historical growth may have reduced the impact of seasonal factors that might have influenced our business to date. If our increasing size causes our growth rate to slow, seasonal variations in our operations may become more pronounced over time and may materially affect our business, financial condition, results of operations and prospects.

We are exposed to fluctuations in currency exchange rates.

We transact business globally in multiple currencies and have foreign currency risks related to our revenue, costs of revenue and operating expenses currently primarily the New Taiwan Dollar. In addition, a portion of our costs and expenses have been, and we anticipate will continue to be, denominated in foreign currencies, including the RMB. Moreover, while we undertake limited hedging activities intended to offset the impact of currency translation exposure, it is impossible to predict or eliminate such impact. As a result, our operating results may be harmed.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of the RMB against the U.S. dollar, requiring the market-makers that submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the RMB appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the RMB depreciated by approximately 5.7% against the U.S. dollar. From the end of 2019 through the end of 2021, the value of the RMB appreciated by approximately 7.2% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label the PRC as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar.

We face risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a decrease in EV sales in markets around the world. Any sustained downturn in demand for EVs would harm our business. For example, as a result of COVID-19, our revenues decreased by 16% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 because Taiwan experienced a COVID-19 related lock-down in the second quarter of 2021. In addition, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, COVID-19 negatively impacted our battery-swapping energy services since riders reduced the commute and travel distance. Riding mileage on average dropped by 17% in June of 2021, compared to January to May of 2021 before the infection spiked. Sales volume of electric scooters has recovered gradually as a result of the COVID-19 pandemic easing in the second half of 2021. Average riding mileage increased 27% in December 2021, compared to June through August 2021 when the infection rate spiked in Taiwan. As a result, our revenues slightly increased by 1% for the year ended December 31, 2021 compared to the year ended December 31, 2020. We expect that the battery-swapping energy services will recover as the COVID-19 restrictions ease and the long-term impact on the subscription-based battery-swapping energy services should be minor. For the year ended December 31, 2021 compared to the year ended December 31, 2020, there were also decreases in sales and marketing expenses due to the postponement of marketing activities because of COVID-19. The recent lockdowns in the first half of 2022 in China impacted our revenue for the quarter ended March 31, 2022 and continues to impact our revenue.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures may adversely impact our employees and operations and the operations of our customers, suppliers, vendors and business partners, and may negatively impact demand for EV battery swapping stations, particularly at workplaces. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations. For example, after the initial outbreak of COVID-19, from time to time, some instances of COVID-19 infections have emerged in various regions of China, including the infections caused by the Omicron variants in early 2022, and varying levels of temporary restrictions and other measures were reinstated to contain the infections, including those in Shanghai in March 2022. Our operations in these regions have been adversely affected when these restrictive measures are in force. The emergence of such regional instances and the corresponding restrictive measures are beyond our control. If additional waves of COVID-19 occur in the regions in which we operate or globally and cannot be contained, the risks set forth in this prospectus may be exacerbated or accelerated at a heightened level.

We have initially modified our business practices by recommending that all non-essential personnel work from home and cancelling or reducing physical participation in sales activities, meetings, events and conferences. We have also implemented additional safety protocols for essential workers, have implemented cost cutting measures in order to reduce our operating costs, some of which we have recently reversed, and may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted. Furthermore, if significant portions of our customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for battery swapping stations and services will decline.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in batteries or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for our products and services.

We face strong competition for our products and services from a growing list of established and new competitors.

The EV and PTW market is relatively new and competition is still developing. Large early-stage markets, such as India, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. Some Indian customers require solutions not yet available and our planned entrance into India will require establishing Gogoro against existing competitors. In addition, there are multiple competitors in India with limited funding, which could cause poor experiences, hampering overall EV and PTW adoption or trust in any particular provider.

Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than us to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

In the event that the market for EV charging continues to expand, we expect that competition will intensify as additional competitors enter the market and current competitors expand their product lines. New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put us at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of our current or future target markets, which could create price pressure. In light of these factors, even if our offerings are more effective and higher quality than those of our competitors, current or potential customers may accept competitive solutions. If we fail to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, our growth will be limited which would adversely affect our business and results of operations.

We face substantial political risks associated with doing business in Taiwan and in mainland China, including obtaining certain approvals from the Investment Commission of the Ministry of Economic Affairs in Taiwan, particularly due to the relationship between Taiwan and mainland China.

Our principal executive offices and substantially all of our assets are located in Taiwan, and substantially all of our revenues are derived from our operations in Taiwan. Accordingly, our business, financial condition and results of operations and the market price of Gogoro Ordinary Shares may be affected by changes in Taiwan’s governmental policies, taxation, inflation or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan which are outside of our control. Taiwan has a unique international political status. The PRC government asserts sovereignty over mainland China and Taiwan and does not recognize the legitimacy of the government of Taiwan. The PRC government has indicated that it may use military force to gain control over Taiwan if Taiwan declares independence or if Taiwan refuses to accept the PRC’s stated “One China” policy. In addition, on March 14, 2005, the National People’s Congress of the PRC passed what is widely referred to as the “antisecession” law, a law authorizing the PRC military to respond to efforts by Taiwan to seek formal independence. An increase in tensions between Taiwan and the PRC and the possibility of instability and uncertainty could adversely affect the prices of our shares. It is unclear what effects any of the events described above may have on relations with the PRC. Relations between Taiwan and the PRC and other factors affecting Taiwan’s political environment could affect our business.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

From time to time, we make statements with estimates of the addressable market for our solutions and the EV and PTW market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasts, our business could fail to grow at similar rates.

Concentration of ownership among our existing executive of officers, directors and their affiliates as well as 5% stockholders may prevent new investors from influencing significant corporate decisions.

As of the closing of the Business Combination, our directors, executive officers and their affiliates as a group beneficially own approximately 11.1% of the outstanding Gogoro Ordinary Shares. In addition as of April 4, 2022, Gold Sino Assets Limited beneficially owned 21.6% of the outstanding Gogoro Ordinary Shares and Far Eastern International Bank beneficially owned 5% of the outstanding Gogoro Ordinary Shares. As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the articles of association and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

We have three term loan facilities in place with Mega International Commercial Bank Co. Ltd., in our individual capacity or as agent and a syndicate of lenders. Our term loan facilities include a number of covenants that limit our ability to, among other things, incur additional indebtedness, incur liens on our assets, engage in consolidations, amalgamations, mergers, liquidations, dissolutions or dispositions, sell or otherwise dispose of our assets, pay dividends or distributions on, or make repurchases or redemptions of, our shares, acquire other businesses (by way of asset purchase, share purchase, or otherwise), make loans, capital contributions, or other investments, or enter into any other transactions outside of the ordinary course of business. In addition, we must maintain a minimum liquidity ratio and a maximum ratio of total debt to shareholder equity. The terms of our term loan facilities restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs or take advantage of financing opportunities, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to our business. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies which are not subject to such restrictions.

We cannot guarantee that we will be able to maintain compliance with the covenants in our term loan facilities or, if we fail to do so, that we will be able to obtain waivers from the lender and/or amend the covenants. A failure by us to comply with the covenants specified in the loan agreements would, absent cure or waiver, result in an event of default under the agreements, which would give the lender the right to suspend further draws of term loan and to declare all outstanding obligations immediately due and payable. If our obligations under our term loan facilities were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the obligations or sell sufficient assets to repay the obligations, which could adversely affect our business, financial condition and results of operations. Even if we are able to obtain new financing, we may not be on commercially reasonable terms or on terms that are acceptable to us. Any event of default could also result in an increase in the interest rates applicable to our term loan facilities, and may result in the acceleration of or default under any other indebtedness we may incur in the future to which a cross-acceleration or cross-default provision applies. In addition, during the existence of an event of default under our term loan facilities, the lender could exercise its rights and remedies thereunder, including by way of initiating foreclosure proceedings over the collateral for our obligations.

Risks Related to Electric Vehicles (“EV”) and PTW Market

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for our products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs, PTWs and other alternative vehicles has been increasing. If fuel efficiency of non-EVs continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. In addition, the EV and PTW fueling model is different than gas or other fuel models, requiring behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs, PTWs and battery swapping stations. For example, fuel which is abundant and relatively inexpensive in the United States, such as compressed natural gas, may emerge as preferred alternative to petroleum-based propulsion. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs or PTWs. Various jurisdictions have announced plans to institute low carbon fuel standards that, if adopted, would lead to an increase in the consumption of renewable transportation fuels. This may impose additional obstacles to the purchase of EVs and PTWs or the development of a more ubiquitous EV market. If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or PTWs or purchase them at a lower rate, it would materially and adversely affect our business, financial condition, results of operations and prospects.

Our growth and success are highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs and PTWs.

Our growth is highly dependent upon the adoption of EVs and PTWs both by businesses and consumers. The market for EVs and PTWs is still rapidly evolving, characterized by rapidly changing technologies, increasing consumer choice as it relates to available EV and PTW models, their pricing and performance, evolving government regulation and industry standards, changing consumer preferences and behaviors, intensifying levels of concern related to environmental issues, and governmental initiatives related to climate change and the environment generally. Our revenues are driven in large part by EV and PTW drivers’ driving and charging behavior. Potential shifts in behavior may include but are not limited to changes in annual vehicle miles traveled, preferences for urban vs. suburban vs. rural and public vs. private charging or use of battery swapping stations, demand from rideshare or urban delivery fleets, and the emergence of autonomous vehicles and/or new forms of mobility. Although demand for EVs and PTWs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs and PTWs develops more slowly than expected, or if demand for EVs and PTWs decreases, our growth would be reduced and our business, prospects, financial condition and results of operations would be harmed. The market for EVs and PTWs could be affected by numerous factors, such as:

•	perceptions about EV and PTW features, quality, driver experience, safety, performance and cost;

•

perceptions about the limited range over which EVs or PTWs may be driven on a single battery charge or on a single battery and about availability and access to sufficient public EV charging stations or battery swapping stations;

•	competition, including from other types of alternative fuel vehicles (such as hydrogen fuel cell vehicles), plug-in hybrid EVs and high fuel economy internal combustion engine (“ICE”) vehicles;

•	increases in fuel efficiency in legacy ICE and hybrid vehicles;

•	volatility in the price of gasoline and diesel at the pump including as a result of inflation and the conflict between Ukraine and Russia;

•

EV and PTW supply chain disruptions including but not limited to availability of certain components (e.g. semiconductors), ability of EV and PTW OEMs to ramp-up EV and PTW production, availability of batteries, and battery materials;

•	concerns regarding the stability of the electrical grid;

•	the decline of an EV or PTW battery’s ability to hold a charge over time;

•	availability of service for EVs and PTWs;

•	consumers’ perception about the convenience, speed, and cost of battery swapping;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•

the availability of tax and other governmental incentives (such as tax credits and rebates), including adverse changes in, or expiration of, favorable tax incentives related to EVs and PTWs, EV charging stations and battery swapping stations or decarbonization generally;

•	relaxation of government mandates or quotas regarding the sale of EVs and PTWs; the number, price and variety of EV and PTW models available for purchase; and

•	concerns about the future viability of EV and PTW manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs and PTWs. For example, our sales decreased due to impacts of the COVID-19 pandemic, including but not limited to, (i) decreases in traffic and travel, which impacted the number of customers purchasing and using our products, (ii) the fall of gas prices, which resulted in the increase in sales of gas-powered scooters, and (iii) reduced traffic to in-person retail locations, which impacted the sales of our physical store locations. Further, sales decreased in 2020 due to a government changed subsidy program on gas scooters, which led to higher replacement demand on gas scooter products and negatively impacted the sale of PTWs. Going forward, it is uncertain how macroeconomic factors will impact demand for EVs and PTWs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales.

While many global OEMs and several new market entrants have announced plans for new EV and PTW models, the lineup of EV and PTW models with increasing fast charging needs or longer battery charge expected to come to market over the next several years may not materialize in that timeframe or may fail to attract sufficient customer demand. Demand for EVs and PTWs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV and PTW charging solutions and therefore adversely affect our business, financial condition and results of operations.

The EV and PTW markets are characterized by rapid technological change, which requires us to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of our products and our financial results.

Continuing technological changes in battery and other EV and PTW technologies could adversely affect adoption of current EV and PTW battery technology, continuing and increasing reliance on EV and PTW charging infrastructure and battery swapping stations and/or the use of our products and services. Our future success will depend in part upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings to address the changing needs of the EV and PTW battery market.

As EV and PTW technologies change, we may need to upgrade or adapt our battery charging and battery swapping station technology and introduce new products and services in order to serve the EV and PTW market, in particular battery technology, which could involve substantial costs. Even if we are able to keep pace with changes in technology and develop new products and services, our research and development expenses could increase, our gross margins could be adversely affected in some periods and our prior products could become obsolete more quickly than expected.

We cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative products or services. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to use our competitors’ products or services.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our products and services could lose market share, our revenue will decline, we may experience higher operating losses and our business and prospects will be adversely affected.

The current lack of industry standards may lead to uncertainty, additional competition and further unexpected costs.

Lack of industry standards for EV and PTW station management, coupled with utilities and other large organizations mandating their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers may use their size and market position to influence the market, which could limit our market and reach to customers, negatively impacting our business.

Further, should regulatory bodies later impose a standard that is not compatible with our infrastructure, we may incur significant costs to adapt our business model to the new regulatory standard, which may require significant time and, as a result, may have a material adverse effect on our revenue or results of operations.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV battery swapping stations. The reduction, modification or elimination of such benefits could adversely affect our financial results.

The government provides incentives to end users and purchasers of EVs and EV battery swapping stations in the form of rebates, tax credits, and other financial incentives. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV battery swapping stations. For example, laws compelling the reduction of greenhouse gas emissions could create opportunity for increased sales of our products and services. Incentives, including tax credits and rebates for purchases of EVs and EV battery swapping stations to reduce greenhouse gas emissions, creates a climate in which our sales may increase. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, be reduced or terminated as a matter of regulatory or legislative policy, or be allocated to alternative industries, such as gas-powered markets. For example, sales decreased in 2020 due to a government changed subsidy program on gas scooters, which led to higher replacement demand on gas scooter products and negatively impacted the sale of PTWs. In addition, new tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of our stations. Furthermore, new tariffs and policy incentives could be put in place by the government that favor equipment manufactured by or assembled at specific factory locations and geographies, which may put our battery swapping equipment vendors at a competitive disadvantage, including by increasing the cost or delaying the availability of battery swapping equipment, by challenging or eliminating our ability to apply or qualify for grants and other government incentives, or by disqualifying Gogoro from the ability to compete for certain battery swapping infrastructure build-out solicitations and programs, including those initiated by government agencies.

Risks Related to our Technology, Intellectual Property and Privacy

Our business may be adversely affected if we are unable to protect our technology and intellectual property from unauthorized use by third parties.

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on, and plans to continue relying on, a combination of trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, our technology. Failure to adequately protect our technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in revenue which would adversely affect our business, prospects, financial condition and results of operations.

The measures we take to protect our technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	the patent application we have submitted may not result in the issuance of any patents;

•	the scope of any issued patents that may result from the pending patent application may not be broad enough to protect proprietary rights;

•	the costs associated with enforcing patents, trademarks, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable;

•	current and future competitors may circumvent patents or independently develop similar inventions, trade secrets or works of authorship, such as software;

•	know-how and other proprietary information we purport to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•	proprietary designs and technology embodied in our products may be discoverable by third parties through means that do not constitute violations of applicable laws.

Intellectual property and trade secret laws vary significantly throughout the world. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be costly, difficult or even impossible.

Any issued patent which may result from the pending patent application may come to be considered “standards essential.” If this is the case, we may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of our technology and intellectual property, and those derivative works may become directly competitive with our offerings. Finally, we may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by our vendors in connection with design and manufacture of our products, thereby jeopardizing our ability to obtain a competitive advantage over our competitors.

Our patents may expire and may not be extended, and our currently pending or future patent applications may not be granted.

As of March 31, 2022, we had 153 issued patents and 15 pending patent applications in Taiwan. We cannot assure you that all of our pending patent applications will result in issued patents. Even if our patent applications succeed and we are issued patents accordingly, we are still uncertain whether these patents will be contested, circumvented, or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting our patents. Numerous patents and pending patent applications owned by others exist in the fields where we have developed and is developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm our business.

We face, and will face, various cybersecurity risks to our systems, products, and operations. Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delay in our services and operations and loss, misuse, corruption, unavailability, or theft of data. Our operations, products, and intellectual property also inherently are at risk of loss, inappropriate access or use, or tampering by both insider threats and external bad actors. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and we have been subject to and may experience these types of incidents on our systems in the future. For example, in January 2022, we experienced a ransomware attack that caused limited disruption to our operations. Since the incident, we have enhanced our security posture, including by improving network segmentation and deploying more extensive backup solutions. However, we cannot guarantee that future attacks will not occur or that future attacks will not cause more severe disruption or material costs in the future. In addition, our customers and partners (including our supply chain) face similar threats and growing cybersecurity requirements. There have been and may continue to be significant supply chain cyber attacks generally, and our third-party vendors and service providers may be targeted or impacted by such attacks. We cannot guarantee that we or our third-party vendors and service providers’ systems and networks have not been breached or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our systems and networks or the systems and networks of third parties that support us and our services.

Any security breach or incident, including those resulting from a cybersecurity attack, phishing attack, or any unauthorized access, unauthorized usage, virus, malware, ransomware or similar breach or disruption to our networks and systems, or those of third parties upon which we rely, or the perception or report that any of these have occurred, could result in the loss, corruption, misuse, or unauthorized disclosure of confidential information, damage to our reputation, litigation, regulatory investigations and proceedings, fines, penalties, or other liabilities. No assurance can be made that any limitations of liability provisions in our agreements with our customers with third-party vendors and service providers, or other contracts, would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter.

Further, insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks and other security breaches and incidents. We may incur significant costs in an effort to detect and prevent security breaches and other security-related incidents, and our costs may increase as we make improvements to our systems and processes to prevent future breaches and incidents. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our service providers, vendors, or other third parties. Further, we have previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including security incidents, such as ransomware attacks, infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for our solutions from target customers.

We have processes and procedures in place designed to enable us to quickly recover from a disaster or catastrophe. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, during peak periods, which could cause additional reputational damages, or loss of revenue, any of which could adversely affect our business, financial condition and results of operations.

We may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive. In the event that we fail to successfully defend any such claims, our business may be temporarily suspended or permanently impacted.

From time to time, the holders of intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that we will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, we may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase our operating expenses. In addition, if we are determined to have or believe there is a high likelihood that we have infringed upon or misappropriated a third party’s intellectual property rights, we may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services we offer, to pay substantial damages and/or royalties, to redesign our products and services, and/or to establish and maintain alternative branding. In addition, to the extent that our customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to our products and services, we may be required to indemnify such customers and business partners. If we were required to take one or more such actions, our business, prospects, financial condition and results of operations could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Interruptions, delays in service or inability to increase capacity, including internationally, at third-party data center facilities could impair the use or functionality of our subscription services, harm our business and subject us to liability.

We currently serve customers from third-party data center facilities operated by Amazon Web Services. The majority of our services are housed in third-party data centers operated in Tokyo, and we employ geographically distributed redundant, back-up data centers for all of our services. Any outage or failure of such data centers could negatively affect our product connectivity and performance. Our primary environments are operated by our technical engineers, and any interruptions or other disruptions of these primary and backup data centers could negatively affect our product connectivity and performance. Any incident affecting a data center facility’s or cellular and/or virtual private networking services provider’s infrastructure or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, ransomware, malware or other malicious code, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of our services.

Any damage to, or failure of, our systems, or those of our third-party providers, could interrupt or hinder the use or functionality of our services. Impairment of or interruptions in our services may reduce revenue, subject us to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and our ability to attract new customers. Our business will also be harmed if customers and potential customers believe our products and services are unreliable.

Risks Related to the Regulatory Environment

We face risks associated with maintaining and expanding our international operations, including unfavorable and uncertain regulatory, political, economic, tax and labor conditions.

We are subject to legal and regulatory requirements, political uncertainty and social, environmental and economic conditions in numerous jurisdictions, including markets in which we generate significant sales, over which we have little control and which are inherently unpredictable. Our operations in such jurisdictions, particularly as a company based in Taiwan, create risks relating to conforming our products to regulatory and safety requirements and charging and other electric infrastructures; organizing local operating entities; establishing, staffing and managing foreign business locations; attracting local customers; navigating foreign government taxes, regulations and permit requirements; enforceability of our contractual rights; trade restrictions, customs regulations, tariffs and price or exchange controls; and preferences in foreign nations for domestically manufactured products. Such conditions may increase our costs, impact our ability to sell our products and require significant management attention, and may harm our business if we are unable to manage them effectively.

Any failure by us to comply with laws or regulations relating to privacy, data protection, cybersecurity, and consumer protection of the jurisdictions in which we operate or where our products are sold may harm us.

We are and may become subject to a variety of federal, state, local, and international laws, directives, and regulations, as well as contractual obligations, relating to the collection, use, retention, security, disclosure, transfer, and other processing of personal information and other data. The regulatory framework for privacy, data protection, and data security worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Complying with laws, regulations, amendments to or re-interpretations of existing laws and regulations, and contractual or other actual or alleged obligations relating to privacy, data protection, data transfers, data localization, or cybersecurity may require us to make changes to our services, policies and procedures, and to engage in additional contractual negotiations, to enable us or our customers to meet new legal requirements, incur substantial operational costs, modify our data practices and policies, and restrict our business operations. Any failure by us or our vendors or other business partners to comply with domestic or international laws or regulations relating to privacy, data protection, or cybersecurity in connection with the processing, collection, use, retention, security and transfer of data relating to individuals, including personally identifiable information, could result in regulatory or litigation-related actions and proceedings by regulators and private parties against us, legal liability, fines, damages, ongoing audit requirements and other significant costs and expenses. Substantial expenses and operational changes may be required in connection with maintaining compliance with such laws, regulations, and other actual and asserted obligations, and even an unsuccessful challenge by customers or regulatory authorities of our activities could result in adverse publicity and could require a costly response from and defense by us. In addition, certain emerging privacy laws, regulations, and standards, are still subject to a high degree of uncertainty as to their interpretation, application and impact, and may require extensive system and operational changes, be difficult to implement, increase our operating costs, adversely impact the cost or attractiveness of the products or services we offer, or result in adverse publicity and harm our reputation. For example, new privacy and cybersecurity laws are coming into effect in the PRC. Notwithstanding our efforts to protect the security and integrity of our customers’ personal information, we may be required to expend significant resources to comply with legal and regulatory requirements if, for example, third parties improperly obtain and use the personal information of our customers or we otherwise experience a security breach or incident that impacts our operations or leads to any loss of, or unauthorized access to, or use or acquisition of, customers’ personal information. Any of these may result in fines, penalties and damages and harm our brand, prospects and results of operations.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial condition or results of operation.

We and our operations, as well as those of our contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require us or others in our value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with our operations as well as other future projects, the extent of which cannot be predicted.

Although we are not regulated as a utility company, changes in regulations may subject us to regulation as a utility or otherwise require us to comply with utility-style regulations and limitations.

Although we generally are not regulated as a utility, government laws and regulations concerning electricity heavily influence the market for our product and services. These statutes and regulations often relate to electricity pricing, net metering, incentives, taxation, and the rules surrounding the interconnection of customer-owned electricity generation for specific technologies. Changes, or in some cases a lack of change, in any of the laws, regulations, ordinances locally or in foreign markets such as the PRC or other rules that apply to customer installations and new technology could make it more costly for our vendors to install and operate our battery swapping stations on particular sites, and in turn could negatively affect our ability to deliver cost savings to customers for the use of our products. If we become subject to the same regulatory authorities as utilities or if new regulatory bodies are established to oversee our business, the marketability of our products could be impacted and our operating costs could materially increase. In addition, regulatory uncertainty could discourage investment in the industry, which would reduce the capital available to us.

We may be subject to various governmental export control and trade sanctions and regulations that could impair our ability to compete in international markets or subject us to liability if we violates these controls.

In some cases, we may be subject to export control laws and regulations, including the Export Administration Regulations administered by the U.S. Department of Commerce, and our activities may be subject to trade and economic sanctions, including those administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). As such, a license could be required to export or re-export our products to certain countries and end-users and for certain end-uses. For example, following Russia’s invasion of Ukraine, the United States and other countries imposed economic sanctions and severe export control restrictions against Russia and Belarus, and the United States and other countries could impose wider sanctions and export restrictions and take other actions should the conflict further escalate. Any exports or sales of our products into Russia and Belarus may be impacted by these restrictions. If we were to fail to comply with such U.S. export controls laws and regulations, U.S. economic sanctions, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export privileges. Obtaining the necessary export license for a particular sale may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. Further, U.S. export control laws and economic sanctions prohibit the export of products to certain U.S. embargoed or sanctioned countries, governments, and persons, as well as for prohibited end-uses. Any failure by us or our partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations, and penalties.

In addition, our future results could be adversely affected by changes in interpretations of existing laws and regulations, or changes in laws and regulations, including, among others, changes in accounting standards, taxation requirements, competition laws, trade laws, import and export restrictions, privacy laws and environmental laws domestically and internationally. It is unknown whether and to what extent new tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on us or our industry and customers. Any unfavorable government policies on international trade, such as export and import controls, capital controls or tariffs, may affect the demand for our products and services, increase the cost of components, delay production, impact the competitive position of our products or prevent us from being able to sell products in certain countries. If any new export or import controls, tariffs, legislation and/or regulations are implemented or if existing trade agreements are renegotiated such changes could have an adverse effect on our business, financial condition, results of operations. In addition, proceedings to enforce, or the enforcement of, any laws, regulations and policies domestically or internationally, and the resulting response to such actions, may have an adverse effect on our business, financial condition and results of operations.

Although the audit report included in our Form 20-F is prepared by auditors who are currently inspected fully by the PCAOB , there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our Taiwan-based auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Although we have some operations within mainland China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, our auditor is currently inspected fully by the PCAOB.

Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in mainland China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, to the extent that any component of our auditor’s work papers are or become located in mainland China, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular PRC laws, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq Global Select Market of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting companies based in mainland China from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the HFCA, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in issuers based in mainland China and summarizing enhanced disclosures the SEC recommends issuers based in mainland China make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies Gogoro as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq Global Select Market or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in Gogoro Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction and was approved by the SEC on November 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCA Act, pursuant to which the SEC will identify a “Commission-Identified Issuer” if an issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. If we are identified as a Commission-Identified Issuer, there is no assurance that we will be able to take remedial measures in a timely manner. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in such jurisdictions.

Even though our auditor is based in Taiwan and under full inspection of the PCAOB and hence, not subject to the determinations announced by the PCAOB on December 16, 2021, if any PRC law relating to the access of the PCAOB to auditor files were to apply to a company such as us or our auditor, the PCAOB may be unable to fully inspect our auditor in the future, which may result in our securities being delisted or prohibited from being traded “over-the-counter” pursuant to the HFCA Act and materially and adversely affect the value and/or liquidity of your investment.

While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in mainland China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators. Delisting of Gogoro Ordinary Shares would force holders of Gogoro Ordinary Shares to sell their shares. The market price of Gogoro Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with operations in mainland China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

Our business activities may be subject to the United States Foreign Corrupt Practices Act (FCPA) and similar anti-bribery and anti-corruption laws and anti-money laundering laws, including laws of other countries in which we operate. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if it violates them.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and other anti-bribery and anti-corruption laws and anti-money laundering laws in countries outside of the United States where we conduct our activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

We, our employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our employees, agents, representatives, business partners or third-party intermediaries will not take actions in violation of applicable law for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from government contracts, all of which may have an adverse effect on our reputation, business, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are subject to evolving laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products.

As we grow our manufacturing operations in additional regions, we are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels in the PRC, India and other locations abroad, including laws relating to the use, handling, storage, recycling, disposal and/or human exposure to hazardous materials, product material inputs and post-consumer products and with respect to constructing, expanding and maintaining our facilities. The costs of compliance, including remediations of any discovered issues and any changes to our operations mandated by new or amended laws, may be significant, and any failures to comply could result in significant expenses, delays or fines. We are also subject to laws and regulations applicable to the supply, manufacture, import, sale and service of PTWs both domestically and abroad.

Finally, as a manufacturer, installer and service provider with respect to the energy storage systems for the PTWs and the battery swapping stations, and a supplier of electricity generated and stored by certain of the energy storage systems we install for customers, we are impacted by federal, state and local regulations and policies concerning electricity pricing, the interconnection of electricity generation and storage equipment with the electrical grid and the sale of electricity generated by third party-owned systems. If regulations and policies that adversely impact the interconnection or use of our energy storage systems are introduced, they could deter potential customers from purchasing our products, threaten the economics of our existing contracts and cause us to cease PTW sales and the maintenance of battery swapping stations and operations in the relevant jurisdictions, which may harm our business, financial condition and results of operations.

Failure to comply with laws relating to employment could subject us to penalties and other adverse consequences.

We are subject to various employment-related laws in the jurisdictions in which our employees are based. We face risks if we fail to comply with applicable domestic wage laws, or wage laws applicable to our employees internationally. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on our reputation, business, prospects, financial condition and results of operations. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Our management has limited experience in operating a public company. We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

Our management has limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could result in an increasing amount of their time that may be devoted to these activities which could result in less time being devoted to the management of our business. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States.

In connection with the Business Combination, we have become a public company and will incur significant legal, accounting, and other expenses that we did not incur as a private company. Compliance with these requirements has increased legal and financial compliance costs and made some activities more time consuming and costly. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur in the future as a result of being a public company or the timing of such costs. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business, financial condition and results of operations.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. We will continue to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

As a result of disclosure of information as a public company, our business and financial condition has become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, our business, financial condition and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of management and adversely affect our business, financial condition and results of operations. These factors could also make it more difficult for us to attract and retain qualified colleagues, executive officers, and members of our board of directors.

Because we are incorporated under the laws of the Cayman Islands and our executive of offices are located in Taiwan, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands and our executive offices are located in Taiwan. As a result, it may be difficult for investors to effect service of process within the United States on us, our executive officers and directors, or enforce judgments obtained in the United States courts against us, or our executive officers and directors.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to the Company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not clearly established as they would be under from statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by Walkers, our Cayman counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

We report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Risks Related to Doing Business in Taiwan

Our business may be adversely affected by the changes of governmental policy and subsidy program in Taiwan electric scooters market.

Since 2009, Taiwan government has employed a range of different policy instruments to stimulate the development of green transportation, in particular the electric scooters industry, aiming the goal of banning fuel vehicles by stages in the future. A variety of subsidy programs have been implemented, including, without limitation, the Subsidy Program for Development of Electric Scooter promulgated by the Ministry of Economic Affairs, the Subsidy Program for the Elimination of Two-Cycle Engine Scooter and New Purchase of Electric Scooter by the Environmental Protection Administration, and other similar subsidy programs by the local authorities.

For example, under the Subsidy Program for Development of Electric Scooter promulgated by the Ministry of Economic Affairs, in 2020, the government provided a purchase subsidy in amount of up to NTD 7,000 for heavy and light electric scooters, up to NTD 5,100 for extra-light electric scooters, subject to adjustment from time to time. Some of our customers have chosen to purchase electric scooter rather than fuel scooter due to the purchase subsidy. With respect to the vendors in this industry, in 2012 and 2013, Taiwan government had provided incentives ranging from NTD 5 to 20 million to the defined manufacturer of electric scooters based on its sales quantity (noting that such incentives had been canceled thereafter). In addition, to encourage the expansion of electricity facility, a subsidy up to NTD 300,000 would be granted for a new installment of electricity facility.

We have benefited from the above governmental policy and subsidy programs, which is changing. With the growth of the electric scooters industry, subsidy programs have gradually reduced their subsidy amount, while some programs have been stepping down, like the Environmental Protection Administration canceled the purchase subsidy since 2020. Furthermore, under the 2017 Action Plan Air Pollution Prevention and Control by the Taiwan government, it was planned to ban the sale of fuel scooters in 2035. However, such policy has been suspended in 2019 and replaced by a balanced policy between electric and fuel scooter industry.

As our major sales and revenue are currently generated from the Taiwan market, the above changes of governmental policy and subsidy programs may significant and adversely affect our business and results of operations. For a specific example, the reduction of purchase subsidy on electric scooters would lead to the higher purchase price (compared with the same selling price with original subsidy) and therefore may adversely affect the purchase intention of our customers and the sales of our products.

Our Taiwan subsidiaries bear product liabilities for damages caused by our products under Taiwan regulations on consumer protection.

Currently, most of our products are manufactured and sold in Taiwan. Pursuant to the Taiwan Consumer Protection Act, enterprises engaging in the design, manufacture of goods or provision of services shall ensure such goods or services, when entering into the market, comply with the contemporary technological or professional standards with reasonably expected safety requirements. In the event of any violation of the aforesaid regulation, the enterprises shall be liable for the damage caused to the consumers or third parties. Customer claims in connection with damage or injury sustained from accidents involving our products have been reported to our Taiwan subsidiaries from time to time. If our products fail to comply with the contemporary technological or professional standards with reasonably expected safety requirements applicable in Taiwan, our Taiwan subsidiaries will be liable for the damages caused by our products. If our Taiwan subsidiaries incur significant liabilities in connection with product liabilities, our business and results of operations may be adversely affected.

Our business involves the personal data of our customers, and is subject to the restrictions and requirements under Taiwan regulations on the personal data protection.

Our battery swap system is part of our business model, and involves collecting and processing the personal data of our customers using the battery swap system, including their riding information and usage habit. According to Taiwan Personal Data Protection Act, our Taiwan subsidiaries are required to conduct due notification procedures and obtain the customer’s consent to collect his/her personal data, and shall not use such personal data beyond the scope authorized by the customer or disclose it to third parties. In addition, the customer, as the data subject, is entitled to request our Taiwan subsidiaries, as the holders of personal data, to delete or provide a copy of his/her personal data. In the event of violation of restrictions or requirements under Taiwan Personal Data Protection Act, our Taiwan subsidiaries may be subject to a fine ranging from NTD 20,000 to 500,000 depending on the violating scenario and be liable for the damages caused to our customers.

Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of Taiwan laws, regulations and policies may materially and adversely affect our daily operations.

In accordance with the relevant Taiwan laws and regulations, our Taiwan subsidiaries are required to maintain various approvals, licenses, permits and filings to operate our business, including but not limited to business registration, factory registration, tax registration and those with respect to environment protection and fire safety inspection. The obtaining of these approvals, licenses, permits and filings are subject to satisfactory compliance with, among other things, the applicable laws and regulations. If our Taiwan subsidiaries are unable to obtain any of such licenses and permits or extend or renew any of our Taiwan subsidiaries’ current licenses or permits upon their expirations, or if our Taiwan subsidiaries are required to incur significant additional costs to obtain or renew these licenses, permits and approvals, our daily operations could be materially and adversely affected.

We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and mainland China that could negatively affect our business and hence the value of your investment.

Currently, our major operation and market are located in Taiwan. Accordingly, our business, financial condition and results of operations and the market price of our securities may be affected by changes in governmental policies, taxation, growth rate, inflation rate or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan. In particular, the unique political status of Taiwan and its internal political movement cause sustained tension between mainland China and Taiwan. Past developments related to the interactions between mainland China and Taiwan, especially in relation to trade activities such as bans on exports of goods from time to time, have on occasions depressed the transactions and business operations of certain Taiwanese companies and overall economic environment. We cannot predict whether there will be escalation of the tensions between mainland China and Taiwan which would lead to new bans or tariffs on exports or even conflict. Any conflict which threatens the military, political or economic stability in Taiwan could have a material adverse effect on our current or future business and financial conditions and results of operations.

Our Taiwan subsidiaries are subject to restrictions on paying dividend or making other payments to us, which may restrict our ability to satisfy its liquidity requirements.

As an exempted company with limited liability incorporated under the laws of the Cayman Islands structured as a holding company, we may need dividends and other distributions on equity from our Taiwan subsidiaries to satisfy our liquidity requirements. Current Taiwan regulations permit our Taiwan subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, which shall first make up previous losses and set aside at least 10% of its accumulated profits each year. These reserves are not distributable as cash dividends. Furthermore, if our Taiwan subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our Taiwan subsidiaries to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements. In addition, the dividend payments by our Taiwan subsidiaries to us shall be subject to the withholding tax of 21% since January 1, 2018.

Our Taiwan subsidiaries are subject to foreign exchange control imposed by Taiwan authorities, which may affect the paying dividends, repatriating the interest or making other payments to us.

Currently Taiwan regulates only those foreign exchange transactions that involve the conversion of the New Taiwan Dollar into foreign currencies. Pursuant to the relevant provisions of Taiwan Foreign Exchange Control Act, foreign exchange transactions of a value of NTD 500,000 or more shall be declared to the Central Bank of Taiwan. Further, for a remittance by a company as follows, relevant testimonials shall be submitted and such remittance shall be subject to the approval of the Central Bank of Taiwan: (i) a single remittance of an amount over USD 1 million; or (ii) annual accumulated settlement amount of foreign exchange purchased or sold has exceeded USD 50 million. Nevertheless, Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. If the dividend payments or other payments by our Taiwan subsidiaries and branches to us involves the currency conversion from New Taiwan Dollar to US Dollar, such conversion would be subject to the foregoing foreign exchange control imposed by Taiwan authority.

Our Taiwan subsidiaries are subject to Taiwan regulations on investment or technical cooperation in the mainland China, which may affect their expansion to the mainland China market.

Our Taiwan subsidiaries currently focus on the Taiwan market and may consider expanding their businesses to the mainland Chinese market in the near future. Pursuant to the Taiwan Permission Regulations for Investment

or Technical Cooperation in the PRC and the Review Principles for Investments or Technical Cooperation in mainland China (“Permission Regulations”), an investment or technical cooperation made by a Taiwanese investor in mainland China is subject to the restrictions thereunder and requires the approval by the competent Taiwan authority, the Investment Commission, the Ministry of the Economic Affairs (“Taiwan Investment Commission”). The restrictions under the Permission Regulations include a negative list in which investment or technical cooperation is prohibited as well as the maximum investment amount. Currently, electric scooter or battery swap service is not on such negative list. However, we cannot preclude the possibility that the negative list will be amended to restrict Taiwanese investor’s engagement of electric scooter or battery swap service in mainland China. As to the maximum investment amount, the aggregate investment amount in mainland China by any of our Taiwan subsidiaries shall not exceed NTD 80 million or 60% of the higher of such subsidiary’s stand-along net worth or consolidated net worth, whichever is higher; provided, however, that if we are qualified as a multi-national company defined by the Taiwan Investment Commission, which requires a global revenue of USD 100 million in the year preceding the application with the Taiwan Investment Commission, having subsidiaries or branches in at least two countries which are controlled and managed by the parent company and engaging in cross-border operations, then there is no restriction on the amount of investment. As a result, we need to obtain approval from Taiwan Investment Commission to make investments in mainland China or to grant licenses to mainland Chinese entities. The Taiwan Investment Commission may at its discretion reject our application. If the Taiwan Investment Commission prevents our Taiwan subsidiaries from making investment in mainland China or granting licenses to mainland Chinese entities, we may not be able to expand our business in the PRC.

Taiwanese investors holding more than 10% of Gogoro Ordinary Shares will be subject to Taiwan regulations on investment or technical cooperation in mainland China for its investment or technical cooperation in mainland China.

Under the Permission Regulations, for an investment made by a Taiwanese individual or entity (“Taiwanese Investor”) in a “third region” company which conducts the investments or technical cooperation in mainland China defined therein and such Taiwanese Investor (i) acts as director, supervisor, manager or equivalent position or (ii) has a shareholding or capital contribution of 10% or more in such third region company, the investment in such a third region company would also be deemed a defined investment in mainland China and therefore be subject to the Permission Regulations.

Therefore, for our future investment or technical cooperation in mainland China, our Taiwanese shareholders holding 10% or more of Gogoro Ordinary Shares will need to apply for the foreign investment approval with the competent Taiwan authority, the Taiwan Investment Commission in accordance with the Permission Regulations. There are restrictions on the investment or technical cooperation with mainland China, including, without limitation, the annual investment amount in mainland China shall be capped at USD 5 million per year for Taiwan individuals or NTD 80 million or 60% of the higher of its stand-along net worth or consolidated net worth for a Taiwan small-medium enterprise. Your indirect investment in the PRC via the Company under the Permission Regulations will be calculated on the portion of your shareholdings in the Company. If your aggregate investments in the PRC exceed the annual ceiling amount, the Taiwan Investment Commission will reject your application for the exceeding investment in the PRC. If the Taiwanese Investor fails to obtain applicable approvals from the Taiwan Investment Commission in respect of its investment in mainland China, an administrative fine ranging NTD 50 thousand to 25 million or imprisonment may be imposed.

Risks Related to Conducting Operations in the PRC

A downturn in mainland China or global economy, and economic and political policies of the PRC could materially and adversely affect our sales in mainland China.

We currently sell our products in the PRC and we could in the future conduct operations through our subsidiaries in the PRC. Accordingly, our business, prospects, financial condition and results of operations may be influenced by political, economic and social conditions in the PRC generally and by continued economic growth in the PRC as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.

Economic conditions in mainland China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on our business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

Our operations in mainland China are limited to the following:

(i)	we have a Taiwanese subsidiary which sells products in mainland China;

(ii)

in November 2020, Gogoro Network Pte. Ltd., which is incorporated in Singapore, entered into the Capital Increase Agreement with Yadea and DCJ, which is governed by PRC law. Among other things, the Capital Increase Agreement provides that we will sell battery packs and battery swapping stations to a joint venture (which we have not invested any funds in) and we will receive a licensing fee for use of our SaaS platform;

(iii)

our Taiwan subsidiaries have entered into a service agreement with the joint venture mentioned in (ii) above under which our Taiwan subsidiaries provide consulting services to the joint venture in exchange for a consulting fee; and

(iv)	Gogoro Network Pte. Ltd. receives a licensing fee associated with its SAAS platform from the joint venture mentioned in (ii) above.

In addition, we currently have two subsidiaries in the PRC that are inactive. We could in the future conduct operations through our PRC subsidiaries. Accordingly, economic, political and legal developments in the PRC will affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate business in mainland China.

The Chinese government may intervene in or influence our operations in the PRC at any time, which could result in a material change in our PRC operations and adversely impact the value of our ordinary shares.

The Chinese government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations in the PRC as the government deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries such as the education and Internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could require us to seek permission from Chinese authorities to commence to operate our business, which may adversely affect our business, financial condition and results of operations. Furthermore, recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in mainland China that are to be conducted in foreign markets, as well as foreign investment in PRC-based issuers. There is no guarantee that we will not be subject to such direct influence or intervention in the future due to changes in laws or other unforeseeable reasons. There is always a risk that the Chinese government may, in the future, seek to affect operations of any company with any level of operations in mainland China. Any such action, once taken by the Chinese government, could cause the value of our ordinary shares to significantly decline or become worthless. In addition, if we were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons, it may require a material change in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Compliance with the PRC’s new Data Security Law, Measures, Draft Regulations on Network Data Security (draft for public consultation), Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business in the PRC.

The PRC has implemented or will implement rules and is considering a number of additional proposals relating to data protection. The PRC’s new Data Security Law took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in mainland China from transferring data stored in mainland China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government.

Additionally, the PRC’s Cyber Security Law requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that the PRC adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cyber security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

Recently, the CAC has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Cybersecurity Review Measures, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On November 14, 2021, the CAC released the Draft Regulations for public consultation, pursuant to which, any listing to be done on a security exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. On December 28, 2021, the CAC published the Measures, expanding the cybersecurity review to network platform operators in possession of personal information of over one million users if the operators intend to list their securities in a foreign country.

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on the ePTW industry generally and the Company in particular. The PRC’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations.

The National People’s Congress released the Personal Information Protection Law, which has become effective on November 1, 2021. The Personal Information Protection Law provides a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in mainland China, and the processing of personal information of persons in mainland China outside of mainland China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in mainland China. The Personal Information Protection Law also provides that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to be set by Chinese cyberspace regulators are also required to store in mainland China personal information generated or collected in mainland China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the Personal Information Protection Law contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year and may also be ordered to suspend any related activity by competent authorities.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Further, if, for example, the enacted version of the draft measures mandates clearance of cybersecurity review and other specific actions to be completed by us, we may face uncertainties as to whether such clearance can be timely obtained, or at all, and incur additional time delays to complete any such acquisition. Cybersecurity review could also result in diversion of our managerial and financial resources. We may also be prevented from pursuing certain investment opportunities if the PRC government considers that the potential investments will result in a significant national security issue.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and the Company.

Our operations are subject to various PRC laws and regulations generally applicable to companies in the PRC. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in the PRC.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in mainland China. However, the PRC has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of resources and management attention.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties. For example, although we will not be required to obtain from Chinese authorities any permissions to operate (other than a business license required by SAMR, which has been obtained by each of our PRC subsidiaries) and issue our securities to foreign investors and we have not been informed by the CSRC, the CAC or any other entities that we are required to approve our operations, there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies and how those laws and regulations will be interpreted or implemented, there can be no assurance that we will not be subject to such requirements, approvals or permissions in the future.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection afforded to us than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not be aware if we violate these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in the PRC could materially and adversely affect our business and impede our ability to continue our operation in the PRC.

In addition, if certain PRC laws and regulations were to become applicable to us in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations, any of which may cause the value of our securities to significantly decline or become worthless. In addition, the laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to our business, it may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may constitute criminal offenses.

The PRC Labor Contract Law became effective on January 1, 2008 and was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018, and the Administrative Regulations on the Housing Provident Funds, companies operating in the PRC are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing provident fund plans, and the employers must pay all or a portion of the social insurance premiums and housing provident funds for their employees.

As the interpretation and implementation of these laws and regulations are still evolving, our employment practices may not at all times be deemed in compliance with the new laws and regulations. If we incur significant liabilities in connection with labor disputes or investigations, our businesses and results of operations may be adversely affected.

Changes in the PRC’s economic, political or social conditions or government policies could have a material adverse effect on our PRC businesses and operations.

The PRC’s economy differs from the economies of the PRC’s counterpart countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the PRC’s economy has experienced significant growth over the past decades, such growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down. In addition, in the past, the PRC government has implemented certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a low demand for our products and services.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements in the future.

Although currently our PRC subsidiaries are inactive, in the future, we may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements. Current PRC regulations permit our foreign invested companies to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, such companies are required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Each of our PRC subsidiaries may also, at the respective subsidiary’s discretion, allocate a portion of its after-tax profits based on its articles of association and PRC accounting standards to certain reserve funds. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or to make payments to us may restrict our ability to satisfy our future liquidity requirements.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from making loans to or making additional capital contributions to our PRC subsidiaries.

We are an exempted company incorporated in the Cayman Islands structured as a holding company, planning to conduct our partial operations in the PRC in collaboration with local OEM partners. As permitted under PRC laws and regulations, in utilizing the proceeds of the PIPE Investment, we may make loans to our PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiaries or equity investments. Furthermore, loans by us to our PRC subsidiaries or our equity investments to finance our activities cannot exceed the difference between their respective total project investment amount and registered capital or 2.5 times of their net worth and capital contributions to our PRC subsidiaries or our equity investments are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in the PRC.

The State Administration of Foreign Exchange (“SAFE”) promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency it holds, including the net proceeds from our PIPE Investment, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the PRC, or the MOFCOM, be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Anti-Monopoly Bureau of State Administration for Market Regulation, or the AntiMonopoly Bureau, before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM or the Anti-Monopoly Bureau or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the PRC’s State Administration of Taxation (“SAT”) on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent PRC tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer and as a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10%.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source, or SAT Bulletin 37, which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the Enterprise Income

Tax Law, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the Enterprise Income Tax Law, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.

During the effective period of SAT Circular 698 and by the application of SAT Bulletin 7 and SAT Bulletin 37, some intermediary holding companies were actually looked through by the PRC tax authorities, and consequently the non-PRC resident investors were deemed to have transferred the PRC subsidiary and PRC corporate taxes were assessed accordingly. It is possible that we or our non-PRC resident investors may at some point be at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investment in the Company.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within the PRC.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in the PRC. For example, in the PRC, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside the PRC or otherwise with respect to foreign entities. Although the authorities in the PRC may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, or Article 177, the securities regulatory authority of the State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC, and that PRC entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within the PRC may further increase difficulties faced by you in protecting your interests.

Regulation and censorship of information disseminated over the Internet in the PRC may adversely affect our business, and we may be liable for content that is displayed on our website.

The PRC has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the Internet. In the past, the PRC government has prohibited the distribution of information through the Internet that it deems to be in violation of PRC laws and regulations. If any of our Internet information is deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our PRC businesses, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our customers or users of our website or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be prevented from operating our website in the PRC.

Additional factors outside of our control related to doing business in the PRC could negatively affect our business.

Additional factors that could negatively affect our business include a potential significant revaluation of the RMB, which may result in an increase in the cost of operating in the PRC. Natural disasters or health pandemics impacting the PRC can also have a significant negative impact on our PRC businesses. Further, the imposition of trade sanctions or other regulations against products imported by us from, exported by us into, or the loss of “normal trade relations” status with the PRC could significantly increase our cost of products exported outside of or imported into the PRC and harm our business.

Risks Related to Ownership of the Gogoro Ordinary Shares

The price of the Gogoro Ordinary Shares may be volatile, and the value of the Gogoro Ordinary Shares may decline.

We cannot predict the prices at which the Gogoro Ordinary Shares will trade. The trading price of the Gogoro Ordinary Shares has been and may continue to be volatile and subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in the Gogoro Ordinary Shares as you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of the Gogoro Ordinary Shares include the following:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from expectations of securities analysts;

•	changes in the pricing of our solutions;

•	changes in our projected operating and financial results;

•	changes in laws or regulations applicable to our platform;

•	announcements by us or our competitors of significant business developments, acquisitions, strategic partnerships or new offerings;

•	sales of the Gogoro Ordinary Shares by us or our shareholders;

•	significant data breaches, disruptions to or other incidents involving our platform;

•	our involvement in litigation;

•	conditions or developments affecting the EV and ePTWs industries;

•	future sales of the Gogoro Ordinary Shares by us or our shareholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	the trading volume of the Gogoro Ordinary Shares;

•	changes in the anticipated future size and growth rate of our markets;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	general economic and market conditions including increasing inflation; and

•	other events or factors, including those resulting from war including the conflict between Russia and Ukraine, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of the Gogoro Ordinary Shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. we may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

Sales of a substantial number of Gogoro Ordinary Shares and Public Warrants in the public market could cause the market price of Gogoro Ordinary Shares and Public Warrants to fall.

Sales of a substantial number of Gogoro Ordinary Shares or Public Warrants in the public market could occur at any time. If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amount of Gogoro Ordinary Shares or Public Warrants in the public market, the market price of Gogoro Ordinary Shares and Public Warrants could decline significantly. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Subject to certain exceptions, the Sponsor and its affiliates and permitted transferees, and our directors, officers and certain shareholders are restricted from selling or transferring any of their respective Gogoro Ordinary Shares (not including the PIPE Shares). In the case of our directors, officers and certain shareholders who signed a lockup agreement, subject to certain exceptions, (a) for each shareholder who is not a member of management (as defined therein), such restrictions end (i) with respect to 50% of such shares, six months after the closing of the Business Combination and (ii) with respect to 50% of such shares, 12 months after the closing of the Business Combination, and (b) for each shareholder that is a member of management (as defined therein), such restrictions end 12 months after the closing of the Business Combination. In the case of the Sponsor and its affiliates and permitted transferees, (I) 6,393,750 Gogoro Ordinary Shares became unvested upon the closing of the Business Combination, subject to vesting conditions based on share price performance, and (II) 2,231,250 Gogoro Ordinary Shares are subject to a lockup period of six months after the closing of the Business Combination.

However, following the expiration of the applicable lock-up periods, such equity holders will not be restricted from selling Gogoro Ordinary Shares held by them, other than by applicable securities laws. Additionally, the purchasers of the PIPE Shares will not be restricted from selling any of their Gogoro Ordinary Shares, other than by applicable securities laws. As such, sales of a substantial number of Gogoro Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Gogoro Ordinary Shares. As restrictions on resale end and registration statements (to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Gogoro Ordinary Shares, and the market price of Gogoro Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

In addition, on May 5, 2022, we filed a registration statement on Form S-8 to register 40,467,241 Ordinary Shares reserved for future issuance under our 2022 Equity Incentive Award Plan. As a result, shares registered under this registration statement on Form S-8 will be available for sale in the public market subject to the satisfaction of applicable vesting arrangements, the exercise of such options and securities law restrictions. Moreover, the PIPE Investors holding an aggregate of 29,482,000 Gogoro Ordinary Shares and certain holders of an aggregate of up to 125,478,944 Gogoro Ordinary Shares (exclusive of any potential Earnout Shares issuable pursuant to the Merger Agreement) have rights, subject to conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act would result in the shares becoming freely tradeable in the public market, subject to the restrictions of Rule 144 in the case of our affiliates. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of Gogoro Ordinary Shares could decline.

An active trading market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

An active trading market for our securities may never develop or, if developed, may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts. Additionally, if our securities become delisted from the Nasdaq Global Select Market and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq, NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Provisions in our amended and restated memorandum and articles of association could discourage, delay or prevent a change of control of the Company and may affect the trading price of the Gogoro Ordinary Shares.

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of the Company or management that shareholders may consider favorable. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Gogoro Ordinary Shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

•	Our amended and restated memorandum and articles of association only permit our shareholders together holding at least 25% of our paid-up voting share capital to requisition a general meeting.

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Our amended and restated memorandum and articles of association require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding ordinary shares as being entitled to do so to pass any special resolution, which special resolution is required to, among others, amend the memorandum and articles of association or approve a merger.

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Under our amended and restated memorandum and articles of association, our board of directors may comprise up to seven directors (or such greater number as may be approved by special resolution upon an amendment and/or restatement of our amended and restated memorandum and articles of association). The directors shall be appointed and removed by special resolution of the shareholders.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management or our board of directors. Shareholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to shareholders. These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control or change our management and our board of directors and, as a result, may adversely affect the market price of the Gogoro Ordinary Shares and your ability to realize any potential change of control premium. See “Item 10. Additional Information—B. Memorandum and Articles of Association.”

The amended and restated memorandum and articles of association provide that the courts of the Cayman Islands are the exclusive forums for certain disputes between the Company and its shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against the Company or its directors, officers or employees.

Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum: (i) to the fullest extent permitted by relevant law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, regardless of whether such legal suit, action, or proceeding also involves parties other than us; and (ii) the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with our amended and restated memorandum and articles of association or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to us, the courts of the Cayman Islands shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Companies Act (as amended) of the Cayman Island or our amended and restated memorandum and articles of association including but not limited to any purchase or acquisition of our shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against us concerning our internal affairs. The foregoing provisions of sub-paragraph (ii) above shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

This choice-of-forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our amended and restated memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

The warrant agreement relating to our warrants provides that any action, proceeding or claim against the Company arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that the Company irrevocably submits to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit the ability of holders of our warrants to obtain what they believe to be a favorable judicial forum for disputes related to such agreement.

The Warrant Agreement, dated January 5, 2021, as amended by the Assignment and Assumption Agreement dated April 4, 2022 (together, the “Warrant Agreement”), provides that any action, proceeding or claim against the Company arising out of or relating in any way to such agreement, except for claims for which the federal courts have exclusive jurisdiction, such as suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim.

The exclusive forum provision in the Warrant Agreement may limit the ability of holders of our warrants to bring a claim in a judicial forum that it finds favorable for disputes related to the Warrant Agreement, which may discourage such lawsuits against Gogoro and our directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade the Gogoro Ordinary Shares, the price of the Gogoro Ordinary Shares could decline.

The trading market for the Gogoro Ordinary Shares will rely in part on the research and reports that equity research analysts publish about the Company and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of the Gogoro Ordinary Shares could decline. Moreover, the price of the Gogoro Ordinary Shares could decline if one or more securities analysts downgrade the Gogoro Ordinary Shares or if those analysts issue other unfavorable commentary or cease publishing reports about the Company or our business.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire, make investments in or engage in strategic partnerships with companies, solutions or technologies and issue equity securities to pay for any such acquisition, investment or partnership. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Gogoro Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of the Gogoro Ordinary Shares.

We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of the Gogoro Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an emerging growth company and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. However, the extended transition period under the JOBS Act for complying with new or revised accounting standards is not applicable to the Company since it reports under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we will be required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Gogoro on June 30, 2022. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance requirements; these practices may afford less protection to shareholders. If we opt to rely on such exemptions in the future, such decision might afford less protection to holders of our ordinary shares. As a Cayman Islands exempted company that will be listed on the Nasdaq Global Select Market, we are subject to the Nasdaq listing standards. Section 5605(b)(1), Section 5605(c)(2) and Section 5635(c) of the Nasdaq Listing Rules require listed companies to have, among other things, a majority of our board members to be independent, an audit committee of at least three members and shareholders’ approval on adoption of equity incentive awards plans. However, the Nasdaq rules permit a foreign private issuer like Gogoro to follow the corporate governance practices of its home country. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board of directors to consist of independent directors or the implementation of a nominating and corporate governance committee. Since a majority of our board of directors would not consist of independent directors if we relied on the foreign private issuer exemption, fewer board members would be exercising independent judgment and the level of board oversight on our management might decrease as a result. In addition, we could opt to follow Cayman Islands law instead of the Nasdaq requirements that mandate that we obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control, certain transactions other than a public offering involving issuances of 20% or greater interests in the company and certain acquisitions of the shares or assets of another company. While we have not followed home country practice in lieu of the above requirements, we could decide in the future to follow home country practice and our board of directors could make such a decision to depart from such requirements by ordinary resolution.

We are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in the Company and, as a result, the value of the Gogoro Ordinary Shares.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”

Our current controls and any new controls that it develops may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post- implementation issues that may arise.

In connection with the audit of our consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 in accordance with the standards established by PCAOB, we have identified material weaknesses in our internal control over financial reporting which related to the lack of sufficient financial reporting personnel with appropriate knowledge of SEC reporting requirements to the consolidated financial statements and related disclosures.

We are committed to remediating our material weaknesses as promptly as possible. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of the Gogoro Ordinary Shares could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our platform, solutions and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

As a result of our plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, our tax rate may fluctuate, our tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or we may be subject to future changes in tax law, the impacts of which could adversely affect our after-tax profitability and financial results.

Because we do not have a long history of operating at our present scale and have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by our operating results before taxes, changes in the composition of operating income and earnings in countries or jurisdictions with differing tax rates, including as we expand into additional jurisdictions, changes in deferred tax assets and liabilities, changes in accounting and tax standards or practices, changes in tax laws, changes in the tax treatment of share-based compensation, and our ability to structure our operations in an efficient and competitive manner.

Due to the complexity of multinational tax obligations and filings, we may have a heightened risk related to audits, examinations or administrative appeals by taxing authorities. Outcomes from current and future tax audits, examinations or administrative appeals could have an adverse effect on our after-tax profitability and financial condition. Additionally, several tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it. Additionally, many countries and organizations, such as the Organization for Economic Cooperation and Development, are also actively considering changes to existing tax laws or have proposed or enacted new laws that could increase our tax obligations in countries where we do business or cause us to change the way we operate our business. These recent changes and proposals could negatively impact our taxation, especially as we expand our relationships and operations internationally.

If a U.S. Holder is treated as owning at least 10% by vote or value of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person (as defined in Section 7701(a)(30) of the Code) is treated as owning (directly, indirectly, or constructively) at least 10% of the total combined voting power of all classes of our shares entitled to vote or at least 10% of the total value of shares of all classes of our shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” (“CFCs”) in our group (if any), which may subject such person to adverse U.S. federal income tax consequences. Specifically, a United States shareholder of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of such CFC’s “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property, whether or not Gogoro makes any distributions of profits or income of such CFC to such United States shareholder. If a U.S. Holder is treated as a United States shareholder of a CFC, failure to comply with applicable reporting obligations may subject such holder to significant monetary penalties and may extend the statute of limitations with respect to such holder’s U.S. federal income tax return for the year for which reporting was due. Additionally a United States shareholder of a CFC that is an individual would generally be denied certain tax deductions or foreign tax credits in respect of its income that may otherwise be allowable to a United States shareholder that is a U.S. corporation.

We cannot provide any assurances that we will assist holders of our shares in determining whether Gogoro or any of our non-U.S. subsidiaries are treated as CFCs or whether any holder of the Gogoro Ordinary Shares is treated as a United States shareholder with respect to any such CFC, nor do we expect to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The U.S. Internal Revenue Service has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. Each U.S. investor should consult its advisors regarding the potential application of these rules to an investment in the Gogoro Ordinary Shares.

We may become a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Gogoro Ordinary Shares.

Based on the fiscal year 2021 composition of our income, assets and operations and that of our subsidiaries, we do not expect to be a PFIC in the 2022 taxable year or in future taxable years, although there can be no assurance in this regard. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of us and our subsidiaries’ income and assets, and the market value of us and our subsidiaries’ assets, from time to time. Specifically, for any taxable year a non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either: (1) 75% or more of our gross income in that taxable year is passive income, or (2) 50% or more of the value of our assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The calculation of the value of us and our subsidiaries’ assets will be based, in part, on the quarterly market value of Gogoro Ordinary Shares, which is subject to change.

The determination of whether we or our subsidiaries will be or become a PFIC may also depend, in part, on how, and how quickly, we use liquid assets and the cash acquired from the Business Combination and the PIPE Investment or otherwise. If we were to retain significant amounts of liquid assets, including cash, the risk of us being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the 2022 taxable year or any future taxable year. If we were classified as a PFIC for any year during which a U.S. Holder held Gogoro Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such holder held Gogoro Ordinary Shares.

If we were to become a PFIC, such characterization could result in adverse U.S. federal income tax consequences to U.S. Holders of Gogoro Ordinary Shares. For example, if we are a PFIC, U.S. Holders of Gogoro Ordinary Shares may become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. We cannot assure any investor that we will not be a PFIC for the 2022 taxable year or any future taxable year. U.S. investors should consult their own tax advisors about the circumstances that may cause us to be classified as a PFIC and the consequences if we are classified as a PFIC.

Risks Related to this Offering

The sale of all of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Ordinary Shares issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market price of our securities to decline significantly.

Prior to the extraordinary general meeting of Poema Global in connection with the Business Combination, holders of 29,506,265 Poema Global’s Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.006 per share, for an aggregate redemption amount of $295,230,432.36, representing approximately 86% of the total Poema Global Class A Shares then outstanding. The Selling Securityholders can sell, under this prospectus, up to 173,175,500 Ordinary Shares constituting (on a post-exercise basis) approximately 63.9% of our issued and outstanding Ordinary Shares as of April 4, 2022 (assuming the exercise of all of our outstanding Warrants). Additionally, if all the Warrants are exercised, the Selling Securityholders would own an additional 26,650,000 Ordinary Shares, representing an additional 9.8% of the total outstanding Ordinary Shares. Sales of a substantial number of Ordinary Shares in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares.

This prospectus relates, among other things, to the offer and sale from time to time by the Selling Securityholders of (i) 17,250,000 Ordinary Shares issuable upon the exercise of 17,250,000 Public Warrants, which were originally issued in the initial public offering of Poema Global at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share of Poema Global and one-half of one warrant of Poema Global and which are exercisable at a price of $11.50 per share, and (ii) 9,400,00 Ordinary Shares issuable upon the exercise of 9,400,000 Private Placement Warrants held by the Sponsor, which were purchase at a price of $1.00 per warrant in a private placement to the Sponsor and are exercisable at a price of $11.50 per share.

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 29,482,000 Ordinary Shares purchased by certain investors on April 4, 2022 (the “Closing Date”) pursuant to separate subscription agreements dated September 16, 2021, January 18, 2022 and March 21, 2022 at a price of $10.00 per Ordinary Share, (ii) 125,668,500 Ordinary Shares beneficially owned by certain shareholders of the Company prior to the Closing Date (inclusive of up to 7,075,741 Ordinary Shares issuable to such shareholders pursuant to the earnout provisions of the Merger Agreement (as described herein) which were either purchased by Private Investors in connection with arms-length private financings at prices of $1.00 to $3.50 per share or approximately $1.14 to approximately $4.00 per share (after accounting for the Subdivision Factor) or granted pursuant to pre-Business Combination incentive equity grants in the form of restricted stock units or options which were exercised by the Equity Grant Recipients at $0.0001 per share or $0.0001 per share (after accounting for the Subdivision Factor), (iii) 8,625,000 Ordinary Shares issued to certain affiliates of the Sponsor (the “Sponsor Shares,” and together with the Legacy Gogoro Shares, the “Affiliated Shares”) (which were purchased by the Sponsor for $25,000 or approximately $0.003 per share) and (iv) 9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrant.

Prior to the extraordinary general meeting of Poema Global in connection with the Business Combination, holders of 29,506,265 Poema Global’s Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.006 per share, for an aggregate redemption amount of $295,230,432.36, representing approximately 86% of the total Poema Global Class A Shares then outstanding. The Selling Securityholders can sell, under this prospectus, up to 173,175,500 Ordinary Shares constituting (on a post-exercise basis) approximately 63.9% of our issued and outstanding Ordinary Shares as of April 4, 2022 (assuming the exercise of all of our outstanding Warrants). Additionally, if all the Warrants are exercised, the Selling Securityholders would own an additional 26,650,000 Ordinary Shares, representing an additional 9.8% of the total outstanding Ordinary Shares. Sales of a substantial number of Ordinary Shares in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the lower price that they purchased their Ordinary Shares compared to other public investors and be incentivized to sell its securities when others are not. Based on the closing price of our Ordinary Shares on June 6, 2022, (a) the Sponsor may experience potential profit of up to $5.56 per share; (b) the Private Investors may experience potential profit (loss) of between $1.56 to $4.42 per share; and (c) the Equity Grant Recipients may experience a potential profit of $5.56 per share. The PIPE investors may experience potential profit if the price of the Company’s Ordinary Shares exceeds $10.00 per Ordinary Share and the holders of Warrants may experience potential profit if the price of the Company’s Ordinary Shares exceeds $12.50 per Ordinary Share.

Warrants to purchase Ordinary Shares will become exercisable upon the effectiveness of this registration statement, which could increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

As of the closing of the Business Combination, there were 26,650,000 Warrants outstanding. Each Warrant entitles its holder to purchase one share of Ordinary Shares at an exercise price of $11.50 per share (subject to adjustment as described herein). To the extent Warrants are exercised, additional shares of Ordinary Shares will be issued, which will result in dilution to our then existing shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our Ordinary Shares.

Our Warrants may never be in the money, and they may expire worthless.

The exercise price for our Warrants is $11.50 per share (subject to adjustment as described herein), which exceeds the market price of our Ordinary Shares, which was $5.56 per share based on the closing price of our Ordinary Shares on the Nasdaq on June 6, 2022. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to the warrant holders, thereby making the warrants worthless.

We may redeem outstanding Warrants (excluding any Private Placement Warrants held by the Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our Ordinary Shares in the event our Ordinary Shares is not traded on any specific trading day) of our Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending three trading days prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, there is an effective registration statement under the Securities Act covering the shares of our Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a warrant holder: (i) to exercise its Warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its Warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, will be substantially less than the market value of its Warrants.

General Risk Factors

Our operations could be adversely affected by events outside of our control, such as natural disasters, including floods, earthquakes or hurricanes, wars, health epidemics or incidents such as loss of power supply.

The occurrence of a natural disaster such as an earthquake, hurricane, drought, flood, fire, localized extended outages of critical utilities or transportation systems, or any critical resource shortages could cause a significant interruption in our business, damage or destroy our facilities or inventory, and cause us to incur significant costs, any of which could harm our business, financial condition, and results of operations. The insurance we maintain against fires, earthquakes, hurricanes and other disasters and damage may not be adequate to cover losses in any particular case.

In addition, loss of power supply can affect throughput and/or user acceptance of EVs and PTWs, as charged batteries at the swapping stations may be unavailable at the desired times, or at all during these events. If these events persist, the demand for EVs and PTWs could decline.

Further, severe natural disasters could affect our data centers in a temporal or longer-term fashion which would adversely affect our ability to operate our network.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding Gogoro’s future financial position, business strategy and plans and objectives of management for future operations, are forward- looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Gogoro’s expectations concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	Our future financial and operating results, including forecasts, trends, expectations and market opportunity;

•	Growth of our business and operations and our ability to effectively manage our growth;

•	Our ability to launch and ramp up the production of our products and features, and our ability to control our manufacturing costs;

•	Our ability to expand our sales and marketing capabilities in order to increase our customer base and achieve broader market acceptance of our solutions;

•	Our dependence on a limited number of vendors, suppliers and manufacturers;

•	Our ability to expand effectively into new markets, including India, the PRC, Indonesia and Israel, including the timing and estimates on the number of cities we will expand to;

•	Successful acquisitions of new businesses, products or technologies, or entering into strategic collaborations alliances or joint ventures in locations such as India, the PRC, Indonesia and Israel;

•	Our ability to develop and maintain relationships with our partners, including our OEM partners;

•

Significant risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties;

•	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells and metals, including as a result of inflation;

•	Our ability to offer high-quality support to the battery swapping stations and station suppliers, or failure to maintain strong user experience;

•	The impacts of service disruptions, outages, errors and performance problems in our products;

•	The impact of health pandemics, including the COVID-19 pandemic;

•	The ability of our products and services to successfully compete with a growing list of established and new competitors;

•	Changes to fuel economy standards or the success of alternative fuels;

•	Our ability to continue to develop new products and product innovations to adapt to the rapid technological change that characterizes the EV and PTW market;

•	Our ability to continue to grow the number of incremental battery swapping subscribers and cumulative battery swapping subscribers;

•	Our ability to successfully implement the pilot programs intended to extend the life of our battery packs beyond use in ePTWs and to create additional revenue streams in the future;

•	Our ability to protect our technology and intellectual property from unauthorized use by third parties;

•	Our expectations about entering into definitive agreements with our partners;

•	The legal, regulatory and financial challenges that we may face with conducting business through subsidiaries in the PRC; and

•	The other matters described in the section titled “Risk Factors” in this prospectus.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this prospectus, including statements regarding market size, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Operating and Financial Review and Prospects” in this prospectus.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion should be read in conjunction with our consolidated financial statements and their related notes in Item 18 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, which Item 18 is herein incorporated by reference. Discussion is based on our financial information prepared in accordance with IFRS as issued by the IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP. Certain statements in this “Operating and Financial Review and Prospects” are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

We are an innovation company with a mission to accelerate the shift to sustainable urban life by eliminating the barriers to electric fuel adoption to bring smart and swappable electric power within reach of every urban rider in the world. Nowadays, we are enabling end customers on our network to refuel their ePTWs in seconds at our over 2,200 battery swapping locations in Taiwan. In Taiwan, our network has delivered over 277 million battery swaps as of March 31, 2022 and manages over 350,000 swaps a day as of March 31, 2022. Our systems have been refined and proven with over 5.0 billion kilometers ridden by over 467,000 subscribers as of March 31, 2022.

Our battery swapping technology comprises an interoperable platform that seamlessly integrates a comprehensive ecosystem of hardware, software, and services, which consists of Gogoro Smart Batteries, GoStations, Gogoro Network Software & Battery Management Systems, Smartscooter and related components and kits.

When we began the development of our first-of-their-kind Smart Batteries and Smartscooters in Taiwan there were no suitable manufacturing technologies or supplier solutions available. So we built our first Smart Factory, invented our own vertically integrated systems, and helped accelerate the technology shift within our supply chain. We have invested in our proprietary production methods and developed best practices combining advancements from premium automotive, consumer electronics, material science, and software. The innovation we have developed in the process has provided us a strong competitive advantage by allowing us to deliver technically advanced ePTWs while keeping our costs low.

In 2021, Gogoro announced the signing of a memorandum to form a strategic technology and manufacturing partnership with Foxconn, one of the world’s premier leaders in precision electronics, technical component manufacturing and modular EV system development. This alliance provides Gogoro an unprecedented advantage in driving the further acceleration and expansion of the ePTW industry combining our best-in-class ePTW technology and IP with their Tier 1, modularized production platform and capabilities. Today, Gogoro also has engaged with several of the largest PTW producers in the world including Hero, Yamaha, Yadea, and Dachangjiang, among others. Each has dominant ePTW manufacturing capacity, deep supply chain and regulatory compliance management in their regions and globally. Our engagements are designed to maximize their capabilities and market knowledge while accelerating their transition to ePTW manufacturing and specifically to battery swapping technology.

Gogoro generates two inter-linked revenue streams: (i) an initial enabling hardware sale followed by (ii) a recurring revenue from Swap & Go subscriptions to the battery swapping network. Enabling hardware entails the sale of an ePTW directly from Gogoro or PBGN OEM partners to an end-customer “batteries-not-included.” The end-customer then subscribes to the Gogoro Network battery swapping service for ongoing access to battery swapping at a set monthly or per-swap fee based on the energy consumed. Our business model has demonstrated ~100% attach rates for Gogoro Network subscription revenue for every annual cohort of ePTWs sold since inception in our home market of Taiwan. We believe the stickiness of Swap & Go subscription revenue accumulated over the life of every battery in the system represents compelling differentiation of our business model.

During the past decade in Taiwan, we have built our owned battery swapping network to establish the Gogoro battery swapping ecosystem and catalyze the marketplace. In just over six years, the ePTWs have grown to 10% of all PTWs since we launched our first ePTW in 2015, where virtually 100% of all PTWs in Taiwan were ICE PTWs at that time. As of December 31, 2021, approximately 97% of electric two-wheelers sales have been delivered from us and our PBGN OEM partners. As we continue to expand and add additional OEM partners beyond Taiwan, we will rely significantly on our strong and strategic OEM partnership with their global footprint, manufacturing agility, supply chain, and logistics capabilities, which will allow us to support our regional partners with greater speed and cost efficiency while further extending our brand’s reach. We believe that our proven battery swapping platform, enabling technologies and strong OEM partnerships will drive rapid and sustained growth opportunities into global markets in the future.

Since our inception in 2011, we have been engaged in developing and marketing our ePTW, battery swapping network, subscriptions, and other offerings, raising capital, and recruiting personnel. We have incurred net operating losses and net cash outflows from operations in every year since our inception. As of December 31, 2021, we had an accumulated deficit of $116.6 million. We have funded our operations primarily with proceeds from revenues generated from the sales of electric scooters and battery-swapping services, borrowings under our loan facilities, and private placements of our preferred and common shares.

Key Factors Affecting Our Performance

We believe that our performance and future success is dependent on multiple factors that present significant opportunities for us, but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of this prospectus.

Current Situation with Regards to COVID-19

On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which we operate.

The COVID-19 outbreak has resulted in the extended shutdown of certain businesses in Taiwan, which has resulted in disruptions or delays to our customers’ purchases of new ePTWs. Taiwan experienced pronounced impacts of COVID-19 approximately one year after the rest of the world starting in the second quarter of 2021. As a result of COVID-19, our revenues decreased by 16% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 because Taiwan experienced a COVID-19 related lock-down in the second quarter of 2021. In addition, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, COVID-19 negatively impacted our battery-swapping energy services since riders reduced the commute and travel distance. Riding mileage on average dropped by 17% in June of 2021, compared to January to May of 2021 before the infection spiked. Sales volume of electric scooters has recovered gradually as a result of the COVID-19 pandemic easing in the second half of 2021. Average riding mileage increased 27% in December 2021, compared to June through August 2021 when the infection rate spiked in Taiwan. As a result, our revenues slightly increased by 1% for the year ended December 31, 2021 compared to the year ended December 31, 2020. We expect that the battery-swapping energy services will recover as the COVID-19 restrictions ease and the long-term impact on the subscription-based battery-swapping energy services should be minor. For the year ended December 31, 2021 compared to the year ended December 31, 2020, there were also decreases in sales and marketing expenses due to the postponement of marketing activities because of COVID-19. The recent lockdowns in the first half of 2022 in China impacted our revenue for the quarter ended March 31, 2022 and continues to impact our revenue.

We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including temporarily requiring some employees to work remotely and implementing social distancing protocol for all work conducted onsite.

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on our businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on Taiwan and global economies and the timing, scope and effectiveness of governmental responses to the pandemic.

Uncertainties of Market Fluctuation

We are currently a market leader in Taiwan in the ePTW and battery-swapping energy service. Various changes of market conditions may bring challenges to business operations, including but not limited to competitor actions, government policies relating to PTWs, technology changes, and other fluctuations. We will need to respond quickly and effectively to adapt to numerous market fluctuation in the future, including evolving competitor dynamics in each of our target markets, regulatory conditions, market opportunities, technologies and customer requirements.

Regulatory Changes

We operate in an industry which is subject to extensive environmental, safety and other regulations. The law and regulations to which we are subject include vehicle emissions, battery-charging and storage as well as battery disposal. The execution of our business plan by our management team will be significantly impacted by our ability to navigate changing regulatory contexts in each of our target markets.

Results of Operations

Comparison of Year Ended December 31, 2021 to Year Ended December 31, 2020

Gogoro’s results of operations for the years ended December 31, 2021 and 2020 are presented below (U.S. dollars in thousands except for %):

	Year Ended December 31,		Change
	2021	2020	$	%
Operating revenue	$366,009	$364,125	$1,884	1%
Cost of revenue	304,921	284,684	20,237	7%

Gross profit	61,088	79,441	(18,353)	-23%

Operating expenses:
Sales and marketing expenses	53,855	60,947	(7,092)	-12%
General and administrative expenses	33,951	26,282	7,669	29%
Research and development expenses	30,600	28,711	1,889	7%

Total operating expenses	118,406	115,940	2,466	2%

Operating loss	(57,318)	(36,499)	(20,819)	57%

Non-operating income and expenses:
Interest income	625	889	(264)	-30%
Other income	9,511	5,179	4,332	84%
Other gains and losses	(1,627)	(1,546)	(81)	5%
Loss on financial liabilities at fair value through profit or loss	(7,465)	(8,612)	1,147	-13%
Finance costs	(11,088)	(9,754)	(1,334)	14%

Total non-operating income and expenses	(10,044)	(13,844)	3,800	-27%

Loss before income tax	(67,362)	(50,343)	(17,019)	34%
Income tax benefit	—	1,063	(1,063)	-100%

Net loss	$(67,362)	$(49,280)	$(18,082)	37%

Operating Revenue

Total revenue increased by $1.9 million, or 1%, from $364.1 million for the year ended December 31, 2020 to $366.0 million for the year ended December 31, 2021. The increase was primarily due to an increase in battery-swapping and energy services revenue. The increase was partially offset by a decrease in sales of products and sales-related service revenue.

The revenue from sales of products and sales-related service decreased by $19.8 million, or 7%, from $274.8 million for the year ended December 31, 2020 to $255.0 million for the year ended December 31, 2021. The decrease was primarily due to the total number of electric scooters sold through retail and distribution channels decreasing by 5.1 thousand units, or 7%, from 77.0 thousand units for the year ended December 31, 2020 to 71.9 thousand units for the year ended December 31, 2021 which was impacted by the COVID-19 outbreak in Taiwan that resulted in a delay in an electric scooter subsidy to consumers, and a soft lock-down in the second quarter of 2021. Both have negatively impacted sales of electric scooters. However, sales volume of electric scooters have recovered gradually after COVID-19 pandemic, easing in the second half year of 2021.

The revenue from battery-swapping and energy services increased by $21.0 million, or 27%, from $78.6 million for the year ended December 31, 2020 to $99.6 million for the year ended December 31, 2021. The increase was primarily due to the accumulating subscriber base and the high retention rate of all subscribers. Although COVID-19 negatively impacted our battery-swapping energy services since riders reduced the commute and travel distance, we expect that the battery-swapping energy services will recover gradually after the government lifts the soft lockdown, and the long-term impact on the subscription-based battery- swapping energy services should be minor.

Cost of Revenue

Operating costs increased by $20.2 million, or 7%, from $284.7 million for the year ended December 31, 2020 to $304.9 million for the year ended December 31, 2021. The increase was primarily due to the expanding user base of battery- swapping energy services, which resulted in increased operating and maintenance cost such as electricity expense and depreciation expense of leasing assets and the increased production cost per electric scooter, which resulted from idle capacity charges since ramp down in production due to slow sales of electric scooters during the year ended December 31, 2021.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $7.0 million, or 12%, from $60.9 million for the year ended December 31, 2020 to $53.9 million for the year ended December 31, 2021. The decrease was primarily due to a decrease of $5.1 million in marketing and promotional expenses due to the postponement of marketing activities because of COVID-19 in 2021.

General and Administrative Expenses

General and administrative expenses increased by $7.7 million, or 29%, from $26.3 million for the year ended December 31, 2020 to $34.0 million for the year ended December 31, 2021. The increase was primarily due to a $5.5 million increase in professional service expenses in connection with Business Combination-related expenses, and a $1.45 million increase in stock-based compensation expense associated with restricted stock awards. Other than above, general and administrative expenses remained relatively stable due to stricter expense controls we put in place as a result of COVID-19, which resulted in a reduction of payroll, travel expenses and other headcount-related expenses.

Research and Development Expenses

Research and development expenses increased by $1.9 million, or 7%, from $28.7 million for the year ended December 31, 2020 to $30.6 million for the year ended December 31, 2021. The increase was primarily due to an increase of $1.57 million in stock-based compensation expense associated with the issuance of restricted stock awards.

Interest Income

Interest income decreased by $0.3 million, or 30%, from $0.9 million for the year ended December 31, 2020 to $0.6 million for the year ended December 31, 2021. The decrease was primarily due to lower interest rates in 2021 compared to 2020.

Other Income

Other income increased by $4.3 million, or 84%, from $5.2 million for the year ended December 31, 2020 to $9.5 million for the year ended December 31, 2021. The increase was primarily due to an increase in income from government grants related to our battery-swapping energy services.

Other Gains and Losses

Other gains and losses changed unfavorably by $0.1 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The unfavorable change was primarily due to fluctuations in foreign currency exchange rates.

Loss on Financial Liabilities at Fair Value Through Profit or Loss

Loss on financial liabilities at fair value through profit or loss (FVTPL) remained relatively stable at $7.5 million for the year ended December 31, 2021 as compared to $8.6 million for the year ended December 31, 2020. The slight decrease was primarily due to the change in fair value of the redeemable preferred shares. We redeemed all redeemable capital preferred shares in January 2022.

Finance Costs

Finance costs increased by $1.3 million, or 14%, from $9.8 million for the year ended December 31, 2020 to $11.1 million for the year ended December 31, 2021. The increase was primarily due to the principal balance of short-term and long-term borrowings being higher in 2021.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

Gogoro’s results of operations for the years ended December 31, 2020 and 2019 are presented below (U.S. dollars in thousands except for %):

	Year Ended December 31,		Change
	2020	2019	$	%
Operating revenue	$364,125	$439,240	$(75,115)	-17%
Cost of revenue	284,684	346,032	(61,348)	-18%

Gross profit	79,441	93,208	(13,767)	-15%
Operating expenses:
Sales and marketing expenses	60,947	51,090	9,857	19%
General and administrative expenses	26,282	25,993	289	1%
Research and development expenses	28,711	27,221	1,490	5%

Total operating expenses	115,940	104,304	11,636	11%

Operating loss	(36,499)	(11,096)	(25,403)	229%

Non-operating income and expenses:
Interest income	889	4,177	(3,288)	-79%
Other income	5,179	3,641	1,538	42%
Other gains and losses	(1,546)	236	(1,782)	-755%
Loss on financial liabilities at fair value through profit or loss	(8,612)	—	(8,612)	-100%
Finance costs	(9,754)	(9,032)	(722)	8%

Total non-operating income and expenses	(13,844)	(978)	(12,866)	1316%

Loss before income tax	(50,343)	(12,074)	(38,269)	317%
Income tax benefit (expense)	1,063	(1,014)	2,077	-205%

Net loss	$(49,280)	$(13,088)	$(36,192)	277%

Operating Revenue

Of the total revenue of $364.1 million for the year ended December 31, 2020, $274.8 million of revenue was from the sales of products such as electric scooters and related hardware and sales-related services, $78.6 million was from battery swapping and energy services and the balance of $10.7 million was from other revenues; whereby of the total revenue of $439.2 million for the year ended December 31, 2019, $390.2 million of revenue was from the sales of products such as electric scooters and related hardware and sales-related services, $44.5 million was from battery swapping and energy services and the balance of $4.5 million was from other revenues.

Total revenue decreased by $75.1 million, or 17%, from $439.2 million for the year ended December 31, 2019 to $364.1 million for the year ended December 31, 2020. The decrease in revenue was primarily due to the total number of electric scooters sold through retail and distribution channels decreasing by 63.1 thousand units, or 45%, from 140.1 thousand units for the year ended December 31, 2019 to 77.0 thousand units for the year ended December 31, 2020. This was primarily due to an increase in the subsidy for ICE PTWs provided by the Taiwan government in 2020 and a decrease in gas prices, both of which increased the demand for gas scooters and negatively impacted electric scooter sales. The decrease in revenue was partially offset by an increase in recurring revenue from our battery-swapping and energy services which, despite the reduction in hardware volume, increased from $44.5 million for the year ended December 31, 2019, to $78.6 million for the year ended December 31, 2020, an increase of 77%. This increase is a result of the accumulating subscriber base and the high retention rate of all subscribers.

Cost of Revenue

Operating cost decreased by $61.3 million, or 18%, from $346.0 million for the year ended December 31, 2019 to $284.7 million for the year ended December 31, 2020. The decrease was primarily due to the substantial decrease in the sales volume of electric scooters in 2020 compared to 2019. The decrease was partially offset by the increased cost per electric scooter, which resulted from idle capacity charges and the continuously expanding user base of battery-swapping energy services, which resulted in increased operating and maintenance cost.

Sales and Marketing Expenses

Sales and marketing expenses increased by $9.8 million, or 19%, from $51.1 million for the year ended December 31, 2019 to $60.9 million for the year ended December 31, 2020. The increase was primarily due to a $8.6 million increase in marketing promotions expenses to attract customers since the government subsidies for electric scooters decreased in 2020.

General and Administrative Expenses

General and administrative expenses remained relatively stable at $26.3 million for the year ended December 31, 2020 as compared to $26.0 million for the year ended December 31, 2019. The slight increase was primarily due to an increase in headcount which resulted in minor increases in software licensing expenses and service expense. The increase was partially offset by the stricter expense controls, including careful monitoring of headcount replacement.

Research and Development Expenses

Research and development expenses remained relatively stable at $28.7 million for the year ended December 31, 2020 as compared to $27.2 million for the year ended December 31, 2019. The expenses were relatively stable because we continued to invest in development of new products and technologies regardless of short-term changes in sales revenue.

Interest Income

Interest income decreased by $3.3 million, or 79%, from $4.2 million for the year ended December 31, 2019 to $0.9 million for the year ended December 31, 2020. The decrease was primarily due to a decrease in interest rates in 2020 compared to 2019. The decrease was partially offset by the increased amount of cash deposits in 2020 compared to 2019.

Other Income

Other income increased by $1.6 million, or 42%, from $3.6 million for the year ended December 31, 2019 to $5.2 million for the year ended December 31, 2020. The increase was primarily due to an increase in income related to government grants related to our battery-swapping energy services and sharing business.

Other Gains and Losses

Other gains and losses changed unfavorably by $1.7 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019. The unfavorable change was primarily due to fluctuations in foreign currency exchange rates.

Loss on Financial Liabilities at Fair Value Through Profit or Loss

Loss on financial liabilities at fair value through profit or loss (FVTPL) increased by $8.6 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily due to the change in fair value of the redeemable preferred shares. Since Gogoro has a concrete plan to redeem the preferred shares in the foreseeable future, we designated the redeemable preferred shares as at FVTPL.

Finance Costs

Finance costs increased by $0.8 million, or 8%, from $9.0 million for the year ended December 31, 2019 to $9.8 million for the year ended December 31, 2020. The increase was primarily due to an increase of $1.8 million in interest on borrowings, partially offset by a decrease of $1.1 million in interest on bonds payable.

Liquidity and Capital Resources

Since inception, we have financed our operations through our sales, a syndicated loan and revolving credit facilities with banks or financial institutions, other borrowings and debt capital, and contributions from shareholders. As of December 31, 2021, we had current assets of $358.0 million, current liabilities of $480.5 million, and as of March 31, 2022, we had current assets of $525.6 million, current liabilities of $661.5 million, which primarily consisted of current portion of long-term borrowings (including bonds payable and financial liabilities at fair value through profit or loss), short-term bills payable and notes and trade payable. As of December 31, 2021, we had cash and cash equivalents of $217.4 million, and as of March 31, 2022, we had cash and cash equivalents of $365.3 million, which consisted of cash on hand, checking accounts and demand deposits, time deposits and repurchase agreements collateralized by bonds, also had other current financial assets of $28.7 million and $0.2 million, respectively, which consisted of time deposits with original maturities of more than three months and restricted deposits. We incurred a net loss of $49.3 million for the year ended December 31, 2020, a net loss of $67.4 million for the year ended December 31, 2021 and a net loss of $21.7 million for the first quarter ended March 31, 2022. We expect to continue to incur net losses in the short term as we continue to execute on our growth strategy.

In addition to cash on hand, the checking accounts and demand deposits, time deposits and repurchase agreements collateralized by bonds discussed above, we also have the net proceeds of approximately $345 million in connection with the Business Combination. Additionally,

We will receive up to an aggregate of approximately $306,475,000 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. However, the exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on the Nasdaq on June 6, 2022 was $5.56 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.

We believe we have sufficient resources to meet our working capital and capital expenditure requirements for at least the next 12 months from the date of our annual report for the year ended December 31, 2021 which was filed on May 2, 2022 and sufficient to fund our operations. We may, however, need additional cash resources due to changed business conditions or other developments, including disruptions due to the COVID-19 pandemic, uncertainties of market fluctuation and regulatory changes. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing.

In addition, prior to the extraordinary general meeting of Poema Global in connection with the Business Combination, holders of 29,506,265 Poema Global’s Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.006 per share, for an aggregate redemption amount of $295,230,432.36, representing approximately 86% of the total Poema Global Class A Shares then outstanding. The Selling Securityholders can sell, under this prospectus, up to 173,175,500 Ordinary Shares constituting (on a post-exercise basis) approximately 63.9% of our issued and outstanding Ordinary Shares as of April 4, 2022 (assuming the exercise of all of our outstanding Warrants). Additionally, if all the Warrants are exercised, the Selling Securityholders would own an additional 26,650,000 Ordinary Shares, representing an additional 9.8% of the total outstanding Ordinary Shares. So long as the registration statement of which this prospectus forms a part is effective, the sales of the Registered Shares could result in a significant decline in the public trading price of the Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities.

If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or delay, scale back or abandon all or part of our growth strategy, which could have an adverse impact on our business and financial prospects. For example, if all of the Selling Securityholders were to sell their Ordinary Shares registered for resale in this prospectus, it could have a significant negative impact on the trading price of our Ordinary Shares which may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See the risk factors entitled “Sales of a substantial number of Gogoro Ordinary Shares and Public Warrants in the public market could cause the market price of Gogoro Ordinary Shares and Public Warrants to fall.” and “The sale of all of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Ordinary Shares issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market price of our securities to decline significantly.”Our short-term liquidity requirements are primarily linked to the business operation, including payments for production materials, parts, and operating expenses. Our long-term liquidity requirements are primarily linked to the continued extension of the Gogoro network platform and production or purchase of Smart Battery and Battery Swap Stations equipment that support Battery Swap operation owned by us. In addition, we have plans to invest to expand our geographical footprint in battery swapping service, beginning with mainland China, India, and other markets.

With the successful conclusion of the Business Combination and the PIPE Investment, we believe we will have sufficient capital to execute our plan. We plan to continue to invest in our core technology capabilities (research and development), to grow our Gogoro Network in Taiwan and for working capital and other operational requirements. Additionally, we will expand enabling hardware and battery swapping service to international markets. We have the option to invest in mainland China and India battery swapping service in the next 12 to 18 months. It is likely that we will make investments in other growing markets such as Southeast Asia. If additional funds are required to support our working capital requirements, expansion plan and other purposes, we may seek to raise funds through additional debt financing or from other sources. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. If we raise additional funds through the issuance of equity, the percentage ownership of our equity holders could be diluted. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

In order to replenish the operating fund for purchasing the batteries of electric scooters, for building battery swap stations and for developing upgraded batteries of electric scooters, Gogoro Network Taiwan Branch has signed a syndicated loan agreement with Mega Bank, a mandated lead arranger, and other banks or financial institutions as participants in August 2016. Such loan agreement was further renewed in March 2019.

The renewed loan was a five-year term loan (the “2019 Term Loan”), with a credit line of NTD $7,200.0 million and interest calculated at Taipei Interbank Offered Rate (“TAIBOR”) plus 1.40% to 1.60%. The 2019 Term Loan included a covenant requiring us to maintain its financial ratio as follows:

1)	Current ratio no lower than 100%.

2)	Debt ratio [(Total liabilities—Lease liabilities)/Total Equity] no higher than 230%.

The 2019 Term Loan was amended in December 2020 to revise the financial covenants which applies to Gogoro’s 2020 consolidated financial statements submitted to the bank and thereafter. The revised financial covenants are as follows:

1)	Current ratio no lower than 100%.

2)	Debt ratio [(Total liabilities—Lease liabilities)/Total Equity] no higher than 350% when net profit margin lower than 0%, and no higher than 400% when net profit margin higher than 0%, respectively.

According to the loan agreement, in case of two consecutive failures to meet the above financial ratios or requirements, unless it constitutes other breach events, such failure shall still not be deemed as an breach of loan agreement. However, the Company shall submit specific financial improvement measures (including but not limited to capital injection) to Mega Bank.

As of December 31, 2021, the current ratio was lower than 100% and debt ratio was higher than 400% which both have not been maintained per the loan requirements . Since Gogoro completed its business combination with Poema and PIPE share subscription plan on April 4, 2022, and through the transaction Gogoro has received approximately $344,757 thousand equity investment amount in total which in turn has significantly improved the Company’s current ratio and debt ratio.

Cash Flows Summary

Presented below is a summary of our operating, investing, and financing cash flows (U.S. dollars in thousands):

	For the years ended December 31,
	2021	2020	2019
Net cash generated from operating activities	$80,794	$756	$25,371
Net cash used in investing activities	(41,518)	(251,757)	(177,582)
Net cash generated from financing activities	61,764	187,265	32,236
Exchange differences on translating foreign operations	(2,653)	(942)	2,322
Net increase (decrease) in cash and cash equivalents	$98,387	$(64,678)	$(117,653)

Operating Activities

Cash flows from operating activities are re-invested to support the growth of our business. We invest in research and development, sales and marketing activities, general and administrative expenses, and working capital. Our operating cash inflows include cash from sales of electric scooters and related hardware, battery swapping and energy services revenue, leasing revenue and sales-related services revenue. These cash inflows are offset by our payments to suppliers for production materials and parts used in our manufacturing process, operating expenses, and interest payments on our financings.

During the year ended December 31, 2021, net cash generated from operating activities was $80.8 million. The primary factors affecting operating cash flows during this period were a loss before income tax of $67.4 million after deducting non-cash charges of $118.0 million consisting primarily of depreciation and amortization expenses of $94.8 million, an increase in working capital of $40.4 million and interest expense payment of $10.9 million. The decrease in net operating assets and liabilities was mainly driven by a larger decrease in inventories from ramp down in production due to slow sales of electric scooters during the year ended December 31, 2021, and a larger increase in notes payable and trade payable due to payments for production materials. The decrease in our net operating assets and liabilities was partially offset by a smaller increase in prepayments primarily due to increase in prepayment of battery cell and overpaid sales tax.

During the year ended December 31, 2020, net cash generated from operating activities was $0.8 million. The primary factors affecting operating cash flows during this period were a net loss of $50.3 million after deducting non-cash charges of $99.8 million, consisting primarily of depreciation and amortization expenses of $78.6 million, partially offset by a decrease in working capital of $39.6 million, and interest expense payments of $10.0 million. The increase in our net operating assets and liabilities was mainly driven by a larger decrease in notes payable and trade payable and a larger decrease in other payables due to repayment for production materials and operating expenses, and a larger increase in inventories and a larger decrease in contract liabilities due to slow sales of electric scooters during the year ended December 31, 2020. The increase in our net operating assets and liabilities was partially offset by a larger decrease in prepayments due to less prepayments to suppliers, a larger decrease in other current assets due to less temporary payments for commodity tax from less electric scooters production, and a smaller decrease in trade receivables.

During the year ended December 31, 2019, net cash generated from operating activities was $25.4 million. The primary factors affecting operating cash flows during this period were a net loss of $12.1 million after deducting non-cash charges of $63.8 million consisting primarily of depreciation and amortization expenses of $57.2 million, partially offset by a decrease in working capital of $21.9 million, and a decrease in interest payments of $9.0 million. The increase in our net operating assets and liabilities was mainly driven by a larger increase in inventories for higher sales of electric scooters during the year ended December 31, 2019, and a larger increase in other current assets due to more temporary payments for commodity tax from more electric scooters production. The increase in our net operating assets and liabilities was partially offset by a larger increase in notes payable and a larger increase in other payables from ramp up in production, and a smaller increase in trade receivable and a larger increase in provisions for product warranty from higher sales of electric scooters during the year ended December 31, 2019.

Investing Activities

Cash used in investing activities primarily relate to capital expenditures for batteries in support of energy usage and battery swapping, manufacturing equipment and machinery, tooling equipment and leasehold improvements as we continue to invest in our business infrastructure and scale our manufacturing operations.

Net cash used in investing activities was $41.5 million for the year ended December 31, 2021, which primarily consisted of cash outflows for investing in fixed assets (mainly consisted of batteries and machinery equipment) in support of our battery-swapping energy services. The decrease in other financial assets (including time deposits with original maturities of more than three months) of $84.1 million for the year ended December 31, 2021 partially offset the cash outflow.

Net cash used in investing activities was $251.8 million for the year ended December 31, 2020 and $177.6 million for the year ended December 31, 2019. In both periods, this primarily consisted of cash outflows for investing in fixed assets (plant and equipment) in support of our battery-swapping energy services. In addition, the increase in other financial assets of $106.1 million primarily due to we re-allocated cash position and did time deposit for the tenor with original maturities of more than 3 months.

Financing Activities

Net cash generated from financing activities was $61.8 million for the year ended December 31, 2021, which was primarily due to $86.7 million proceeds from long-term borrowings and $37.0 million proceeds from short-term borrowings. The cash inflow was partially offset by repayments of long-term borrowings of $26.2 million and repayments of short-term borrowings of $16.4 million.

Net cash generated from financing activities was $187.3 million for the year ended December 31, 2020, which was primarily due to $100 million of cash proceeds from the issuance of the redeemable preferred shares which were designated at fair value through profit or loss and $118.7 million of proceeds from long-term borrowings.

Net cash generated from financing activities was $32.2 million for the year ended December 31, 2019, which was primarily due to $75.8 million proceeds from short-term borrowings and $55.0 million proceeds from long-term borrowing. The cash inflow was partially offset by repayments of long-term borrowings of $89.6 million.

Material Cash Requirements from Known Contractual Obligations

Our primary contractual obligations consist of liabilities related to outstanding loan agreements as well as preferred stock obligations, commercial bond obligations, capital leases and non-cancellable purchase commitments.

From time to time in the ordinary course of business, we enter into agreements with vendors for the purchase of components and raw materials to be used in the manufacture of our products. However, due to contractual terms, variability in the precise growth curves of our development and production amps, and opportunities to renegotiate pricing, we generally do not have binding and enforceable purchase orders under such contracts beyond the short term, and the timing and magnitude of purchase orders beyond such period is difficult to accurately project.

As of December 31, 2021, we and our subsidiaries had outstanding $681.9 million in aggregate principal amount of indebtedness, of which $459.4million is scheduled to become due in the succeeding 12 months, where includes 79.7 million of non-cancellable purchase commitments, 138.5million of bank loans, 11.6 million of lease liabilities, 108.1 million of Preferred stock obligations, 100 million of Commercial bond obligations, 15 million of capital purchase or other purchase obligations, and 6.5million of warranty cost. To the rest of outstanding indebtedness, we have 222.5 million scheduled to become in the future 1 to 5 years, and other 0.03 million more than 5 years.

Research and Development, Patents and Licenses, etc.

Gogoro pioneered the battery swapping category and has set the industry benchmarks for innovation, technical performance, sustainability, and quality standards with continuous advancements across every segment since. We invested significant time, resources, and expense into the research and development of our category-defining batteries, motors and drivetrain systems, MES, and networked swapping platform technologies as well as the software solutions that seamlessly integrate them. Our leadership position is the result, in part, of our committed research and development activities.

Our in-house research, design, engineering, and software teams developed our proprietary systems and enabling technology from the ground up. They are responsible for every facet of our battery systems, network platform, vehicle system, and user-experience innovations. As of December 31, 2021, over 340 team members in our Taipei and Taoyuan R&D centers are dedicated to our current and future innovation.

Our platform, systems, and solutions are proven with over 248 million swaps as of December 31, 2021 and over 4.5 billion kilometers driven through December 31, 2021 in our pilot market of Taiwan. Our research and development teams draw on the data and insights gathered to continuously refine our technology and optimize it for significantly larger-scale applications. We believe our ongoing work is elevating what’s possible in ePTW and establishing battery swapping as the defining technology for light urban mobility.

Intellectual property is fundamental to Gogoro. Our commercial success depends on our ability to, maintain and protect the intellectual property and other proprietary technology that we develop, to operate without infringing, misappropriating, or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights.

We rely on a combination of patent, trademark, copyright, unfair competition, and trade secret laws, as well as confidentiality procedures and contractual restrictions to establish, maintain and protect our proprietary rights.

As of April 21, 2022, we had 131 United States patents issued. Additionally, we had 869 issued foreign patents in approximately 18 countries worldwide. In addition, as of April 21, 2022, there was one pending Patent Cooperation Treaty (“PCT”) application, which relates to various Battery & GoStation designs and/or EV charging functionality.

We intend to continue to regularly assess opportunities for seeking patent protection for those aspects of our technology, designs, and methodologies that we believe provide a meaningful competitive advantage.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the period from January 1, 2021 to December 31, 2021 that are reasonably likely to have a material effect on our net revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

Critical Accounting Estimates

Summarized below are our accounting estimates that we believe are important to the portrayal of our financial results and also involve the need for management to make estimates about the effect of matters that are uncertain in nature. Actual results may differ from these estimates, judgments and assumptions. Certain accounting estimates are particularly critical because of their significance to our reported financial results and the possibility that future events may differ significantly from the conditions and assumptions underlying the estimates used and judgments made by us in preparing our financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes, which are included by reference in this prospectus.

Provisions

Provisions are recognized when we have a present obligation as a result of a past event, it is probable that we will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

We accrue a warranty reserve for the electric scooters sold, which includes our best estimate of the projected costs to repair or replace items under warranties and recalls when identified. These estimates are based on actual claims incurred to date as well as the forecasted claims based on historical experience and an estimate of the working hours, material costs and hourly wage rates, depending on the types of electronic scooters. These estimates are inherently uncertain due to our relatively short history of sales, and changes to our historical or projected warranty experience may cause material changes to the warranty reserve in the future.

Equity

We estimate the grant date fair value of our ordinary shares using the income approach because the income approach incorporates future growth prospects and economic benefits resulting from the execution of the our business strategy and anticipated operational improvements. Prior to our shares were listed on the Nasdaq Stock

Exchange on April 5, 2022, we were privately-held, the pricing inputs including the discount rate are estimated based on its peer group companies. We have also engaged external consultants to assist with an estimation of the fair value of our restricted stock awards. The valuation assumption methodology is as follows:

[Step 1] Value analysis of our total equity:

We adopted the income approach to determine its equity value and applied the market approach (the market comparable method) to cross-check. Under the income approach, our financial forecast considers four different markets: Taiwan, mainland China, India, and Southeast Asia. Different discount rates are applied according to the outlook and growth rates in each market.

[Step 2] Value analysis of our common equity:

Based on the analysis of our equity value in Step 1 and the terms of our preferred and ordinary shares, our applied an equity allocation model to further estimate the value of our preferred and ordinary shares.

[Step 3] Value analysis of the restricted stock to be issued:

Adopting the valuation result of our ordinary shares in Step 2, we estimated the number of shares that will be vested on the date we become a public company as well as each subsequent year and the corresponding expenses based on the historical employee turnover rate of 14.30% and related terms of the restricted shares. The expenses were then derived based on the vested schedule provided.

In addition, we applied the equity allocation model to estimate the fair value of Gogoro’s ordinary shares. Based on its valuation, the suggested value of the underlying common shares, on a non-controlling and non-marketable basis, ranged from $4.97 to $5.98 per share, implying an average of $5.47 per share. As a result, we adopted the average of the range or a fair value of $4.68 per share in respect of the awards.

The fair value at the grant date of the restricted shares for employees is expensed on a straight-line basis over the vesting period based on the our best estimates of the number of shares or options that are expected to ultimately vest, with a corresponding increase in capital surplus. At the end of each reporting date, we revise our estimate of the number of restricted shares for employees that are expected to vest. The impact of the revision of the original estimates is recognized in profit or loss such that the cumulative expenses reflect the revised estimate, with a corresponding adjustment to capital surplus.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be offered and sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from any sale of securities by Selling Securityholders under this prospectus.

With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholder will pay any underwriting discounts and commissions incurred by them in disposing of such Ordinary Shares, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including all registration and filing fees, Nasdaq additional listing fees, and fees of our counsel and our independent registered public accountants.

We will receive up to an aggregate of approximately $306,475,000 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. However, the exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on the Nasdaq on June 6, 2022 was $5.56 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Within the organization, investor cash inflows have all been received by Gogoro Inc., the parent Cayman entity. Cash to fund Gogoro’s operations is transferred from: (i) the Cayman parent to its operating companies through capital contributions; and (ii) operating companies to other operating companies through capital contributions.

As a holding company, Gogoro Inc. may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. If any of Gogoro’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Gogoro Inc. As of the date of this prospectus, other than dividends paid to the shareholder of redeemable preferred shares by Gogoro Inc., neither Gogoro Inc. nor any of its subsidiaries have ever paid dividends or made distributions. Gogoro Inc. paid out an aggregate amount of $7,000,000 and $1,215,000 as dividends to shareholders of redeemable preferred shares for the years ended December 31, 2021 and December 31, 2020, respectively.

Gogoro had a net loss in fiscal year 2021 and does not expect to distribute earnings in the near future. Going forward, Gogoro intends to continue to invest profit generated from its business operations to invest in new markets or business lines.

As of December 31, 2021, the following cash transfers have been made from the holding company Gogoro Inc. to its subsidiaries:

•	In 2020, Gogoro Inc. made a $20 million capital contribution to Gogoro Taiwan Limited to support business operations in Taiwan.

Gogoro’s subsidiaries transfer cash to each other through daily operations, including working capital and loans between companies. There are no restrictions on the transfer of cash within the Gogoro group.

Gogoro’s subsidiaries have not made any dividend distributions to the holding company Gogoro Inc. Other than dividends paid to shareholders of redeemable preferred shares by Gogoro Inc., Gogoro Inc. has not made any dividend distribution to its U.S. or non-U.S. shareholders.

RMB is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of Gogoro’s PRC subsidiaries to use their potential future RMB revenues to pay dividends to Gogoro Inc. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of mainland China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency- denominated obligations. Currently, our PRC subsidiaries are inactive and do not purchase any foreign currency for settlement. However, if such needs arise in the future, the State Administration of Foreign Exchange of China (“SAFE”) and other relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future to settle transactions. The PRC government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside of PRC, pay dividends in foreign currencies to holders of our securities or to obtain foreign currency through debt or equity financing for our subsidiaries. See “Risks Related to Conducting Operations in the PRC—PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent

Gogoro from using the proceeds of PIPE Investment to make loans to or make additional capital contributions to its PRC subsidiaries” in item 3.D of Form 20-F for a detailed discussion of the Chinese legal restrictions on the payment of dividends and our ability to transfer cash within our organization.

Based on the current corporate structure, Gogoro does not believe that there are restrictions and limitations on its ability to: (i) distribute earnings from its businesses, including subsidiaries outside mainland China, to the parent company and U.S. investors; and (ii) settle amounts owed.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2021 on:

•	a historical basis for Gogoro; and

•

an adjusted basis, after giving effect to the Business Combination, PIPE Investment and the cash exercise in full of the Warrants, resulting in the issuance of 26,650,000 Ordinary Shares for approximately $306.5 million.

As we will not receive any proceeds from the sale of Ordinary Shares sold by the Selling Securityholders, no further change is disclosed on a pro forma basis to reflect sales of shares pursuant to this prospectus.

This table should be read in conjunction with our financial statements and the related notes thereto, included in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference into this prospectus and the section in this prospectus titled “Operating and Financial Review and Prospects.”

	As of December 31, 2021
(in thousands)	Actual (Audited)	As Adjusted (Unaudited)
Cash and cash equivalents	$217,429	$818,724	*
Total liabilities	720,687	720,687
Equity
Ordinary shares	15	21
Preferred shares	85,714	85,714
Capital surplus	132,993	734,282
Accumulated deficits	(116,609)	(116,609)
Other equity	21,600	21,600
Total Equity	123,713	725,008

Total Capitalization	$844,400	$1,445,695

*	Assuming Warrants are exercised in full for cash.

SELLING SECURITYHOLDERS

This prospectus relates to, among other things, the registration and resale by the Selling Securityholders set forth in the table below of (i) 29,482,000 PIPE Shares (b) 125,668,500 Legacy Gogoro Shares (including up to 7,075,741 Earnout Shares issuable to such Selling Securityholders), (c) 8,625,000 Sponsor Shares, and (d) 9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their Ordinary Shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. We cannot advise you as to whether the Selling Securityholders will, in fact, sell any or all of such Ordinary Shares.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of Ordinary Shares beneficially owned by such Selling Securityholder immediately prior to the offering, the number of Ordinary Shares that may be sold by the Selling Securityholders under this prospectus and the number of ordinary shares that the Selling Securityholders will beneficially own after the Registered Shares are sold.

The percentage of beneficial ownership is calculated based on 244,225,884 Ordinary Shares outstanding as of April 4, 2022, adjusted for each owner’s options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of April 4, 2022, if any.

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Except as otherwise indicated, the address for the persons named in the table is 11F, Building C, No. 225, Section 2, Chang’an E. Rd. SongShan District, Taipei City 105, Taiwan.

Name of Selling Securityholder	Number of Ordinary Shares	Number of Ordinary Shares being Offered	Number of Ordinary Shares After the Offering	Percentage of Outstanding Ordinary Shares Owned After the Offering
Gold Sino Assets Limited (1)	55,271,714	55,271,714	—	0%
PT GoTo Gojek Tokopedia Tbk (2)	2,000,000	2,000,000	—	0%
Lin Yin International Investment Co., Ltd. (3)	2,000,000	2,000,000	—	0%
KAiA Capital Fund I L.P. (4)	1,500,000	1,500,000	—	0%
Hero Motocorp Ltd. (5)	1,500,000	1,500,000	—	0%
Primerose Development Group Limited (6)	1,200,000	1,200,000	—	0%
Zoyi Capital Fund II Investment, L.P. (7)	1,020,000	1,020,000	—	0%
Infinite Treasure Holdings Limited (8)	1,000,000	1,000,000	—	0%
Generation IM Climate Solutions Fund II, L.P. (9)	8,950,106	8,950,106	—	0%
Taishin Venture Capital Investment Co., Ltd. (10)	1,000,000	1,000,000	—	0%
Amazing Overseas Co., Ltd. (11)	980,000	980,000	—	0%
National Development Fund, Executive Yuan (12)	10,037,123	762,000	9,275,123	3.8%
Engine No.1 Perennial Total Value Master Fund, LP (13)	750,000	750,000	—	0%
The Segantii Asia-Pacific Equity Multi-Strategy Fund (14)	500,000	500,000	—	0%
CDIB Capital Growth Partners, L.P. (15)	3,150,829	3,150,829	—	0%
Yadea HK Holdings Limited (16)	500,000	500,000	—	0%
Renowned Idea Investments Limited (17)	500,000	500,000	—	0%
Aranda Investments Pte. Ltd. (18)	500,000	500,000	—	0%
PT Toba Bara Energi (19)	500,000	500,000	—	0%

Name of Selling Securityholder	Number of Ordinary Shares	Number of Ordinary Shares being Offered	Number of Ordinary Shares After the Offering	Percentage of Outstanding Ordinary Shares Owned After the Offering
4.6692 Limited (20)	300,000	300,000	—	0%
Chen Chiu Yen (21)	250,000	250,000	—	0%
Dong Jinggui (22)	200,000	200,000	—	0%
Aeon Motor Co., Ltd. (23)	200,000	200,000	—	0%
Min Yee Teh (24)	187,500	187,500	—	0%
Wabush Investments Holdings Ltd (25)	187,500	187,500	—	0%
Camiflo Investments Ltd. (26)	187,500	187,500	—	0%
Amplewood Resources Ltd. (27)	3,695,775	3,695,775	—	0%
Oasis Investments II Master Fund Ltd. (28)	100,000	100,000	—	0%
Wang Jinlong (29)	40,000	40,000	—	0%
Wang Jiazhong (30)	15,000	15,000	—	0%
Chen Zi Mu (31)	15,000	15,000	—	0%
Peng-Lin Investment Co., Ltd. (Chung-Yao Yin) (32)	10,480,889	10,480,889	—	0%
Innovative Creations LLC (33)	8,347,611	8,347,611	—	0%
Polymath Limited (34)	4,173,806	4,173,806	—	0%
Joy Billion Holdings Limited (35)	4,173,806	4,173,806	—	0%
Hok-Sum Horace Luke (36)	246,315	246,315	—	0%
Becky Nine (37)	1,362,663	1,362,663	—	0%
Splinter Roboostoff revocable trust (Michael Splinter) (38)	125,215	125,215	—	0%
Ming-I Peng (39)	556,506	556,506	—	0%
Hui-Ming Cheng (40)	234,968	234,968	—	0%
Bruce Aitken (41)	927,511	927,511	—	0%
Pass Liao (42)	819,204	819,204	—	0%
Alan Pan (43)	737,465	737,465	—	0%
Princeville Global Treasury Ltd (44)	7,400,175	7,400,175	—	0%
Homer Sun (45)	7,016,550	7,016,550	—	0%
Teresa Barger (46)	25,000	25,000	—	0%
Richard Hart (47)	25,000	25,000	—	0%
Christina Kosmowski (48)	25,000	25,000	—	0%
Gary Wojtaszek (49)	25,000	25,000	—	0%
Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund (50)	12,985,173	12,985,173	—	0%
XianBase Investment, Ltd. (51)	10,480,326	10,480,326	—	0%
Huei Hong Investment Co., Ltd. (52)	8,347,611	8,347,611	—	0%
Chang Chun Investment Co., Ltd. (53)	8,347,611	8,347,611	—	0%

(1)

Consists of (a) 52,717,063 Ordinary Shares held by Gold Sino Assets Limited and (b) up to 2,554,651 Earnout Shares issuable to Gold Sino Assets Limited. The address of Gold Sino Assets Limited is Vistra Corporate Services Centre Ground Floor, NPF Building Beach Road Apia Samoa.

(2)

Consists of Ordinary Shares held by PT GoTo Gojek Tokopedia Tbk. The address of PT GoTo Gojek Tokopedia Tbk is Gedung Pasaraya Blok M, Gedung B, 6th and 7th Floors, Jl. Iskandarsyah II No. 2, Melawai, Kebayoran Baru, South Jakarta, Indonesia.

(3)

Consists of Ordinary Shares held by Lin Yin International Investment Co., Ltd. Huang, Teh-Tsai has power to vote or dispose of such Ordinary Shares. The address of Lin Yin International Investment Co., Ltd. is No.2, Ziyou St.,Tucheng Dist, New Taipei City 23678, Taiwan.

(4)

Consists of Ordinary Shares held by KAiA Capital Fund I L.P. Hsien-Tsong Cheng has power to vote or dispose of the Ordinary Shares held by KAiA Capital Fund I L.P. The address of KAiA Capital Fund I L.P. is 16F., No.316, Sec 6, Civic Blvd, Xinyi Dist, Taipei City 110, Taiwan.

(5)	Consists of Ordinary Shares held by Hero Motocorp Ltd. The address of Hero Motocorp Ltd. is the Grand Plaza, Plot No. 2, Nelson Mandela Road, Vasant Kunj, Phase-II, New Delhi – 110070.
(6)

Consists of Ordinary Shares held by Primerose Development Group Limited. Ming-Chung Tsai and Cheng-Tao Tsai have power to vote or dispose of such Ordinary Shares. The address of Primerose Development Group Limited is 4F. No. 13. Tangshan St., Zhongzheng, Dist., Taipei 100022, Taiwan.

(7)

Consists of Ordinary Shares held by Zoyi Capital Fund II Investment, L.P. The address of Zoyi Capital Fund II Investment, L.P. is 17F.-1, No. 76. Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan.

(8)

Consists of Ordinary Shares held by Infinite Treasure Holdings Limited. Wu Chun-I has power to vote or dispose of such Ordinary Shares. The address of Infinite Treasure Holdings Limited is SF., No. 39. Xinle Rd., South Dist., Tainan City 702, Taiwan.

(9)

Consists of (a) 8,502,476 Ordinary Shares held by Generation IM Climate Solutions Fund II, L.P. and (b) up to 447,630 Earnout Shares issuable to Generation IM Climate Solutions Fund II, L.P. Generation IM Climate Solutions Fund II, L.P. is managed by Generation IM Climate Solutions II GP, Ltd., its general partner, which may be deemed to have beneficial ownership over the shares and exercises voting and investment control through its investment committee. The address of Generation IM Climate Solutions Fund II, L.P. is 20 Air Street, London, W1B 5AN, United Kingdom.

(10)

Consists of Ordinary Shares held by Taishin Venture Capital Investment Co., Ltd. Yu-Sheng Lin has power to vote or dispose of such Ordinary Shares. The address of Taishin Venture Capital Investment Co., Ltd. is 18F., No. 118, Sec. 4, Ren’ai Rd., Da’an Dist., Taipei City 106435, Taiwan.

(11)	Consists of Ordinary Shares held by Amazing Overseas Co., Ltd. The address of Amazing Overseas Co., Ltd. is 17F.-1, No. 76. Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan.
(12)

Consists of (a) 9,514,888 Ordinary Shares held by National Development Fund, Executive Yuan and (b) up to 522,325 Earnout Shares issuable to National Development Fund, Executive Yuan. The address of National Development Fund, Executive Yuan is 7F No.49 Guancian Rd., Taipei, 10047. Taiwan.

(13)

Consists of Ordinary Shares held by Engine No.1 Perennial Total Value Master Fund, LP. Capital Management at Engine No. 1 LLC (“Capital Management”) is the investment advisor of Engine No.1 Perennial Total Value Master Fund, LP. Engine No.1 LLC is the umbrella registered investment adviser of Capital Management at Engine No. 1 LLC. Edward Sun is a portfolio manager of Capital Management and may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares held by Engine No.1 Perennial Total Value Master Fund, LP. The address of Engine No.1 Perennial Total Value Master Fund, LP is 710 Sansome Street, San Francisco, CA 94111.

(14)

Consists of Ordinary Shares held by the The Segantii Asia-Pacific Equity Multi-Strategy Fund, which is managed by Segantii Capital Management Limited. Segantii Capital Management Limited may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares. The address of The Segantii Asia-Pacific Equity Multi-Strategy Fund is C/O Segantii Capital Management Limited, 21/F, 100QRC, 100 Queen’s Road Central, Hong Kong.

(15)

Consists of (a) 3,001,575 Ordinary Shares held by CDIB Capital Growth Partners, L.P. and (b) up to 149,254 Earnout Shares issuable to CDIB Capital Growth Partners, L.P. CDIB Capital Management Corporation is the general partner of CDIB Capital Growth Partners L.P. William Ho is the President of CDIB Capital Management Corporation and may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares. The address of CDIB Capital Growth Partners, L.P. is 12F., No.135, Dunhua N. Rd., Songshan Dist., Taipei City, Taiwan.

(16)

Consists of Ordinary Shares held by Yadea HK Holdings Limited. Jinggui Dong has power to vote or dispose of such Ordinary Shares. The address of Yadea HK Holdings Limited is No.515 Xinshan Road Xishan District Wuxi, Jiangsu,China.

(17)

Consists of Ordinary Shares held by Renowned Idea Investments Limited. The address of Renowned Idea Investments Limited is Room 3008-10, 30/F, Tower 1, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(18)

Consists of Ordinary Shares held by Aranda Investments Pte. Ltd. Aranda is a direct wholly-owned subsidiary of Seletar Investments Pte Ltd (“Seletar”), which is a direct wholly-owned subsidiary of Temasek Capital (Private) Limited (“Temasek Capital”), which is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). In such capacities, each of Seletar, Temasek Capital and Temasek may be deemed to have voting and dispositive power over the shares held by Aranda and voting decisions regarding such shares are made by three or more individuals and such individuals may change from time to time. The address for Aranda, Seletar, Temasek Capital and Temasek is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.
(19)

Consists of Ordinary Shares held by PT Toba Bara Energi. The address of PT Toba Bara Energi is Treasury Tower Level 33, District 8, SCBD Lot 8, Jl Jenderal Sudirman Kav.52-53, Jakarta Selatan 12190, Indonesia.

(20)

Consists of Ordinary Shares held by 4.6692 Limited. Chin-Fu Wang and Chin-Yu Wang have power to vote or dispose of such Ordinary Shares. The address of 4.6692 Limited is No. 41, Yichang 5th St., Nantun Dist., Taichung City 408023, Taiwan.

(21)	Consists of Ordinary Shares held by Chen Chiu Yen. The address of Chen Chiu Yen is No.41, Nanzhou, Shanshang Dist., Tainan City 74342, Taiwan.
(22)	Consists of Ordinary Shares held by Dong Jinggui. The address of Dong Jinggui is No.30, Qinghua Square, Chaqiao, An Town, Xishan District, Wuxi city, Jiangsu, Province, China.
(23)	Consists of Ordinary Shares held by Aeon Motor Co., Ltd. The address of Aeon Motor Co., Ltd. is No.41, Nanzhou, Shanshang Dist., Tainan City 74342, Taiwan.
(24)	Consists of Ordinary Shares held by Min Yee Teh. The address of Min Yee Teh is House 3B, Evergreen Garden, 18 Shouson Hill Road, Deep Water Bay, Hong Kong SAR.
(25)

Consists of Ordinary Shares held by Wabush Investments Holdings Ltd. Emmanuel Desousa has power to vote or dispose of such Ordinary Shares. The address of Wabush Investments Holdings Ltd is c/o Butterfield Trust (Switzerland) Limited Boulevard des Tranchees 16, 1206 Geneva, Switzerland.

(26)

Consists of Ordinary Shares held by Camiflo Investments Ltd. Joaquin Rodriguez Torres has power to vote or dispose of such Ordinary Shares. The address of Camiflo Investments Ltd. is Unit E, 21/F., United Centre, 95 Queensway, Admiralty, Hong Kong.

(27)

Consists of (a) 1,815,775 Ordinary Shares held by Amplewood Resources Ltd. and (b) 1,880,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. Marc Chan has power to vote or dispose of such Ordinary Shares. The address of Amplewood Resources Ltd. is Unit E, 21/F., United Centre, 95 Queensway, Admiralty, Hong Kong.

(28)

Consists of Ordinary Shares held by Oasis Investments II Master Fund Ltd. The address of Oasis Investments II Master Fund Ltd. is c/o Oasis Management (Hong Kong), 25/F, LHT Tower, 31 Queen’s Road Central, Central, Hong Kong.

(29)	Consists of Ordinary Shares held by Wang Jinlong. The address of Wang Jinlong is 49-3004 meixin Rose, No. 18 jianghua Road. Xinwu District, Wuxi city, Jiangsu Province, China.
(30)	Consists of Ordinary Shares held by Wang Jiazhong. The address of Wang Jiazhong is No.515 Xinshan Road, Xishan District, Wuxi, Jiangsu, China.
(31)	Consists of Ordinary Shares held by Chen Zi Mu. The address of Chen Zi Mu is No.515 Xishan Road, Xishan District, Wuxi, Jiangsu, China.
(32)

Consists of (a) 9,890,764 Ordinary Shares held by Peng-Lin Investment Co., Ltd. and (b) up to 590,125 Earnout Shares issuable to Peng-Lin Investment Co. Ltd. Mr. Chung-Yao Yin, a member of our board of directors, is a director of Peng-Lin Investment Co., Ltd. Mr. Yin has voting and dispositive control over the Ordinary Shares held by Peng-Lin Investment Co., Ltd. The address of Peng-Lin Investment Co., Ltd. is No. 46, Fude S. Rd., Sanchong District, New Taipei City, Taiwan 241.

(33)

Consists of (a) 3,938,801 Ordinary Shares held by Innovative Creations LLC, (b) 3,938,800 shares held by Genesis Trust & Corporate Services Limited (as trustee of the Gogoro Incorporated Management Trust), an employee benefit trust (“Genesis Trust”) for the benefit of Hok-Sum Horace Luke and Innovative Creations LLC, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination and (c) up to 470,010 Earnout Shares issuable to Innovative Creations LLC. Genesis Trust has voting control over the Ordinary Shares held on behalf of Innovative Creations LLC and Mr. Luke. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf of Innovative Creations LLC and Mr. Luke. The address of Innovative Creations LLC is 8 the Green, Suite A, Dover, Delaware 19901.

(34)

Consists of (a) 1,969,401 Ordinary Shares held by Polymath Limited, (b) 1,969,400 shares held by Genesis Trust for the benefit of Polymath Limited and Becky Nine, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination and (c) up to 235,005 Earnout Shares issuable to Polymath Limited. Genesis Trust has voting control over the Ordinary Shares held on behalf of Polymath Limited and Ms. Nine. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf of Polymath Limited and Ms. Nine. The address of Polymath Limited is Portcullis (Samoa) Ltd at Portcullis Chambers, P.O. Box 1225, Apia, Samoa.
(35)

Consists of (a) 1,969,401 Ordinary Shares held by Joy Billion Holdings Limited, (b) 1,969,400 Ordinary Shares held by Genesis Trust for the benefit of Joy Billion Holdings Limited and Becky Nine and (c) up to 235,005 Earnout Shares issuable to Joy Billion Holdings Limited. Genesis Trust has voting control over the Ordinary Shares held on behalf of Joy Billion Holdings Limited and Ms. Nine. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf of Joy Billion Holdings Limited and Ms. Nine. The address of Joy Billion Holdings Limited is Portcullis (Samoa) Ltd at Portcullis Chambers, P.O. Box 1225, Apia, Samoa.

(36)

Consists of (a) 228,071 Ordinary Shares held by Hok-Sum Horace Luke, (b) 4,376 Ordinary Shares held by Genesis Trust for the benefit of Mr. Luke, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination and, and (c) up to 13,346 Earnout Shares issuable to Mr. Luke. Genesis Trust has voting control over the Ordinary Shares held on behalf of Mr. Luke. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf of Mr. Luke.

(37)

Consists of (a) 638,888 Ordinary Shares held by Becky Nine, (b) 634,803 Ordinary Shares held by Genesis trust for the benefit of Ms. Nine, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) 12,249 restricted stock awards held by Genesis Trust for the benefit of Ms. Nine, which vest in equal parts over three years on the anniversary of the closing of the Business Combination, and (d) up to 76,723 Earnout Shares issuable to Ms. Nine. Genesis Trust has voting control over the Ordinary Shares held on behalf of Ms. Nine. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf Ms. Nine.

(38)

Consists of (a) 118,165 Ordinary Shares held by the Splinter Roboostoff revocable trust (the “Splinter Trust”) and (b) up to 7,050 Earnout Shares issuable to the Splinter Trust. Mr. Michael Splinter, a member of our board of directors, is a co-trustee of the Splinter Trust. The address of the Splinter Trust is 632 Lakeshore Blvd, Zephyr Cove, Nevada 89448.

(39)

Consists of (a) 164,117 Ordinary Shares held by Ming-I Peng, (b) 361,056 restricted stock awards held by Genesis Trust for the benefit of Mr. Peng, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 31,333 Earnout Shares issuable to Mr. Peng. The address of Ming-I Peng is 5F, No. 96, Chenggong 11st St, Zhubei City, Hsinchu County, Taiwan 302.

(40)

Consists of (a) 125,458 Ordinary Shares held by Hui-Ming Cheng, (b) 96,282 restricted stock awards held by Genesis Trust for the benefit of Mr. Cheng, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 13,228 Earnout Shares issuable to Mr. Cheng. The address of Hui-Ming Cheng is 12-2 F, No 60, Sec. 2, Dan Haw South RD., Taipei, Taiwan.

(41)

Consists of (a) 218,823 Ordinary Shares held by Bruce Aitken, (b) 656,466 restricted stock awards held by Genesis Trust for the benefit of Mr. Aitken, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 52,222 Earnout Shares issuable to Mr. Aitken.

(42)

Consists of (a) 280,800 Ordinary Shares held by Pass Liao, (b) 175,057 Ordinary Shares held by Genesis Trust for the benefit of Mr. Liao, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) 317,223 restricted stock awards held by Genesis Trust for the benefit of Mr. Liao, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (d) up to 46,124 Earnout Shares issuable to Mr. Liao.

(43)

Consists of (a) 294,339 Ordinary Shares held by Alan Pan, (b) 240,704 Ordinary Shares held by Genesis Trust for the benefit of Mr. Pan, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) 160,900 restricted stock awards held by Genesis Trust for the benefit of Mr. Pan, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (d) up to 41,522 Earnout Shares issuable to Mr. Pan.

(44)	Consists of (a) 3,640,175 Ordinary Shares held by Princeville Global Treasury Ltd and (b) 3,760,000 Ordinary Shares issuable upon the exercise of the Warrants. Emmanuel Desousa and Joaquin Rodriguez

Torres have power to vote or dispose of such Ordinary Shares. The address of Princeville Global Treasury Ltd is 49/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong.
(45)

Consists of (a) 3,256,550 Ordinary Shares held by Homer Sun and (b) 3,760,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. The address of Homer Sun is House 3B, Evergreen Garden, 18 Shouson Hill Road, Deep Water Bay, Hong Kong SAR.

(46)	Consists of Ordinary Shares held by Teresa Barger. The address of Teresa Barger is 2824 Hurst Terrace NW, Washington DC, 20016.
(47)	Consists of Ordinary Shares held by Richard Hart. The address of Richard Hart is 121 East 35th Street, NY, NY 10016.
(48)	Consists of Ordinary Shares held by Christina Kosmowski. The address of Christina Kosmowski is 15 Poplar Drive, Kentfield, CA 94904.
(49)	Consists of Ordinary Shares held by Gary Wojtaszek. The address of Gary Wojtaszek is 2728 Mckinnon St Apt Ph 2104, Dallas, Texas 75201.
(50)

Consists of (a) 12,254,044 Ordinary Shares held by Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund and (b) up to 731,129 Earnout Shares issuable to Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund. Karek Wang has power to vote or dispose of such Ordinary Shares. The address of Far Eastern International Bank is 20F., No. 207, Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei 106, Taiwan.

(51)

Consists of (a) 9,890,232 Ordinary Shares held by XianBase Investment, Ltd. and (b) up to 590,094 Earnout Shares issuable to XianBase Investment, Ltd.. Su Lan Chiang has power to vote or dispose of such Ordinary Shares. The address of XianBase Investment, Ltd. is 7F, No.531-1, Zhongzheng Rd., Xindian Dist., New Taipei City 231, Taiwan.

(52)

Consists of (a) 7,877,600 Ordinary Shares held by Huei Hong Investment Co., Ltd. (“Huei Hong”) and (b) up to 470,011 Earnout Shares issuable to Huei Hong Investment Co., Ltd. Huei Hong is a passive investment company, owned by multiple shareholders, the voting decision over the Ordinary Shares held by Huei Hong are made by three representatives appointed by shareholders of Huei Hong and such representatives may change from time to time. The address of Huei Hong is 1-11F No.308 Sec 2., Bade Rd., Zhongshan Dist., Taipei, Taiwan.

(53)

Consists of (a) 7,877,600 Ordinary Shares held by Chang Chun Investment Co., Ltd. (“Chang Chun”) and (b) up to 470,011 Earnout Shares issuable to Chang Chun. Chang Chun is a passive investment company, and voting and dispositive power over the shares held by Chang Chun are held by three representatives appointed by the shareholders of Chang Chun, and such representatives may change from time to time. The address of Chang Chun Investment Co., Ltd. is 1-11F No.308 Sec 2., Bade Rd., Zhongshan Dist., Taipei, Taiwan.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 26,650,000 Ordinary Shares issuable upon the exercise of the Warrants. We are also registering the offer and sale, from time to time, by the Selling Securityholders of up to 173,175,500 Ordinary Shares.

We will receive up to an aggregate of approximately $306,475,000 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders from the sale of the Registered Shares will be the purchase price of the Registered Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Registered Shares covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Shares to be made directly or through agents.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. Notwithstanding the foregoing, Selling Securityholders subject to our insider trading policy, including Hok-Sum Horace Luke, Bruce Aitken, Hui-Ming Cheng, Pass Liao, Alan Pan, Ming-I Peng, Michael Splinter and Homer Sun, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our Ordinary Shares. Concurrently with the execution of the Merger Agreement, we entered into a Lock-up Agreement with certain shareholders. Pursuant to the Lock-Up Agreement, each holder agreed not to transfer the following securities during the applicable lock-up period, subject to customary exceptions: (i) any Ordinary Shares held by such shareholder immediately after the First Effective Time; (ii) any Ordinary Shares issuable upon the exercise of options or warrants to purchase Ordinary Shares held by such Gogoro shareholder immediately after the First Effective Time (along with such options or warrants themselves); (iii) any Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Ordinary Shares held by such Gogoro shareholder immediately after the First Effective Time (along with such securities themselves) and (iv) any Earnout Shares to the extent issued pursuant to the Merger Agreement ((i)-(iv), the “Locked-Up Shares”). For each Gogoro shareholder who is not a member of Gogoro’s management, the applicable lock-up period will be (i) with respect to 50% of such shareholder’s Locked-Up Shares, six months from and after April 4, 2022, and (ii) with respect to 50% of such shareholder’s Locked-Up Shares, 12 months from and after April 4, 2022. For each Gogoro shareholder who is a member of Gogoro’s management, the applicable lock-up period will be twelve months from and after April 4, 2022. The lock-up requirements will cease to apply after the date on which the closing price of the Ordinary Shares equals or exceeds $17.50 per share for any twenty trading days within any consecutive thirty trading day period after April 4, 2022.

Selling Securityholders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Selling Securityholder is deemed an “affiliate” of Poema Global immediately prior to the Second Effective Time or an “affiliate” of Gogoro following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Gogoro or Poema Global (as appropriate) and may include the executive officers, directors and significant shareholders of Gogoro or Poema Global (as appropriate).

The term “Selling Securityholders” include pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholders as a pledge, partnership or membership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

The Registered Shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Securityholders,

•

to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Registered Shares,

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions,

•	any other method permitted pursuant to applicable law, and

•	a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Shares by the Selling Securityholders.

The Registered Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any securities exchange or quotation service on which the Registered Shares may be listed or quoted at the time of sale, including the Nasdaq

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

At the time a particular offering of the Registered Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Registered Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Registered Shares by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholder will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Registered Shares under this prospectus. Further, we cannot assure you that the Selling Securityholder will not transfer, distribute, devise or gift the Registered Shares by other means not described in this prospectus. In addition, any Registered Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholder and any other person participating in the sale of the Registered Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Shares by the Selling Securityholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Shares to engage in market-making activities with respect to the particular Registered Shares being distributed. This may affect the marketability of the Registered Shares and the ability of any person or entity to engage in market-making activities with respect to the Registered Shares.

With respect to those Registered Shares being registered pursuant to the PIPE Investment or the Registration Rights Agreement we have agreed to indemnify or hold harmless the Selling Securityholders and all of their officers, directors, and agents of each, and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. Such Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Shares against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the Ordinary Shares registered hereby. With the exception of the registration fee payable to the SEC, all amounts are estimates.

Expense	Amount
SEC registration fee	$119,352	*
Printing expenses	$50,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$50,000
Miscellaneous	$25,000

Total	$478,087

*	$28,411 has been paid by applying the balance of a registration fee paid with the F-4 filed with the SEC on November 18, 2021.

LEGAL MATTERS

The legality of the Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for Gogoro by Walkers LLP. Certain legal matters relating to U.S. federal law will be passed upon for Gogoro by Wilson Sonsini Goodrich & Rosati, P.C.

EXPERTS

The consolidated financial statements of Gogoro Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus and elsewhere in the registration statement by reference to Gogoro Inc.’s Annual Report on Form 20-F for the year ended December 31, 2021, have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing. The registered business address of Deloitte & Touche is 20F, Taipei Nan Shan Plaza, No. 100, Songren Rd., Xinyi Dist., Taipei 110016, Taiwan.

The financial statements of Poema Global Holding Corp. as of December 31, 2021 and for the year ended December 31, 2021, incorporated in this Prospectus and elsewhere in this registration statement by reference to Poema Global Holding Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, has been audited by WithumSmith+Brown, PC, independent registered public accounting firm, incorporated by reference in this Prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

Gogoro is incorporated as an exempted company under the laws of the Cayman Islands. Service of process upon Gogoro and upon its directors and officers named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of Gogoro’s assets and substantially all of Gogoro’s directors and officers are located outside the United States, any judgment obtained in the United States against Gogoro or any of its directors and officers may not be collectible within the United States.

Gogoro has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against Gogoro in any U.S. federal or state court arising out of the Transactions. The address of Gogoro’s agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Gogoro has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Gogoro has also been advised by its Taiwan legal counsel that any United States judgments obtained against us will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following:

•	the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

•

if the judgment was rendered by default by the court rendering the judgment, (i) we were duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us with judicial assistance of Taiwan;

•	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and

•	judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

Gogoro has also been advised by its PRC legal counsel that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Ordinary Shares that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Shares, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.gogoro.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below (including any exhibits, except where otherwise noted):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (File No. 001-41327), filed on May 2, 2022; and

•	Poema Global Holding Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-39844), filed on March 30, 2022.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Gogoro Inc.

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.

SongShan District, Taipei City 105

Taiwan

We maintain an internet site at http://www.gogoro.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The articles of association of the Company provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Business Combination and PIPE Investment

A number of investors (the “PIPE Investors”) purchased from the Company an aggregate of 29,482,000 newly-issued shares of Ordinary Shares (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $294,820,000 (the “PIPE Investment”), each pursuant to a separate subscription agreement (each, a “Subscription Agreement”), entered into on September 16, 2021, January 18, 2022 and March 21, 2022. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the PIPE Investors with respect to their PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the Company’s business combination with Poema Global Holdings Corp. (the “Business Combination”) on April 4, 2022.

In addition to the shares issued in the PIPE Investment, in connection with the Business Combination, we assumed warrants to purchase up to a total 26,650,000 Ordinary Shares at an exercise price of $11.50 per ordinary share. 9,400,000 of these warrants (the “Private Placement Warrants”) were issued in a private placement concurrently with the closing of the initial public offering of Poema Global Holdings Corp. on January 8, 2021. The Private Placement Warrants were sold at a price of $1.00 per warrant for an aggregate purchase price of $9,400,000. Subject to certain exceptions, the private placement warrants are not transferable until the later of May 4, 2022 or the time when there is an effective registration statement registering the Ordinary Shares to be issued upon exercise of such warrants. Additionally, the private placement warrants are non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. In connection with the closing of the Business Combination on April 4, 2022, the Company entered into a registration rights agreement providing for registration rights for the shares underlying the Private Placement Warrants.

Item 8.	Exhibits and Financial Statements Schedules

(a) Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description	Filed Herewith	Incorporation by Reference
			Form	File No.	Exhibit No.	Filing Date

2.1	Agreement and Plan of Merger, dated as of September 16, 2021, by and among Gogoro Inc., Poema Global Holdings Corp., Starship Merger Sub I Limited and Starship Merger Sub II Limited.		F-4	333-261181	2.1	November 18, 2021

2.2	Plan of Merger (First Merger)		F-4	333-261181	2.2	November 18, 2021

3.1	Amended and Restated Memorandum and Articles of Association		20-F	001-41327	1.1	May 2, 2022

4.1	Specimen Ordinary Shares Certificate		F-4/A	333-261181	4.1	March 2, 2022

4.2	Specimen Warrant Certificate		F-4	333-261181	4.2	November 18, 2021

4.3	Warrant Agreement, dated as of January 5, 2021, by and between Poema Global Holdings Corp. and Continental Stock Transfer & Trust Company		F-4	333-261181	4.4	November 18, 2021

4.4	Assignment and Assumption Agreement, dated April 4, 2022, by and among Poema Global Holdings Corp., Gogoro Inc. and Continental Stock Transfer & Trust Company.		20-F	001-41327	2.5	May 2, 2022

5.1	Opinion of Walkers (Cayman) LLP as to the validity of the ordinary shares of Gogoro Inc. to be issued.		F-1	333-264619	5.1	May 2, 2022

10.1	Form of Subscription Agreement		F-4	333-261181	10.2	November 18, 2021

10.2	Sponsor Support Agreement, dated as of September 16, 2021, by and among Gogoro Inc., Poema Global Holdings Corp. and Poema Global Partners LLC.		F-4	333-261181	10.3	November 18, 2021

10.3	Form of Registration Rights Agreement		F-4	333-261181	10.4	November 18, 2021

10.4	Form of Gogoro Shareholder Lock-Up Agreement		F-4	333-261181	10.5	November 18, 2021

10.5	Form of Director and Officer Indemnification Agreement		F-4/A	333-261181	10.7	March 2, 2022

10.6+	2013 Equity Incentive Award Plan of Gogoro Inc.		F-4	333-261181	10.8	November 18, 2021

10.7+	2016 Equity Incentive Award Pan of Gogoro Inc.		F-4	333-261181	10.9	November 18, 2021

Exhibit No.	Description	Filed Herewith	Incorporation by Reference
			Form	File No.	Exhibit No.	Filing Date

10.8+	2019 Equity Incentive Award Plan of Gogoro Inc.		F-4	333-261181	10.10	November 18, 2021

10.9+	2022 Equity Incentive Plan of Gogoro Inc.		F-4/A	333-261181	10.11	March 15, 2022

10.10	Housing Lease Agreement between Taiwan Cooperative Bank and Gogoro Taiwan Ltd. dated November 30, 2017 (EN Translation).		F-4/A	333-261181	10.11	January 12, 2022

10.11#	Capital Increase Agreement between Yadea Technology Group Co., Ltd., Jiangmen Dachangjiang Group Co., Ltd., Ai Huan Huan Energy (Shanghai) Ltd. and Gogoro Network Pte. Ltd. dated November 25, 2020 (EN Translation).		F-4/A	333-261181	10.12	January 12, 2022

10.12	Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated March 28, 2019 (EN Translation).		F-4/A	333-261181	10.13	January 12, 2022

10.13	First amendment to Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Jan 14, 2020 (EN Translation).		F-4/A	333-261181	10.14	January 12, 2022

10.14	Second amendment to Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Dec 14, 2020 (EN Translation).		F-4/A	333-261181	10.15	January 12, 2022

10.15	Term Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Jan 6, 2021 (EN Translation).		F-4/A	333-261181	10.16	January 12, 2022

10.16	Term Loan Agreement of Gogoro Inc. with Mega International Commercial Bank Co. Ltd. dated Jan 6, 2021 (EN Translation).		F-4/A	333-261181	10.17	January 12, 2022

21.1	List of subsidiaries		F-4/A	333-261181	21.1	January 12, 2022

23.1	Consent of Deloitte & Touche, independent registered accounting firm for Gogoro Inc.	X

23.2	Consent of WithumSmith+Brown, PC, independent registered accounting form for Poema Global Holdings Corp	X

23.3	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1)		F-1	333-264619	5.1	May 2, 2022

24.1	Power of Attorney		F-1	333-264619	24.1	May 2, 2022

107	Filing Fee table	X

+	Indicates management contract or compensatory plan or arrangement.
#	Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan on June 8, 2022.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name:	Hok-Sum Horace Luke
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hok-Sum Horace Luke	Director and Chief Executive Officer (Principal Executive Officer)	June 8, 2022
Hok-Sum Horace Luke

/s/ Bruce Morrison Aitken	Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2022
Bruce Morrison Aitken

*	Director	June 8, 2022
Hui-Ming Cheng

*	Director	June 8, 2022
Ming-Shan Lee

*	Director	June 8, 2022
Michael R. Splinter

*	Director	June 8, 2022
Homer Sun

*	Director	June 8, 2022
Yoshihiko Yamada

*	Director	June 8, 2022
Chung-Yao Yin

*By:	/s/ Hok-Sum Horace Luke
Hok-Sum Horace Luke Attorney-in-fact

/s/ Bruce Morrison Aitken
Bruce Morrison Aitken Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Gogoro Inc., has signed this registration statement or amendment thereto in the City of New York, State of New York, on June 8, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen De Vries
Name: Colleen De Vries
Title: Sr. Vice President on behalf of Cogency Global Inc.